                                              Filed pursuant to Rule 424(b)(3)
                                                    Registration No. 333-37469

                            NATIONAL CITY BANCSHARES, INC.
                                      PROSPECTUS
                         UP TO 883,333 SHARES OF COMMON STOCK
                         -----------------------------------
                                FOURTH FIRST BANCORP.
                                   PROXY STATEMENT
                                         FOR
                           SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD DECEMBER 18, 1997



    This Prospectus/Proxy Statement relates to the proposed acquisition of Fourth First Bancorp., an Indiana corporation ("FFB"), by National City Bancshares, Inc., an Indiana corporation ("NCBE"), by means of the merger (the "Merger") of FFB with and into NCBE, pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 6, 1997, between FFB and NCBE. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

    This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of FFB to be used at the Special Meeting of Shareholders (the "Special Meeting") of FFB to be held on December 18, 1997. At the Special Meeting, holders of shares of FFB's common stock, without par value (the "FFB Common"), will be asked to consider and vote upon approval of the Merger Agreement and the transactions contemplated thereby. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof at the Special Meeting. Shareholders of FFB are entitled to dissenters' rights in connection with the Merger as described herein. See
"SPECIAL MEETING" and "THE MERGER -- Dissenters' Rights."   This
Prospectus/Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of FFB on or about November 13, 1997.

    Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of FFB Common, other than shares held by shareholders properly exercising dissenters' rights, will be converted into the right to receive shares of common stock, without par value, of NCBE (the "NCBE Common") and cash in lieu of fractional shares. Each share of FFB Common will be converted to a number of shares of NCBE Common equal to: (i) the number of shares of NCBE Common which have an aggregate Average Value (as defined in the Merger Agreement) of $26,500,000, subject to a minimum of 757,142 shares and a maximum of 883,333 shares; (ii) divided by the number of shares of FFB Common outstanding on the date of the closing of the Merger (the "Closing"). See "THE MERGER -- Conversion of FFB Common." This Prospectus/Proxy Statement also constitutes the prospectus of NCBE with respect to up to 883,333 shares of NCBE Common issuable in the Merger.


    The outstanding shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market. The last reported sale price of NCBE Common on October 31, 1997, was $45.25.


                         -----------------------------------

        THE SHARES OF NCBE COMMON HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------------

THE SHARES OF NCBE COMMON OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                         -----------------------------------


       The date of this Prospectus/Proxy Statement is November 12, 1997

    THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS RELATING TO NCBE BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO HAROLD A. MANN, SECRETARY, NATIONAL CITY BANCSHARES, INC., 227 MAIN STREET, P.O. BOX 868, EVANSVILLE, INDIANA 47705-0868 (TELEPHONE NUMBER (812) 464-9675). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 11, 1997.



                         -----------------------------------

                                  TABLE OF CONTENTS

                                                                       Page
                                                                       ----

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . 5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . 5

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    Parties to the Merger. . . . . . . . . . . . . . . . . . . . . . . . 6
    Special Meeting of FFB Shareholders. . . . . . . . . . . . . . . . . 6
    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    Summary Comparative Historical and Combined Per Share Data . . . . .10
    Stock Price Data . . . . . . . . . . . . . . . . . . . . . . . . . .11
    Comparison of Shareholder Rights . . . . . . . . . . . . . . . . . .11

SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
    Date, Time, Place and Purpose. . . . . . . . . . . . . . . . . . . .12
    Record Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
    Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . .12
    Voting and Revocation of Proxies . . . . . . . . . . . . . . . . . .12
    Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . . . .13

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
    General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
    Background of the Merger . . . . . . . . . . . . . . . . . . . . . .13
    Opinion of Financial Advisor to FFB. . . . . . . . . . . . . . . . .13
    Reasons for the Merger; Recommendation of
    FFB's Board of Directors . . . . . . . . . . . . . . . . . . . . . .17
    Closing and Effective Time . . . . . . . . . . . . . . . . . . . . .17
    Conversion of FFB Common . . . . . . . . . . . . . . . . . . . . . .18
    Procedures for Exchange of Certificates. . . . . . . . . . . . . . .18
    Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . .19
    Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . .20
    Representations and Warranties . . . . . . . . . . . . . . . . . . .21
    Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
    Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . .23
    Termination and Waiver . . . . . . . . . . . . . . . . . . . . . . .23
    No Solicitation; Fees and Expenses . . . . . . . . . . . . . . . . .23
    Certain Federal Income Tax Consequences. . . . . . . . . . . . . . .24

                                                                       Page
                                                                       ----

    Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . .25
    Resale of NCBE Common. . . . . . . . . . . . . . . . . . . . . . . .25
    Interests of Certain Persons in the Merger . . . . . . . . . . . . .26

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . .27

PRO FORMA CONDENSED CONSOLIDATED
    COMBINED FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . .30

COMPARATIVE STOCK PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . .37

INFORMATION CONCERNING NCBE. . . . . . . . . . . . . . . . . . . . . . .39
    Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
    Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . .39
    Security Ownership of Certain Beneficial Owners
        and Management . . . . . . . . . . . . . . . . . . . . . . . . .40

INFORMATION CONCERNING FFB . . . . . . . . . . . . . . . . . . . . . . .41
    Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
    Selected Financial Data of FFB . . . . . . . . . . . . . . . . . . .41
    Management's Discussion and Analysis of
        Financial Condition and Results of Operations. . . . . . . . . .43
    Security Ownership of Certain Beneficial Owners
    and Management . . . . . . . . . . . . . . . . . . . . . . . . . . .62

DESCRIPTION OF NCBE CAPITAL STOCK. . . . . . . . . . . . . . . . . . . .64
    Authorized Shares. . . . . . . . . . . . . . . . . . . . . . . . . .64
    Dividends, Voting, Liquidation and Other Rights. . . . . . . . . . .64
    Certain Provisions of Articles of Incorporation and By-laws. . . . .64
    Certain Provisions of the IBCL . . . . . . . . . . . . . . . . . . .65
    Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .65

COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . . . . . . .65
    Classified Board of Directors. . . . . . . . . . . . . . . . . . . .65
    Business Combinations Not Involving
    an Interested Shareholder. . . . . . . . . . . . . . . . . . . . . .65
    Business Combinations Involving an
    Interested Shareholder . . . . . . . . . . . . . . . . . . . . . . .65
    Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . .66
    Amendments to Articles of Incorporation. . . . . . . . . . . . . . .66
    Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . .66
    Special Meetings of Shareholders . . . . . . . . . . . . . . . . . .67
    Control Share Acquisitions . . . . . . . . . . . . . . . . . . . . .67

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .68

INDEX TO FFB FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . F-1

                                                                       Page
                                                                       ----

APPENDIX A -  Agreement and Plan of Merger dated as of August 6,
              1997 between National City Bancshares, Inc. and
              Fourth First Bancorp.. . . . . . . . . . . . . . . . . . A-1

APPENDIX B -  Fairness Opinion of Professional Bank Services, Inc. . . B-1

APPENDIX C -  Excerpts of the Indiana Business Corporation Law
              (Dissenters' Rights) . . . . . . . . . . . . . . . . . . C-1



NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NCBE OR FFB. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                AVAILABLE INFORMATION

    NCBE is subject to the informational requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, the NCBE Common is included in the Nasdaq National Market and reports, proxy statements and other information concerning NCBE are available for inspection at the office of the National Association of Securities Dealers, Inc., at 1735 K Street, Washington, D.C. 20006.

    NCBE has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the NCBE Common to be issued pursuant to the Merger described herein. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement or in any document incorporated in this Prospectus/Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by NCBE (File No. 0-13585) pursuant to the Exchange Act are incorporated by reference in this Prospectus/Proxy Statement:

     1.   NCBE's Annual Report on Form 10-K for the year ended December 31,
          1996;


     2. NCBE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;



     3.   NCBE's Current Report on Form 8-K filed on October 21, 1997; and



     4. The description of the NCBE Common contained in the Registration Statement on Form 8-A under the Exchange Act, filed with the Commission on May 13, 1985, including any amendments or reports filed for the purpose of updating such description.


     All documents and reports filed by NCBE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                                       SUMMARY

     The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Prospectus/Proxy Statement, the Appendices hereto and the documents referred to herein. All information contained in this Prospectus/Proxy Statement relating to NCBE and its subsidiaries has been supplied by NCBE and all information relating to FFB and its subsidiary has been supplied by FFB. Shareholders are urged to read this Prospectus/Proxy Statement and the Appendices hereto in their entirety. Unless indicated otherwise, the computation of the number of shares of NCBE Common does not reflect any adjustment for the 5% stock dividend payable on December 8, 1997 to holders of NCBE Common at the close of business on November 24, 1997.

                                PARTIES TO THE MERGER

NCBE

     National City Bancshares, Inc. is a bank holding company headquartered in Evansville, Indiana. As of June 30, 1997, NCBE had consolidated assets of $1.1 billion, deposits of $861.5 million, net loans of $777.5 million and shareholders' equity of $117.3 million. NCBE currently has 11 financial institution subsidiaries which serve 27 communities from 36 locations. NCBE's subsidiaries provide a wide range of banking services in the tri-state area of Southwestern Indiana, Western Kentucky and Southeastern Illinois.

     NCBE is an Indiana corporation. Its principal offices are located at 227 Main Street, P.O. Box 868, Evansville, Indiana 47705-0868 (telephone number
(812) 464-9677).

FFB

     Fourth First Bancorp. is a one-bank holding company headquartered in Huntingburg, Indiana. As of June 30, 1997, FFB, together with its banking subsidiary, First Bank of Huntingburg ("First Bank"), an Indiana banking corporation, had total assets of $105.8 million, total net loans of $80.6 million, total deposits of $90.4 million, and total shareholders' equity of $12.5 million. First Bank has three banking offices, two in Huntingburg, and one in Ferdinand, Indiana.

     FFB is an Indiana corporation. Its principal offices are located at Fourth and Main Streets, Huntingburg, Indiana 47542 (telephone number (812) 683-2515).

                         SPECIAL MEETING OF FFB SHAREHOLDERS

DATE, TIME, PLACE AND PURPOSE


     The Special Meeting of FFB shareholders will be held at the office of First Bank located at Fourth and Main Streets, Huntingburg, Indiana on December 18, 1997, at 2:00 p.m., local time to consider and vote to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached hereto as Appendix A.


RECORD DATE; VOTE REQUIRED


     The record date (the "Record Date") for the Special Meeting is October 31, 1997. There were 142,738 shares of FFB Common outstanding on the Record Date.


     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of FFB Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of FFB Common or 71,370 shares is required to adopt the Merger Agreement and the transactions contemplated thereby.

SECURITY OWNERSHIP OF FFB MANAGEMENT

     As of the close of business on the Record Date, the directors and executive officers of FFB beneficially owned 60,399 shares of FFB Common, or 42.3%, of all outstanding shares.

                                      THE MERGER

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A hereto and incorporated by reference herein.

EFFECTIVE TIME OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Indiana Business Corporation Law (the "IBCL"), the Merger will become effective at the hour and on the date (the "Effective Time") specified in the Articles of Merger to be filed with the Secretary of State of Indiana following the closing (the "Closing") of the Merger. At the Effective Time, FFB will merge with and into NCBE, and NCBE will be the surviving corporation in the Merger and the separate corporate existence of FFB will terminate.

OPINION OF FINANCIAL ADVISOR TO FFB

     FFB engaged Professional Bank Services, Inc. ("PBS") to advise FFB's Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by NCBE in the Merger. PBS delivered a Fairness Opinion to the Board of Directors on August 6, 1997. PBS has updated the Fairness Opinion as of the date of this Prospectus/Proxy Statement. A copy of the PBS Fairness Opinion is attached as Appendix B hereto. For a description of the analysis performed by PBS in connection with the Fairness Opinion, see "THE MERGER -- Opinion of Financial Advisor to FFB."

REASONS FOR THE MERGER AND RECOMMENDATION OF BOARD OF DIRECTORS

     In considering the Merger, the Board of Directors of FFB collected and evaluated a variety of economic, financial and market information regarding NCBE and its subsidiaries, their respective businesses and NCBE's reputation and future prospects. In the opinion of the Board of Directors of FFB, favorable factors included NCBE's strong earnings and stock performance, its management, the compatibility of its markets to those of FFB and the attractiveness of NCBE's offer from a financial perspective. Consideration was further given to the potential benefits of ownership of NCBE Common, which is traded on the Nasdaq National Market, as compared to FFB Common, which has no established public trading market. In addition, the Board considered the opinion of PBS, the financial advisor to FFB, indicating that the consideration to be received by FFB's shareholders under the Merger Agreement is fair from a financial perspective. The Board of Directors believes that the Merger will have a positive, long-term impact on First Bank's customers and employees and the communities served by First Bank.

     THE BOARD OF DIRECTORS OF FFB UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     For a discussion of the background of the Merger and the factors considered by the Board of Directors of FFB in reaching its decision to approve the Merger Agreement, see "THE MERGER -- Background of the Merger" and "-- Reasons for the Merger; Recommendation of FFB's Board of Directors."

CONVERSION OF FFB COMMON

     As a result of the Merger, each share of FFB Common issued and outstanding immediately prior to the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under the IBCL, will be converted into the right to receive the number of shares of NCBE Common specified in the Merger Agreement and cash in lieu of fractional shares (collectively the "Merger Consideration"). The Merger Agreement provides that each share of FFB Common will be converted into the right to receive that number of shares of NCBE Common equal to: (i) the number of shares of NCBE Common having an aggregate Average Value of $26,500,000, subject to a minimum of 757,142 shares and a maximum of 883,333 shares; (ii) divided by the number of outstanding shares of FFB Common outstanding as of the Closing. The Merger Agreement defines the Average Value of the NCBE Common as the average of the weighted average trading prices (excluding trades by NCBE and its subsidiaries) of a share of NCBE Common as reported by the Nasdaq National Market for the 10 trading days on which NCBE Common is traded ended 3 days prior to the Closing; however, the Average Value used for computing the number of shares of NCBE Common in the Merger Consideration may not be less than $30.00 per share or more than $35.00 per share. See "THE MERGER -- Conversion of FFB Common".

     No fractional shares of NCBE Common will be issued in the Merger and, in lieu thereof and as part of the Merger Consideration, each holder of shares of FFB Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of FFB Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the Average Value.


     Based upon the number of shares of FFB Common currently outstanding, each share of FFB Common will be converted into the right to receive not less than
5.3044 and not more than 6.1885 shares of NCBE Common. It is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual number of shares of NCBE Common into which each share of FFB Common will be converted. Assuming, however, for purposes of illustration, that the Closing occurred on October 31, 1997, each share of FFB Common would have been converted into
5.3044 shares of NCBE Common.



     The Merger Agreement further provides that, if, prior to the determination of the Average Value, the shares of NCBE Common are changed as the result of a stock dividend, the Average Value and minimum and maximum number of shares of NCBE Common to be issued will be adjusted appropriately. On October 22, 1997, NCBE declared a 5% stock dividend payable on December 8, 1997 to holders of NCBE Common as of November 24, 1997. Accordingly, giving effect to the stock dividend, the minimum and maximum numbers of shares of NCBE Common to be issued in the Merger will be 794,999 and 927,500 respectively.


     For information on how shareholders of FFB will be able to exchange certificates representing shares of FFB Common for certificates representing shares of NCBE Common after the Effective Time, see "THE MERGER -- Procedures for Exchange of Certificates."

CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The Merger Agreement contains various customary representations and warranties of the parties and covenants that the parties will take or refrain from taking certain actions prior to the Effective Time. See "THE MERGER -- Representations and Warranties" and "-- Covenants."

     In addition to the approval of FFB shareholders, the obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions. The obligations of NCBE are further conditioned upon, among other things, (i) the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of FFB or First Bank; (ii) the receipt of opinions of counsel to FFB as to certain matters relating to FFB and the Merger; and (iii) the determination by NCBE, after consultation with its independent auditors, that the Merger may be accounted for using the "pooling of interests" method. The obligations of FFB are further conditioned upon, among other things, (i) the receipt of opinions of counsel to NCBE as to certain matters relating to NCBE and the Merger; (ii) the receipt of opinions of its counsel as to the treatment of the Merger as a tax-free reorganization; and (iii) the receipt, as of the date of mailing this Prospectus/Proxy Statement, of an opinion from PBS to the effect that the Merger is fair, from a financial viewpoint, to the FFB shareholders.

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the FFB shareholders: (i) by mutual consent of FFB and NCBE; (ii) by FFB, if any of the conditions to its obligation to consummate the Merger have not been satisfied by February 28, 1998; or (iii) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by February 28, 1998. See "THE MERGER -- Termination and Waiver."

     In the Merger Agreement, FFB has agreed not to solicit or conduct negotiations or discussions with third parties regarding an acquisition of FFB or First Bank except where such actions are required by fiduciary duties of the FFB Board of Directors. See "THE MERGER -- No Solicitation; Fees and Expenses."

REGULATORY APPROVALS


     The Merger has been approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended, and the Indiana Department of Financial Institutions (the "DFI") under the Indiana Financial Institutions Act. See "THE MERGER -- Regulatory Approvals."


ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The qualification of the Merger for pooling of interests accounting is a condition to NCBE's obligation to consummate the Merger. If such condition is not met, the Merger will not be consummated unless the condition is waived by NCBE. See "THE MERGER -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Krieg DeVault Alexander & Capehart, counsel to FFB, has delivered its opinion that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement and conditioned upon the accuracy of certain representations made by NCBE, FFB and certain shareholders of FFB, the Merger will constitute a "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized by the holders of shares of FFB Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares and by shareholders properly exercising their dissenters' rights).

EACH SHAREHOLDER OF FFB SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS. SEE "THE MERGER -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

DISSENTERS' RIGHTS

     The rights of dissenting shareholders of FFB are governed by the IBCL. Under the IBCL, the applicable portions of which are attached hereto as Appendix B, a shareholder is entitled to receive, in cash, the fair value of his or her shares of FFB Common. If holders of more than approximately 9% of the outstanding shares of FFB Common should properly exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes, which qualification is a condition to the obligation of NCBE to proceed with the Merger. See "THE MERGER -- Dissenters' Rights."

            SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA
                                     (Unaudited)

     The following summary presents, for the periods indicated, selected comparative historical, pro forma combined and pro forma equivalent unaudited per share data for NCBE and FFB. The pro forma amounts assume that the Merger had been effective during the periods presented and had been accounted for under the pooling of interests method of accounting. For a description of the pooling of interests method of accounting, see "THE MERGER -- Accounting Treatment."

     The data presented is not necessarily indicative of the results of the future operation of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

     The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SELECTED FINANCIAL DATA," "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS," "INFORMATION CONCERNING FFB" and "INDEX TO FFB FINANCIAL STATEMENTS."





                                                    SIX MONTHS
                                                  ENDED JUNE 30,                   YEAR ENDED DECEMBER 31,
                                             ----------------------           ----------------------------------
                                                1997           1996           1996           1995           1994
                                                ----           ----           ----           ----           ----
Net income per common share:
Historical:
     NCBE:
          Primary                               $0.94          $0.80          $1.59          $1.34          $0.99
          Fully diluted                          0.94           0.80           1.59           1.34           0.99
     FFB                                         4.51           4.52           8.76           9.00           7.52
Pro forma combined per NCBE share                0.94           0.81           1.60           1.36           1.02
Equivalent pro forma per FFB share (1)           4.99           4.30           8.49           7.21           5.41
Dividends per common share
Historical:
     NCBE:
          Primary                                0.32           0.27           0.58           0.42           0.42
          Fully diluted                          0.32           0.27           0.58           0.42           0.42
     FFB                                         1.30           2.60           3.90           2.52           1.40
Pro forma combined per NCBE share                0.31           0.29           0.59           0.42           0.38
Equivalent pro forma per FFB share (1)           1.64           1.54           3.13           2.17           1.99
Book value per common share:
Historical:
     NCBE:
          Primary                               12.70          12.09          12.48          12.10          10.81
          Fully diluted                         12.70          12.09          12.48          12.10          10.81
     FFB                                        87.33          80.40          83.95          79.13          70.87
Pro forma combined per NCBE share               12.99          12.88          12.72          12.30          10.99
Equivalent pro forma per FFB share (1)          68.90          68.32          67.47          65.24          58.30





------------
(1) Equivalent pro forma per share data represents the pro forma per share data for NCBE multiplied by the minimum number of shares of NCBE Common to be issued in the Merger for each share of FFB Common (5.3044).

                                   STOCK PRICE DATA

    The following table sets forth as of June 2, 1997 (the last trading day before the public announcement of the proposed Merger), the last sale price per share for the NCBE Common and the pro forma equivalent for a share of FFB Common. There is no public trading market for the FFB Common. See "COMPARATIVE STOCK PRICES AND DIVIDENDS."

                                                           PRO FORMA
                             NCBE                          FFB COMMON
                             COMMON         FFB COMMON     EQUIVALENT
                             ------         ----------     ----------
    Price Per Share
    (as of June 2, 1997)       $37.25           N/A         $197.59*

------------
*Assumes that each share of FFB Common is converted into 5.3044 shares of NCBE Common.


                           COMPARISON OF SHAREHOLDER RIGHTS

    Although FFB and NCBE are each Indiana corporations, the rights of the shareholders of FFB who receive shares of NCBE Common in the Merger will be governed by the Articles of Incorporation and Bylaws of NCBE which differ, in
several respects, from those of FFB.   As a result, there are material
differences between the rights of the holders of the FFB Common and the NCBE Common, including cumulative voting on election of directors, classification of the Board of Directors into three classes, and shareholder votes required to approve certain business contributions. See "COMPARISON OF SHAREHOLDER RIGHTS."

                                   SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE


    This Prospectus/Proxy Statement is being furnished to shareholders of FFB in connection with the solicitation of proxies by the Board of Directors of FFB for use at the Special Meeting to be held at the office of First Bank located at Fourth and Main Streets, Huntingburg, Indiana, on December 18, 1997, at 2:00 p.m., local time, and at any adjournment or postponement thereof.


    At the Special Meeting, the shareholders of FFB will be asked to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger of FFB with and into NCBE.

    This Prospectus/Proxy Statement, the attached Notice of Special Meeting and the Proxy Card are first being sent to shareholders of FFB on or about November 13, 1997.

RECORD DATE


    The Board of Directors of FFB has fixed October 31, 1997, as the Record
Date for the determination of shareholders of FFB to receive notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 142,738 shares of FFB Common issued and outstanding. Only holders of shares of FFB Common of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. No shares of FFB Common can be voted at the Special Meeting, unless the record holder is present in person or represented by proxy at the Special Meeting.


VOTE REQUIRED

    The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of FFB Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of FFB Common or 71,370 shares is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Each holder of FFB Common is entitled to one vote per share of FFB Common held at the close of business on the Record Date.

VOTING AND REVOCATION OF PROXIES

    Proxies for use at the Special Meeting accompany this Prospectus/Proxy Statement. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of FFB Common represented by a proxy properly signed and returned to FFB at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of FFB Common represented by such proxy will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof on the matters to be considered at the Special Meeting by filing with the Secretary of FFB a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of FFB proxies should be addressed to Fourth First Bancorp., Fourth and Main Streets, Huntingburg, Indiana 47542, Attention: Secretary. A holder of FFB Common who previously signed and returned a proxy and who elects to attend the Special Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of FFB at the Special Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

    FFB intends to count holders of shares of FFB Common present in person at the Special Meeting but not voting, and holders of shares of FFB Common for which FFB has received proxies but with respect to which holders of shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers, if any, who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, without specific instructions from such customers. Since the affirmative vote of the holders of at least a majority of the issued and outstanding shares of FFB Common entitled to vote at the close of business on the Record Date is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, such non-voting shares and abstentions and the failure of such customers to provide specific instructions with respect to their shares of FFB Common will have the effect of a vote against the approval of the Merger Agreement.

SOLICITATION OF PROXIES

    In addition to solicitation of proxies from shareholders of FFB Common by use of the mail, proxies also may be solicited personally or by telephone by directors, officers and employees of FFB, who will not be specifically compensated for such services.

    NCBE has agreed to bear the entire cost of printing this Prospectus/Proxy Statement and all filing fees paid to the Commission and other regulatory filing fees incurred in connection with the Merger.


                                      THE MERGER

GENERAL

    This section of the Prospectus/Proxy Statement describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following information is qualified in its entirety by reference to the other information contained elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the Disclosure Schedule thereto) is attached hereto as Appendix A and is incorporated by reference herein and reference is made thereto for a complete description of the terms of the Merge. Shareholders of FFB are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

         In considering the Merger, the Board of Directors of FFB collected and evaluated a variety of economic, financial and market information regarding NCBE and its subsidiaries, their respective businesses and NCBE's reputation and future prospects. In the opinion of the Board of Directors of FFB, favorable factors included NCBE's strong earnings and stock performance, its management, the compatibility of its markets to those of FFB and the attractiveness of NCBE's offer from a financial perspective. Consideration was further given to the potential benefits of ownership of NCBE Common, which is traded on the Nasdaq National Market, as compared to FFB Common, which has no established public trading market. In addition, the Board considered the opinion of Professional Bank Services, Inc. ("PBS"), the financial advisor to FFB, indicating that the consideration to be received by FFB's shareholders under the Merger Agreement is fair from a financial perspective. The Board of Directors believes that the Merger will have a positive, long-term impact on First Bank's customers and employees and the communities served by First Bank.

OPINION OF FINANCIAL ADVISOR TO FFB

    PBS was engaged by FFB to advise FFB's Board of Directors as to the fairness of the Merger Consideration, from a financial perspective, to be paid by NCBE to FFB shareholders.

    PBS is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in FFB or NCBE. PBS was selected to advise FFB's Board of Directors based upon their familiarity with Indiana financial institutions and knowledge of the banking industry as a whole.

    PBS performed certain analyses described herein and presented the range of values for FFB resulting from such analyses to the Board of Directors of FFB in connection with its advice as to the fairness of the Merger Consideration.

    A Fairness Opinion of PBS was delivered to the Board of Directors of FFB on August 6, 1997, at a regular meeting of the Board of Directors and has been updated as of the date of this Prospectus/Proxy Statement. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix B to this Prospectus/Proxy Statement and should be read in its entirety.

    In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to FFB and NCBE. PBS considered certain financial and stock market data of FFB and NCBE, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the states of Indiana, Illinois and Kentucky that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal
of the assets of FFB or NCBE.   PBS took into consideration the results of FFB's
solicitation of indications of interest from other financial institutions concerning their interest in a possible affiliation with FFB. PBS reviewed the correspondence and information from interested financial institutions which were contacted. PBS reviewed all offers received by FFB.

    As part of preparing the Fairness Opinion, PBS performed a due diligence review of NCBE. As part of the due diligence, PBS reviewed the following items: minutes of the Board of Directors meetings from January 17, 1996 through May 21, 1997; reports filed with the Commission by NCBE on Forms 10-K, 8-K and 10-Q for the year ending December 31, 1994, 1995 and 1996 and year-to-date 1997; reports of independent auditors and management letters and response thereto, for the year ending December 31, 1996; the most recent analysis and calculation of allowance for loan and lease losses for each subsidiary bank; internal loan review reports; investment portfolio activity reports; asset quality reports; Uniform Holding Company Report for NCBE as of December 31, 1996 and March 31, 1997; March 31, 1997 reports of Condition and Income and Uniform Bank or Thrift Performance Reports for each subsidiary bank; and discussion of pending litigation and other issues with senior management of NCBE.

    PBS reviewed and analyzed the historical performance of FFB and First Bank contained in: audited Annual Reports and financial statements dated December 1995 and 1996 of FFB; December 31, 1996, March 31, 1997 and June 30, 1997
Consolidated Reports of Condition and Income filed by First Bank with the FDIC; June 30, 1997 FR Y-9SP Parent Company Only financial statements filed by FFB with the Federal Reserve Board; and March 31, 1997 Uniform Bank Performance Report of First Bank. PBS also reviewed the historical trading activity of FFB Common and the premises and other fixed assets of First Bank. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

    In connection with rendering the Fairness Opinion and preparing its written and oral personation to FFB's Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness

Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analysis must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analysis and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analysis, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond FFB's or NCBE's control. The analysis performed by PBS is not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analysis. In addition, analysis relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

    ACQUISITION COMPARISON ANALYSIS: In performing this analysis, PBS reviewed all bank acquisition transactions in the states of Indiana, Illinois and Kentucky (the "Regional Area") since 1990. There were 306 bank acquisition transactions in the Regional Area announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Regional Area bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of FFB. In addition to reviewing recent Regional Area bank transactions, PBS performed separate comparable analysis for acquisitions of bank which, like FFB, had an equity-to-asset ratio between 11.00% and 12.00%, had total assets between $90.0 and $110.0 million, had a return on average assets ("ROAA") between 1.20% and 1.30%, were located in the state of Indiana, and bank transactions effected in the Regional Area since January 1, 1996. In addition, median values for the 306 Regional Area acquisitions expressed as multiples of both book value and earnings were 1.65 and 14.98, respectively. The median multiples of book value and earnings for acquisitions of Regional Area banks which, like FFB, had an equity-to-asset ratio between 11.00% and 12.00% were 1.53 and 14.03, respectively. For acquisitions of Regional Area banks with assets between $90.0 and $110.0 million the median multiples were 1.84 and 16.73. Regional Area acquisitions of banks with a ROAA between 1.20% and 1.30%, the median multiples were 1.64 and 16.59, respectively. The median multiples of book value and earnings for acquisitions of banks located in the state of Indiana were 1.69 and 17.21, respectively. For bank acquisitions in the Regional Area since January 1, 1996, the median multiples of book value and earnings were 1.75 and 15.22.

    In the proposed transaction, FFB shareholders will receive between 757,142 shares of NCBE Common, when NCBE Common is trading at $35.00 per share or greater, and 883,333, when NCBE Common is trading at $30.00 per share or less, for all 142,738 shares of FFB Common outstanding, as further defined in the Merger Agreement. On August 1, 1997 the average of the bid/ask price for NCBE Common on the Nasdaq National Market was $42.875 per share. Using this average price of $42.875 per NCBE Common, the per share value to be received by FFB shareholders would equal $227.43 per share of FFB Common or an aggregate value of $32,462,463 which represents a multiple of FFB's June 30, 1997 book value and a multiple of FFB's June 30, 1997 annualized earnings of 2.61 and 25.24 respectively.

    The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Regional Area comparable group. Compared to all Regional Area bank transactions, the acquisition value ranked in the 97th percentile as a multiple of book value and in the 92nd percentile as a multiple of earnings. Compared to Regional Area bank transactions where the acquired institution had an equity-to-asset ratio between 11.00% and 12.00%, the acquisition value ranked in the 100th percentile as a multiple of book value and the 91st percentile as a multiple of earnings. For Regional Area bank acquisitions where the acquired institution had between $90.0 and $110.0 million in assets, the acquisition value ranked in the 94th percentile as both a
multiple of book value and a multiple  of earnings.   For Regional Area bank
transactions where the acquired institution had a ROAA between 1.20% and 1.30%, the acquisition value ranked in the 97th percentile as a multiple of book value and the 95th percentile as a multiple of earnings. For bank transactions in the state of Indiana, the acquisition value ranked in the 100th percentile as a multiple of book value and in the 85th percentile as a multiple of earnings.
For Regional Area transactions effected since January 1, 1996, the acquisition value ranked in the 100th percentile as a multiple of book value and in the 89th percentile as a multiple of earnings.

    ADJUSTED NET ASSET VALUE ANALYSIS: PBS reviewed FFB's balance sheet data to determine the amount of material adjustments required to the stockholders' equity of FFB based on differences between the market value of FFB's assets and their value reflected on FFB's financial statements. PBS determined that three adjustments were warranted. Equity was increased $108,000 to reflect the after tax appreciation of FFB's held to maturity securities portfolio. Equity was reduced by $9,000 to reflect goodwill on FFB's balance sheet. PBS also valued non-interest bearing demand deposits at approximately $2,494,000. The aggregate adjusted net asset value of FFB was determined to be $15,051,000 or $105.45 per FFB Common share.

    DISCOUNTED EARNINGS ANALYSIS: A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of FFB was determined by adding (i) the present value of estimated future dividend streams that FFB could generate over a five-year period and (ii) the present value of the "terminal value" of FFB's earnings at the end of the fifth year. The "terminal value" of the FFB earnings at the end of the five-year period was determined by applying a multiple of 17.21 times the projected terminal year's earnings. The 17.21 multiple represents the median price paid as a multiple of earnings for all bank transactions in the state of Indiana since 1990.

    Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of FFB Common. The aggregate value of FFB, determined by adding the present value of the total cash flows was $22,748,000 or $159.37 per share. In addition, using the five-year projection as a base, the twenty-year projection was prepared assuming that an annual growth rate of 5% and a consistent return on assets of 1.50% would remain in effect for the entire period, beginning in year five. Dividends were assumed to increase from 50% of income in years one through five to 70% of income for years six through twenty. This long-term projection results in an aggregate value of $17,963,000 or $125.85 per FFB Common share.

    SPECIFIC ACQUISITION ANALYSIS: PBS valued FFB based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in aggregate $18,220,000, or $127.65 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on funding cost of 7.5% adjusted for taxes, amortization of the acquisition premium over 15 years and a June 30, 1997 annualized earnings level of $1,286,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis, an acquiring institution would pay in aggregate $19,754,000 or $138.39 per FFB Common share.

    The Fairness Opinion is directed only to the question of whether the Merger Consideration to be received by FFB shareholders is fair and equitable from a financial perspective and does not constitute a recommendation to any FFB shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by FFB.

    Based on the results of the various analyses described above, PBS concluded that the Merger Consideration to be received by FFB shareholders is fair and equitable from a financial perspective to FFB shareholders.

    PBS will receive fees in the amount of $25,000 for all services performed in connection with the sale of FFB and the rendering of the Fairness Opinion. In addition, FFB has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of FFB.

REASONS FOR THE MERGER; RECOMMENDATION OF FFB'S BOARD OF DIRECTORS

    Among other items considered by the Board of Directors in evaluating whether to remain independent or whether to pursue a merger with NCBE were the prospects of FFB and NCBE, as separate institutions and as combined; the compatibility of NCBE's subsidiary banks' markets to First Bank's market; the anticipated tax-free nature of the Merger to the shareholders of FFB receiving solely NCBE Common in exchange for their shares of FFB Common; the possibility of increased liquidity through ownership of NCBE Common as compared to FFB Common because NCBE Common is traded on the Nasdaq National Market; the timeliness of a merger given the state of the economy and the stock markets as well as anticipated trends in both; regulatory requirements; relevant price information involving recent comparable bank acquisitions which occurred in the midwestern United States; the provisions of the Merger Agreement relating to the future operation of First Bank as a subsidiary of NCBE; and an analysis of alternatives to FFB merging with NCBE, including other potential acquirors. In addition, the Board of Directors considered the opinion of PBS indicating that the consideration to be received by FFB's shareholders under the Merger Agreement is fair from a financial perspective.

    The Board of Directors of FFB also considered the impact of the Merger on FFB's and First Bank's customers and employees and the communities served by First Bank. NCBE's historical practice of retaining employees of acquired institutions with competitive salary and benefit programs was also considered, as was the opportunity for training, education, growth and advancement of First Bank's employees within NCBE or one of its subsidiaries. The Board of Directors of FFB examined NCBE's continuing commitment to the communities served by the institutions previously acquired by NCBE. Further from the standpoint of First Bank's customers, it was anticipated that more products and services would become available because of NCBE's greater resources.

    Based upon the foregoing factors, the Board of Directors of FFB concluded that it was advantageous to merge with NCBE. The importance of the various factors relative to one another cannot be precisely determined or measured.

    THE BOARD OF DIRECTORS OF FFB UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FFB COMMON VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    Certain members of the management and Board of Directors of FFB have interests in the Merger that are in addition to the interests of shareholders of FFB generally. See "-- Interests of Certain Persons in the Merger."

CLOSING AND EFFECTIVE TIME

    The Merger Agreement provides that, unless otherwise agreed and assuming all conditions have been satisfied or waived, the closing of the Merger (the "Closing") will be held on the date fixed by agreement of NCBE and FFB as soon as practicable following the date on which all required approvals are received and any required waiting periods have expired.

    If the Merger Agreement is approved by the requisite vote of FFB shareholders, all other conditions of the Merger Agreement are satisfied or waived and the Closing is held, the Merger will become effective at the date and time (the "Effective Time") specified in the Articles of Merger to be filed with the Secretary of State of Indiana. It is presently contemplated that the Effective Time will occur during the fourth calendar quarter of 1997. The Merger Agreement may be terminated by either party if, among other things, the Closing does not occur on or before February 28, 1998. See "--Termination and Waiver."

CONVERSION OF FFB COMMON

    As a result of the Merger, each share of FFB Common issued and outstanding immediately prior to the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under the IBCL, will be converted into the right to receive the number of shares of NCBE Common specified in the Merger Agreement and cash in lieu of fractional shares of NCBE Common. The Merger Agreement provides that each eligible share of FFB Common will be converted into the right to receive a number of shares of NCBE Common equal to:
(i) the number of shares of NCBE Common having an aggregate Average Value of $26,500,000, subject to a minimum of 757,142 shares and a maximum of 883,333 shares; (ii) divided by the number of outstanding shares of FFB Common outstanding as of the Closing. The Merger Agreement defines the Average Value of the NCBE Common as the average of the weighted average trading prices (excluding trades by NCBE and its subsidiaries) of a share of NCBE Common as reported by the Nasdaq National Market for the 10 trading days on which NCBE Common is traded ended 3 days prior to the Closing; however, the Average Value used for computing the number of shares of NCBE Common in the Merger Consideration may not be less than $30.00 per share or more than $35.00 per share.


    The Merger Agreement further provides that, if, prior to the determination of the Average Value, the shares of NCBE Common are changed as the result of a stock dividend, the Average Value and minimum and maximum number of shares of NCBE Common to be issued will be adjusted appropriately. On October 22, 1997, NCBE declared a 5% stock dividend payable on December 8, 1997 to holders of NCBE Common as of November 24, 1997. Accordingly, giving effect to the effect to the stock dividend, the minimum and maximum numbers of shares of NCBE Common to be issued in the Merger will be 794,999 and 927,500, respectively.


    No fractional shares of NCBE Common will be issued in the Merger and, in lieu thereof and as part of the Merger Consideration, holders of shares of FFB Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of FFB Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the Average Value.


    Based upon the number of shares of FFB Common expected to be outstanding as of the Closing, each share of FFB Common will be converted into the right to receive not less than 5.3044 (5.5696 after the stock dividend) and not more than 6.1885 (6.4979 after the stock dividend) shares of NCBE Common. It is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual number of shares of NCBE Common into which each share of FFB Common will be converted. Assuming, however, for purposes of illustration, that the Closing occurred on October 31, 1997 , each share of FFB Common then outstanding would have been converted into 5.3044 shares of NCBE Common.


PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of FFB Common into NCBE Common (other than any shares as to which dissenters' rights are properly exercised; see "-- Dissenters' Rights") will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of FFB Common which may be exchanged for shares of NCBE Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of NCBE Common.

    Within twenty (20) business days after the Effective Time, The National
City Bank of Evansville, the exchange agent in the Merger (the "Exchange Agent"), will send a transmittal letter and instructions to each record holder of certificates for FFB Common whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of NCBE Common such holder is entitled to receive pursuant to the Merger, of the amount of cash such holder is due in lieu of a fractional share of NCBE Common, and of the procedures for surrendering such certificates in exchange for a certificate for the number of whole shares of NCBE Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for FFB Common will pass, only upon proper delivery of the certificates for FFB Common to the Exchange Agent and will be in such form and have such other provisions as NCBE may reasonably specify. After the receipt by the Exchange Agent of a holder's certificates for FFB Common, together with a letter of transmittal duly executed and any other required documents, the Exchange Agent will deliver to such holder the Merger Consideration such holder is entitled to receive under the Merger Agreement. SHAREHOLDERS OF FFB ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of NCBE Common into which FFB Common will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the certificates for FFB Common are surrendered, together with a letter of transmittal duly executed and any other required documents, dividends on the shares of NCBE Common issuable with respect to such FFB Common which would otherwise be payable will not be delivered to the holders of such certificates and, in such case, upon surrender of the certificates for FFB Common, together with a letter of transmittal duly executed and any other required documents, there will be delivered any dividends on such shares of NCBE Common which became payable between the Effective Time and the time of such surrender. No interest on any such dividends will accrue or be paid.

    If a certificate for FFB Common has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of an affidavit as to such loss, theft or destruction and, if required by NCBE, the posting of a bond in an amount reasonably determined by NCBE.

REGULATORY APPROVALS

    NCBE agreed, in the Merger Agreement, to file all regulatory applications to obtain the requisite regulatory approvals for the Merger. The Merger cannot proceed in the absence of such regulatory approvals.


    NCBE filed an application with the Federal Reserve Board seeking approval of the Merger on September 12, 1997 and an application with the DFI on September 22, 1997. The Federal Reserve Board approved the Merger on October 9, 1997. The DFI approved the Merger on November 13, 1997.




    The Merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the Department of Justice ("DOJ") may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal

Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the effect of the Merger on competition differently than the Federal Reserve Board and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Merger.

DISSENTERS' RIGHTS

    The rights of FFB shareholders who choose to dissent from the Merger are governed by the provisions of the IBCL. The IBCL provisions relating to dissenters' rights (Ind. Code Sections 23-1-44-1--20) are attached hereto as Appendix C.

    Any shareholder who wishes to assert dissenters' rights must deliver to FFB a written notice indicting that shareholder's intent to demand payment for his or her shares. This notice should be addressed to Fourth First Bancorp., P.O. Box 128, Huntingburg, Indiana 47542-0128. The shareholder's notice must be delivered to FFB before the vote is taken at the special meeting and the shareholder must not vote in favor of the proposed Merger. Shareholders who wish to exercise dissenters' rights must exercise them as to all shares they own. Shareholders who own shares beneficially but not of record must, in addition to the other requirements described herein, submit to FFB the consent of the record holder of such shares no later than the time dissenters' rights are asserted. Any shareholder who fails to deliver the shareholder's notice or votes in favor of the proposed Merger will not be entitled to payment for his shares under dissenters' rights according to the IBCL.

    If the Merger is approved at the special meeting, FFB will deliver a written dissenters' notice to all shareholders who notified FFB that they intended to demand payment for their shares and who did not vote in favor of the Merger. This dissenters' notice must be sent no later than 10 days after approval of the Merger by shareholders and must (i) state where demand for payment should be sent and where and when certificates for certificates shares should be deposited; (ii) inform holders of uncertificated shares of the extent of transfer restrictions imposed upon such shares after the demand for payment is received; (iii) supply a form for demanding payment for shares that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger, which in the case of this proposed Merger was June 2, 1997, and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) establish a date by which FFB must receive a demand for payment, which date shall be no less than 30 nor more than 60 days after the dissenters' notice is delivered; and (v) be accompanied by a copy of the provisions of the IBCL pertaining to dissenters' rights. A dissenting shareholder must demand payment, certify whether beneficial ownership of his shares was acquired before the date set forth in the dissenters' notice and deposit his certificates in accordance with the terms of such notice. Any shareholder who demands payment and deposits shares in accordance with the terms of the dissenters' notice shall retain all other rights as a shareholder until the rights are canceled or modified by consummation of the Merger. Any shareholder who fails to demand payment or deposit shares as required by the dissenters' notice by the respective dates set forth therein will not be entitled to payment for his shares and shall be considered to have voted in favor of the proposed Merger.

    If a dissenting shareholder was the beneficial owner of his shares on or before the date of the first announcement to news media or to shareholders of the terms of the proposed merger (a "Pre-announcement Shareholder"), which in this case was June 2, 1997, the IBCL requires FFB to pay such shareholder the amount FFB estimates to be the fair value of his shares. Payment shall be made as soon as the Merger is consummated and must be accompanied by year-end and interim financial statements of FFB, a statement of FFB's estimate of the fair value of the shares, a statement of the dissenting shareholder's right to demand payment, and a copy of the provisions of the IBCL pertaining to dissenters' rights. If a dissenting shareholder was not the beneficial owner of his shares prior to the date of the first announcement to the news media or to shareholders of the proposed Merger (a "Post-announcement Shareholder"), FFB may elect to withhold payment of the fair value of the dissenting shareholder's shares. To the extent such payment is withheld, FFB is required to estimate the fair value of the dissenting shareholder's rights and offer to pay this amount to each Post-announcement Shareholder who agrees to accept it in full satisfaction of his demand. The offer must be accompanied by a statement of the Company's estimate of value and a statement of the dissenting shareholder's right to demand payment under the IBCL.

    The IBCL provides that a dissenting shareholder may notify FFB in writing of his estimate of the fair value of his shares and demand payment of the amount of such estimate (less any payment already made by FFB), or reject FFB's offer (if a Post-announcement Shareholder) and demand payment of the fair value of his shares if (i) the dissenter believes the amount paid or offered is less than the fair value of his shares, (ii) FFB fails to pay Pre-announcement Shareholders within 60 days after the date set for demanding payment, or (iii) if the proposed Merger is not consummated, FFB fails to return the deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. In order to exercise these rights, a dissenter must notify FFB in writing within 30 days after FFB made or offered payment for the dissenter's shares.

    If a demand for payment by a dissenting shareholder remains unsettled within 60 days after FFB's receipt of the demand for payment, FFB must commence a proceeding in the circuit or superior court of DuBois County, Indiana and petition the court to determine the fair value of the shares. If such a proceeding is not commenced within the 60-day period, FFB must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference between the fair value found by the court and the amount paid by FFB plus interest on such difference, in the case of a Pre-announcement Shareholder; or the fair value, plus accrued interest, of the dissenting shareholder's shares for which FFB elected to withhold payment in the case of a Post-announcement Shareholder. The court in an appraisal proceeding has the authority to determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, in such amounts and against such parties as it deems equitable. The court may also assess fees and expenses of attorneys and experts for the parties against FFB if the court finds that FFB did not substantially comply with the requirements of the IBCL regarding dissenters' rights, or against any party if the court finds that such party acted arbitrarily, vexatiously or not in good faith. The IBCL also makes provision for compensation of attorneys for any dissenting shareholder whose services benefitted other dissenting shareholders similarly situated to be paid out of the amounts awarded the dissenting shareholders who were benefitted, if not assessed against FFB.

    If the holders of more than approximately 9% of the outstanding shares of FFB Common properly exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes, which qualification is a condition to the obligation of NCBE to proceed with the Merger. See "-- Accounting Treatment."

    THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE IBCL RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF FFB, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties of the parties. The representations and warranties made by NCBE relate to, among other things: (i) the organization and corporate power of NCBE, the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents, material agreements, laws and regulations; (ii) capitalization; (iii) organization of subsidiaries; (iv) delivery of reports filed by NCBE under the Exchange Act; (v) the conformity of financial statements in such reports to generally accepted accounting principles ("GAAP"); (vi) the absence of any undisclosed material adverse changes in NCBE's financial condition, results of operations or business; (vii) the absence of any litigation, claim, investigation or other proceeding which, if adversely determined, would have a material adverse effect; (viii) the authorization and nonassessability of the shares of NCBE Common to be issued in the Merger; and
(ix) the absence of any untrue statements or omissions of material fact on the part of NCBE in the Merger Agreement and related documents.

    The representations and warranties made by FFB relate to, among other things: (i) the organization, good standing and corporate power of FFB, the capitalization of FFB, the organization and good standing of First Bank, and the capitalization of First Bank; (ii) the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents of FFB and First Bank; (iii) ownership and organization of subsidiaries; (iv) delivery of financial statements of FFB and First Bank and the conformity of such financial statements to GAAP; (v) the filing of tax returns and payment of taxes; (vi) contracts, commitments or other agreements in excess of $25,000 to which FFB or First Bank is a party; (vii) ownership of real estate; (viii) the absence of any material adverse change in FFB's financial condition, properties, results of operations or capitalization of FFB or First Bank; (ix) the absence of any investigations, actions or other legal proceedings which, if adversely determined, would have a material adverse effect and the absence of any investigations, actions or other legal proceedings involving any director, officer or employee of FFB or First Bank; (x) the absence of any obligation to pay broker's or finder's fees in connection with the Merger; (xi) the compliance of employee benefit plans with applicable laws, rules and regulations; (xii) labor-related matters; (xiii) the absence of knowledge of certain environmental related conditions or events; (xiv) the adequacy of First Bank's loan loss reserve; (xv) the absence of enforcement actions and other regulatory related matters; and (xvi) the absence of any untrue statements or omissions of material fact on the part of FFB in the Merger Agreement and related documents.

COVENANTS

    The Merger Agreement contains covenants that the parties will take or refrain from taking certain actions prior to the Effective Time. As to NCBE, these covenants include, among other things, agreements to: (i) file, at its sole expense, and prepare all regulatory applications required to consummate the Merger and keep FFB informed of the status of such applications; (ii) file a Registration Statement on Form S-4 with the Commission relating to the shares of NCBE Common to be issued in the Merger and obtain all approvals required under state securities or "Blue Sky" laws; (iii) provide FFB with access during regular business hours to books and records relating to NCBE's assets, properties, operations and liabilities; (iv) take certain actions regarding the employees of First Bank, including their participation in NCBE's employee benefit, welfare benefit and profit sharing plans; (v) elect Richard F. Welp, a director of FFB as a director of NCBE; (vi) not take any action for a period of one year after the Effective Time to remove any directors of First Bank or prevent First Bank from continuing its banking operations, substantially unchanged, under its current charter and name; (vii) honor all employment contracts of FFB or First Bank; and (viii) make adequate public information about NCBE available as required by Rule 144(c) of the Commission. See "-- Interests of Certain Persons in the Merger."

    The covenants made by FFB include, among other things, agreements by FFB and First Bank to: (i) conduct their business in the ordinary course, not default in any obligations under material contracts, maintain insurance and existing business organization and relationships; and comply with applicable laws; (ii) notify NCBE of any event that may have a material adverse effect on the financial condition, operations, business or assets of FFB and First Bank or would interfere with FFB's ability to satisfy any conditions to its obligation to consummate the Merger; (iii) not incur any obligation or liability other than in the ordinary course of business, amend any material contract, acquire any interest in another entity, sell or dispose of real property, expand or enhance its data processing system, make any loan, commitment or line of credit to a single borrower in excess of $1,000,000, make any capital expenditures except for repairs, renewals or replacement, issue, sell or redeem any capital stock of FFB or First Bank, pay cash dividends on the FFB Common except for dividends that are equivalent to those paid on the NCBE Common (however, holders of FFB Common may for any given quarter only receive cash dividends attributable either to FFB or NCBE, not both), amend the articles of incorporation or by-laws or similar documents of FFB or First Bank, enter into or amend an employment agreement, compromise or settle a tax claim, open a new office, close any existing office or knowingly take any action that would adversely affect the ability to account for the Merger using the "pooling of interests" method of accounting; (iv) pay and discharge current liabilities when they become due; (v) not enter into any transaction that would create goodwill under GAAP; (vi) not modify its practices relating to loans to directors, officers and employees;
(vii) not knowingly violate any laws, regulations, judgments or orders; (viii) maintain all books and records in accordance with GAAP; (ix) provide NCBE with access during regular business hours to books and records relating to FFB's and First Bank's assets, properties, operations and liabilities; (x) provide NCBE with copies of certain reports to the Board of Directors of FFB or First Bank; (xi) notify NCBE of any material change in the operations or certain complaints, investigations or threatened litigation; (xii) furnish NCBE with the information in FFB's possession that is required for any regulatory applications in connection with the Merger; and
(xiii) obtain and deliver to NCBE at least 31 days prior to the Closing, an agreement from each person who may reasonably be deemed an "affiliate" of FFB for purposes of Rule 145 under the Securities Act, an agreement regarding compliance with Rule 145 and restricting transfers of NCBE Common following the Merger. See "--Resale of NCBE Common."

CONDITIONS TO THE MERGER

    In addition to the approval of FFB shareholders, the obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain other conditions, including, among others: (i) that all required regulatory approvals have been obtained; (ii) that no action or proceeding has been commenced to restrain the Merger; (iii) the the effectiveness of the Registration Statement and the absence of a stop order with respect thereto; and
(iv) the receipt of all state securities or "Blue Sky" permits and authorizations to issue the NCBE Common in the Merger.

    The obligation of NCBE to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of FFB in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by FFB under the Merger Agreement, the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of FFB or First Bank; (ii) the receipt of opinions of counsel to FFB as to certain matters relating to FFB and the Merger; and (iii) the determination by NCBE, after consultation with its independent auditors, that the Merger may be accounted for using the "pooling of interests" method.

    The obligation of FFB to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of NCBE in the Merger Agreement and the performance or satisfaction in all material respects of all covenants to be performed by NCBE under the Merger Agreement; (ii) the receipt of opinions of counsel to NCBE as to certain matters relating to NCBE and the Merger, (iii) the receipt of an opinion of its counsel as to the treatment of the Merger as a tax-free reorganization; and (iv) the receipt, as of the date of mailing this Prospectus/Proxy Statement, of an opinion from PBS to the effect that the Merger is fair, from a financial viewpoint, to the FFB shareholders.

TERMINATION AND WAIVER

    The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the FFB shareholders: (i) by mutual consent of FFB and NCBE; (ii) by FFB, if any of the conditions to its obligation to consummate the Merger have not been satisfied by February 28, 1998; or (iii) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by February 28, 1998.

    FFB and NCBE may, by written instrument, amend or modify the Merger Agreement in whole or in part, or waive compliance with any of the covenants or conditions of the Merger Agreement, before or after approval of the Merger Agreement by the FFB shareholders, to the extent authorized by applicable law.

NO SOLICITATION; FEES AND EXPENSES

    The Merger Agreement prohibits FFB, First Bank and their officers, directors and representatives, from soliciting or authorizing the solicitation of inquires or proposals from third parties regarding an acquisition of FFB, First Bank, or all or substantially all of their assets, unless FFB's Board of Directors has reasonably determined, based on the written advice of counsel, that the failure to do so would breach their fiduciary duties. The foregoing prohibition also extends to conducting discussions or negotiations with third parties or furnishing confidential information to any person relating to an acquisition proposal. FFB is required to communicate to NCBE the terms of any such proposal.

    Except as otherwise expressly provided in the Merger Agreement, each party is to pay its own fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated therein.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is based upon an opinion of Krieg DeVault
Alexander & Capehart, counsel to FFB ("Counsel"), and except as otherwise indicated, reflects Counsel's opinion. The discussion is a summary of the material United States federal income tax ("federal income tax") consequences of the Merger to certain FFB shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger Agreement. The discussion does not address all aspects of federal income taxation that may be applicable to FFB shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to FFB shareholders subject to special federal income tax treatment including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, or dealers in securities. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result, each FFB shareholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the Merger to such shareholder. The discussion assumes that shares of FFB Common are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

    FFB has received an opinion from Counsel to the effect that:

         (i) Provided that the Merger of FFB with and into NCBE qualifies as a statutory merger under applicable law, the proposed Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         (ii) FFB will recognize no gain or loss upon the transfer of all of its assets to NCBE in exchange for NCBE Common issued to FFB shareholders, cash paid to dissenting FFB shareholders, if any, or to FFB shareholders in lieu of fractional shares of NCBE Common, and the assumption by NCBE of all of FFB's liabilities.

         (iii) No gain or loss will be recognized by NCBE on the receipt of the assets of FFB in exchange for shares of NCBE Common.

         (iv) The shareholders of FFB will recognize no gain or loss upon the exchange of their shares of FFB Common solely for shares of NCBE Common.

    Counsel's opinion is subject to the conditions and customary assumptions that are stated therein and relies upon various representations made by the parties to the Merger Agreement. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion is also based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The receipt of Counsel's opinion again as of the date of the closing of the Merger is a condition to the consummation of the Merger. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service ("Service"), has no binding effect. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court could reach a decision contrary to the opinion. Neither NCBE nor FFB has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

    THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF FFB WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF FFB SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING

THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of NCBE and FFB will be carried forward after the Effective Time into the consolidated financial statements of NCBE at their recorded amounts, the consolidated income of NCBE will include income of NCBE and FFB for the entire fiscal year in which the Merger occurs, the separately reported income of NCBE and FFB for prior periods will be combined and restated as consolidated income of NCBE, and no goodwill will be recognized.

    The Merger Agreement provides that a condition to the obligation of NCBE to consummate the Merger is that NCBE shall have determined, after consultation with its independent auditors, that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No.
16. In the event such condition is not met, the Merger would not be consummated unless the condition was waived by NCBE. As of the date of this Prospectus/Proxy Statement, NCBE and FFB are not aware of any existing facts or circumstances which would preclude the Merger from qualifying for "pooling of interests" accounting treatment.

    The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

RESALE OF NCBE COMMON

    The shares of NCBE Common issuable pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any FFB shareholder who may be deemed to be an "affiliate" of NCBE for purposes of Rule 144 under the Securities Act or an "affiliate" of FFB for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of FFB or NCBE generally include individuals who, or entities which, control, are controlled by or are under common control with FFB or NCBE and will include directors and certain officers of FFB and NCBE and may include principal shareholders of FFB and NCBE, if any.

    Rules 144 and 145 under the Securities Act will restrict the sale of NCBE Common received in the Merger by affiliates and certain of their family members and related interests. Generally, during the first year following the Effective Time, those persons who are affiliates of FFB at the time of the Special Meeting, provided they are not affiliates of NCBE at or following the Effective Time, may publicly resell any NCBE Common received by them in the Merger, subject to certain limitations as to, among other things, the amount of NCBE Common sold by them in any three-month period and as to the manner of sale. After the one year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to NCBE as required by Rule 144 under the Securities Act.

    The ability of affiliates to resell shares of NCBE Common received in the Merger under Rule 144 or 145 under the Securities Act as summarized herein generally will be subject to NCBE's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of NCBE Common received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

    Guidelines of the Commission regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Guidelines of the Commission indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning

30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    The Merger Agreement provides that FFB will obtain and deliver to NCBE an agreement from each person who may reasonably be deemed an affiliate of FFB providing that such affiliate will not transfer any shares of NCBE Common received in the Merger except in compliance with the Securities Act and in compliance with the requirements described in the preceding paragraph regarding the non-disposition of any shares of FFB Common or NCBE Common (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of NCBE and FFB after the Merger have been published.

    This Prospectus/Proxy Statement does not cover resales of shares of NCBE Common received by any person who may be deemed to be an affiliate of FFB or NCBE.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of the FFB Board of Directors have certain interests in the transactions contemplated by the Merger Agreement that are in addition to their interests as FFB shareholders, including those referred to below.

    In the Merger Agreement, NCBE has agreed that for a period of one year after the Effective Time, it will allow First Bank to operate under its current charter and name. NCBE also agreed not to take any action to remove any person serving as a director of First Bank during such period. NCBE also agreed to elect Richard F. Welp, a director of FFB and First Bank, as a director of NCBE after the Effective Time.

                               SELECTED FINANCIAL DATA
                                     (Unaudited)

    The following tables present selected unaudited consolidated historical financial data for NCBE and pro forma combined amounts reflecting the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented is derived in part from the consolidated financial statements of NCBE and FFB and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. The pro forma amounts may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS," "INFORMATION CONCERNING FFB" AND "INDEX TO FFB FINANCIAL STATEMENTS."

                                  NCBE - HISTORICAL
               (Dollar amounts other than per share data in thousands)




                                  SIX MONTHS ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
                                  ------------------------      ---------------------------------------------------
                                        1997       1996         1996       1995       1994         1993        1992
                                        ----       ----         ----       ----       ----         ----        ----
SUMMARY OF OPERATIONS

Net interest income              $    23,175 $    21,478 $    44,141 $    40,167 $    36,008 $    34,427 $    34,513
Provision for loan losses                504         521       2,491         294          18         581       1,327
                                 ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net interest income after
    provision for loan losses         22,671      20,957      41,650      39,873      35,990      33,846      33,186

Noninterest income                     4,734       3,660       8,311       6,724       4,945       6,453       6,000
Noninterest expense                   14,577      12,848      27,311      26,343      26,101      25,853      25,025
                                 ----------- ----------- ----------- ----------- ----------- ----------- -----------
Income before income taxes            12,828      11,769      22,650      20,254      14,834      14,446      14,161

Income taxes                           3,878       4,030       7,404       7,139       5,155       4,519       4,395
                                 ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net income                        $    8,950 $     7,739 $    15,246 $    13,115 $     9,679 $     9,927 $     9,766
                                 ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                 ----------- ----------- ----------- ----------- ----------- ----------- -----------

PER SHARE DATA

Net income
    Primary                      $      0.94 $      0.80 $      1.59 $      1.34 $      0.99 $      1.01 $      0.99
    Fully diluted                       0.94        0.80        1.59        1.34        0.99        1.01        0.99
Book value
    Primary                            12.70       12.09       12.48       12.10       10.81       10.60        9.84
    Fully diluted                      12.70       12.09       12.48       12.10       10.81       10.60        9.84
Cash dividends declared
    Primary                             0.32        0.27        0.58        0.42        0.42        0.40        0.38
    Fully diluted                       0.32        0.27        0.58        0.42        0.42        0.40        0.38

SUMMARY OF FINANCIAL CONDITION

Total assets                      $1,144,996  $1,008,532  $1,069,086    $979,440    $906,506   $ 897,831   $ 913,964
Investment securities                261,041     234,393     264,675     241,287     248,660     245,793     256,195
Loans, net                           777,480     694,846     717,033     658,962     570,119     511,091     494,841
Total deposits                       861,514     786,007     825,371     774,720     764,451     760,729     784,529
Shareholders' equity                 117,270     115,123     117,711     119,311     104,635     104,458      97,503

SELECTED FINANCIAL RATIOS

Net income to average assets           1.63%       1.61%       1.50%       1.41%       1.08%       1.11%       0.99%
Net income to average equity          15.64%      13.86%      13.08%      11.70%       9.24%       9.84%       9.90%
Dividend payout ratio                 34.04%      33.75%      36.48%      31.34%      42.42%      40.00%      38.38%
Average equity to average assets      10.42%      11.62%      11.49%      12.06%      11.74%      11.30%      10.01%

Weighted average shares (primary)  9,488,085   9,646,950   9,569,810   9,809,640   9,758,011   9,858,368  9,909,484
Weighted average shares
      (fully diluted)              9,499,632   9,646,950   9,569,810   9,809,640   9,758,011   9,858,368  9,909,484



                                NCBE - FFB PRO FORMA
               (Dollar amounts other than per share data in thousands)



                                       SIX MONTHS ENDED JUNE 30,        YEARS ENDED DECEMBER 31,
                                       -------------------------    ------------------------------
                                           1997        1996         1996         1995         1994
                                           ----        ----         ----         ----         ----
SUMMARY OF OPERATIONS

Net interest income                      25,487      23,669       48,606       44,434       39,929
Provision for loan losses                   594         596        2,704          399           78
                                    ----------- -----------  -----------  -----------  -----------
Net interest income after
    provision for loan losses            24,893      23,073       45,902       44,035       39,851

Noninterest income                        4,892       3,807        8,605        7,117        5,213
Noninterest expense                      15,951      14,132       29,966       28,968       28,644
                                    ----------- -----------  -----------  -----------  -----------
Income before income taxes               13,834      12,748       24,541       22,184       16,420

Income taxes                              4,248       4,371        8,059        7,799        5,679
                                    ----------- -----------  -----------  -----------  -----------
Net income                          $     9,586 $     8,377  $    16,482  $    14,385  $    10,741

PER SHARE DATA

Net Income
    Primary                         $      0.94  $     0.81  $      1.60  $      1.36  $      1.02
    Fully diluted                          0.94        0.81         1.60         1.36         1.02
Book value
    Primary                               12.99       12.88        12.72        12.30        10.99
    Fully diluted                         12.99       12.88        12.72        12.30        10.99
Cash dividends declared
    Primary                                0.31        0.29         0.59         0.42         0.41
    Fully diluted                          0.31        0.29         0.59         0.42         0.41

SUMMARY OF FINANCIAL CONDITION

Total assets                         $1,250,782  $1,109,243   $1,172,105   $1,082,013   $1,004,296
Investment securities                   278,051     252,750      282,894      258,895      265,809
Loans, net                              858,076     767,063      793,434      730,821      639,486
Total deposits                          951,907     873,284      913,360      864,165      849,323
Shareholders' equity                    129,735     126,599      129,694      130,606      114,750

SELECTED FINANCIAL RATIOS

Net income to average assets              1.58%       1.56%        1.48%        1.40%        1.09%
Net income to average equity             14.98%      13.42%       12.87%       11.73%        9.38%
Dividend payout ratio                    32.99%      35.80%       36.87%       30.88%       40.19%
Average equity to average assets         10.54%      11.60%       11.48%       11.93%       11.59%
Weighted average shares (primary)    10,201,559  10,316,914   10,326,952   10,566,782   10,515,153
Weighted average shares
      (fully diluted)                10,223,423  10,316,914   10,326,952   10,566,782   10,515,153
End of period shares outstanding      9,990,048   9,829,551   10,192,574   10,621,258   10,438,484
NCBE only                             9,232,906   9,526,029    9,435,432    9,864,116    9,681,342
NCBE dividend declared                     0.32        0.27         0.58         0.42         0.42
FFB pro forma shares                    757,142     757,142      757,142      757,142      757,142
FFB dividend on pro forma shares    $      0.25 $      0.49  $      0.74  $      0.48  $      0.26
Pro forma combined dividend                0.31        0.29         0.59         0.42         0.41

                           PRO FORMA CONDENSED CONSOLIDATED
                            COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated combined balance sheet as of June 30, 1997, and the pro forma condensed consolidated combined statements of income for the six months ended June 30, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1996, give effect to the Merger based on the historical consolidated financial statements of NCBE and FFB and their respective subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

    The pro forma financial statements have been prepared based upon the historical consolidated financial statements of NCBE and FFB. The pro forma financial statements, which include results of operations as if the Merger had been effected on the first day of the periods presented and had been accounted for under the pooling of interests method of accounting, may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of NCBE incorporated by reference herein and the historical consolidated financial statements of FFB contained elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO FFB FINANCIAL STATEMENTS."

    On August 1, 1997, NCBE acquired Bridgeport Bancorp, Inc. ("BBI"), a one bank holding company in exchange for 374,986 shares of NCBE Common in a merger transaction. BBI owned First National Bank of Bridgeport, Bridgeport, Illinois ("FNBB"). At June 30, 1997, FNBB had assets of $40 million, loans of $23 million and deposits of $33 million. The acquisition of BBI did not have a material effect on the financial statements of NCBE and, accordingly, financial data of BBI has not been included in the pro forma financial statements.

                            NATIONAL CITY BANCSHARES, INC.
               PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEETS
                                 AS OF JUNE 30, 1997
                                     (Unaudited)
                                (Amounts in thousands)


                                                                     PRO FORMA          PRO FORMA
                                       NCBE              FFB        ADJUSTMENTS          COMBINED
                                       ----              ---        -----------         ---------
ASSETS
Cash & cash equivalents              $    38,557     $     5,123    $         -       $    43,680
Securities available for sale            270,328          10,953              -           271,994
Securities held to maturity                    -           6,057              -             6,057
Fed Funds Sold                             2,400               -              -             2,400
Loans                                    783,797          81,604              -           865,401
Allowance for loan losses                 (6,317)         (1,008)             -            (7,325)
                                     -----------     -----------    -----------       -----------
Net loans                                777,480          80,596              -           858,076
Premises & equipment                      26,700           1,942              -            28,642
Other real estate owned                      207               -              -               207
Intangible assets                         10,370               -              -            10,370
Other assets                              18,991           1,115              -            20,106
                                     -----------     -----------    -----------       -----------
TOTAL ASSETS                         $ 1,144,996     $   105,786    $         -       $ 1,250,782
                                     -----------     -----------    -----------       -----------
                                     -----------     -----------    -----------       -----------

LIABILITIES
Deposits
Noninterest bearing demand           $    98,979     $    11,248    $         -       $   110,227
Interest bearing                         762,535          79,145              -           841,680
                                     -----------     -----------    -----------       -----------
Total deposits                           861,514          90,393              -           951,907

Fed funds sold & securities sold
    under agreements to repurchase        61,908           1,125              -            63,033
Other borrowings                          91,116             988              -            92,104
Dividends payable                          1,485                              -             1,485
Other liabilities                         11,703             815              -            12,518
                                     -----------     -----------    -----------       -----------
TOTAL LIABILITIES                      1,027,726          93,321              -         1,121,047

SHAREHOLDERS' EQUITY
Common stock                               9,233             160            (17) (1)        9,990
                                                                            614  (2)
Surplus                                   49,303           1,826           (576) (1)       49,939

Retained earnings                         57,747          11,072           (614) (2)       68,820
Unrealized gain (loss) on
    securities available for sale            987              (1)             -               986
Treasury stock, at cost                        -            (593)           593  (1)            -
                                     -----------     -----------    -----------       -----------
TOTAL SHAREHOLDERS' EQUITY               117,270          12,465              -           129,735
                                     -----------     -----------    -----------       -----------

TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY                 $ 1,144,996     $   105,786    $         -       $ 1,250,782
                                     -----------     -----------    -----------       -----------
                                     -----------     -----------    -----------       -----------


                            NATIONAL CITY BANCSHARES, INC.
              PRO FORMA CONDENSED CONSOLIDATED COMBINED INCOME STATEMENT
                        FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                     (Unaudited)
                   (Amounts other than per share data in thousands)


                                                                        PRO FORMA        PRO FORMA
                                            NCBE            FFB        ADJUSTMENTS        COMBINED
                                            ----            ---        -----------        --------
INTEREST INCOME
Interest and fees on loans              $ 33,843        $  3,547              -          $ 37,390
Interest and dividends on securities       8,101             524              -             8,625
Other interest income                        140              53              -               193
                                        --------        --------       --------          --------
Total interest income                     42,084           4,124              -            46,208

INTEREST EXPENSE
Interest on deposits                      15,582           1,773              -            17,355
Interest on borrowed funds                 3,327              39                            3,366
                                        --------        --------       --------          --------
Total interest expense                    18,909           1,812              -            20,721

Net interest income                       23,175           2,312              -            25,487
                                        --------        --------       --------          --------
Provision for loan losses                    504              90              -               594
                                        --------        --------       --------          --------
Net interest income after
    provision for loan losses             22,671           2,222              -            24,893

NONINTEREST INCOME
Trust income                                 783               0              -               783
Service charges on deposit accounts        1,790             104              -             1,894
Securities gains (losses)                    619               0              -               619
Other                                      1,542              53              -             1,595
                                        --------        --------       --------          --------
Total noninterest income                   4,734             157              -             4,891

NONINTEREST EXPENSE
Salaries, wages and other
    employee benefits                      8,204             852              -             9,056
Occupancy and equipment expenses           1,985             169              -             2,154
Other                                      4,388             353              -             4,741
                                        --------        --------       --------          --------
Total noninterest expense                 14,577           1,374              -            15,951

Income before taxes                       12,828           1,005              -            13,833
Income taxes                               3,878             362              8 (3)         4,248
                                        --------        --------       --------          --------


NET INCOME                              $  8,950        $    643       $     (8)         $  9,585
                                        --------        --------       --------          --------
                                        --------        --------       --------          --------
Earnings per common share
    Primary                             $   0.94        $   4.51                         $   0.94
                                        --------        --------       --------          --------
                                        --------        --------       --------          --------
    Fully diluted                       $   0.94        $   4.51                         $   0.94
                                        --------        --------       --------          --------
                                        --------        --------       --------          --------

                            NATIONAL CITY BANCSHARES, INC.
              PRO FORMA CONDENSED CONSOLIDATED COMBINED INCOME STATEMENT
                         FOR THE YEAR ENDED DECEMBER 31, 1996
                                     (Unaudited)
                   (Amounts other than per share data in thousands)


                                                                          PRO FORMA      PRO FORMA
                                            NCBE             FFB         ADJUSTMENTS      COMBINED
                                            ----             ---         -----------     ---------
INTEREST INCOME

Interest and fees on loans              $ 63,467        $  6,600              -          $ 70,067
Interest and dividends on securities      14,871           1,049              -            15,920
Other interest income                        302             261              -               563
                                        --------        --------       --------          --------
Total interest income                     78,640           7,910              -            86,550

INTEREST EXPENSE
Interest on deposits                      29,658           3,383              -            33,041
Interest on borrowed funds                 4,841              62              -             4,903
                                        --------        --------       --------          --------
Total interest expense                    34,499           3,445              -            37,944

Net interest income                       44,141           4,465              -            48,606
                                        --------        --------       --------          --------
Provision for loan losses                  2,491             213              -             2,704
                                        --------        --------       --------          --------
Net interest income after
    provision for loan losses             41,650           4,252              -            45,902

NONINTEREST INCOME
Trust income                               1,739               0              -             1,739
Service charges on deposit accounts        3,451             199              -             3,650

Securities gains (losses)                     40               0              -                40
Other                                      3,081              95              -             3,176
                                        --------        --------       --------          --------
Total noninterest income                   8,311             294              -             8,605

NONINTEREST EXPENSE
Salaries, wages and other
    employee benefits                     15,108           1,587              -            16,695

Occupancy and equipment  expenses          3,954             383              -             4,337
Other                                      8,249             685              -             8,934
                                        --------        --------       --------          --------
Total noninterest expense                 27,311           2,655              -            29,966

Income before taxes                       22,650           1,891              -            24,541
Income taxes                               7,404             641             14(3)          8,059

NET INCOME                              $ 15,246        $  1,250       $    (14)         $ 16,482
                                        --------        --------       --------          --------
                                        --------        --------       --------          --------
Earnings per common share
    Primary                                $1.59           $8.76                            $1.60
                                        --------        --------                         --------
                                        --------        --------                         --------
    Fully diluted                          $1.59           $8.76                            $1.60
                                        --------        --------                         --------
                                        --------        --------                         --------

                            NATIONAL CITY BANCSHARES, INC.
              PRO FORMA CONDENSED CONSOLIDATED COMBINED INCOME STATEMENT
                         FOR THE YEAR ENDED DECEMBER 31, 1995
                                     (Unaudited)
                   (Amounts other than per share data in thousands)

                                                                         PRO FORMA       PRO FORMA
                                            NCBE             FFB        ADJUSTMENTS      COMBINED
                                            ----             ---        -----------      ---------
INTEREST INCOME

Interest and fees on loans              $ 55,973        $  6,335              -          $ 62,308
Interest and dividends on securities      14,030           1,001              -            15,031
Other interest income                      1,212             293              -             1,505
                                        --------        --------       --------          --------
Total interest income                     71,215           7,629              -            78,844

INTEREST EXPENSE
Interest on deposits                      29,005           3,285              -            32,290
Interest on borrowed funds                 2,043              77              -             2,120
                                        --------        --------       --------          --------
Total interest expense                    31,048           3,362              -            34,410

Net interest income                       40,167           4,267              -            44,434
                                        --------        --------       --------          --------
Provision for loan losses                    294             105              -               399
                                        --------        --------       --------          --------
Net interest income after provision
    for loan losses                       39,873           4,162              -            44,035

NONINTEREST INCOME
Trust income                               1,494               0              -             1,494
Service charges on deposit accounts        2,775             184              -             2,959
Securities gains (losses)                     26               0              -                26
Other                                      2,429             209              -             2,638
                                        --------        --------       --------          --------
Total noninterest income                   6,724             393              -             7,117

NONINTEREST EXPENSE
Salaries, wages and other
    employee benefits                     15,041           1,536              -            16,577
Occupancy and equipment expenses           3,685             378              -             4,063
Other                                      7,617             711              -             8,328
                                        --------        --------       --------          --------
Total noninterest expense                 26,343           2,625              -            28,968

Income before taxes                       20,254           1,930                           22,184
Income taxes                               7,139             646          14 (3)            7,799
                                        --------        --------       --------          --------
NET INCOME                               $13,115          $1,284           $(14)          $14,385
                                        --------        --------       --------          --------
                                        --------        --------       --------          --------
Earnings per common share
    Primary                                $1.34           $9.00                            $1.36
                                        --------        --------                         --------
                                        --------        --------                         --------
      Fully diluted                        $1.34           $9.00                            $1.36
                                        --------        --------                         --------
                                        --------        --------                         --------

                                                                     34

                            NATIONAL CITY BANCSHARES, INC.
              PRO FORMA CONDENSED CONSOLIDATED COMBINED INCOME STATEMENT
                         FOR THE YEAR ENDED DECEMBER 31, 1994
                                     (Unaudited)
                   (Amounts other than per share data in thousands)

                                                                       PRO FORMA         PRO FORMA
                                            NCBE            FFB        ADJUSTMENTS        COMBINED
                                            ----            ---        -----------       ---------
INTEREST INCOME

Interest and fees on loans              $ 45,083        $  5,308              -          $ 50,391
Interest and dividends on securities      14,169           1,089              -            15,258
Other interest income                      1,516             203              -             1,719
                                        --------        --------       --------          --------
Total interest income                     60,768           6,600              -            67,368

INTEREST EXPENSE
Interest on deposits                      23,650           2,589              -            26,239
Interest on borrowed funds                 1,110              90              -             1,200
                                        --------        --------       --------          --------
Total interest expense                    24,760           2,679              -            27,439

Net interest income                       36,008           3,921              -            39,929
                                        --------        --------       --------          --------
Provision for loan losses                     18              60              -                78
                                        --------        --------       --------          --------
Net interest income after provision
    for loan losses                       35,990           3,861              -            39,851

NONINTEREST INCOME
Trust income                               1,253               0              -             1,253
Service charges on deposit accounts        2,197             163              -             2,360
Securities gains (losses)                   (470)              0              -              (470)
Other                                      1,965             105              -             2,070
                                        --------        --------       --------          --------
Total noninterest income                   4,945             268              -             5,213

NONINTEREST EXPENSE
Salaries, wages and other
    employee benefits                     14,074           1,399              -            15,473
Occupancy and equipment expenses           3,839             355              -             4,194
Other                                      8,188             789              -             8,977
                                        --------        --------       --------          --------
Total noninterest expense                 26,101           2,543              -            28,644

Income before taxes                       14,834           1,586              -            16,420
Income taxes                               5,155             513          11 (3)            5,679
                                        --------        --------       --------          --------

NET INCOME                              $  9,679        $  1,073       $    (11)         $ 10,741
                                        --------        --------       --------          --------
                                        --------        --------       --------          --------
Earnings per common share
      Primary                           $   0.99        $   7.52                         $   1.02
                                        --------        --------                         --------
                                        --------        --------                         --------

      Fully diluted                     $   0.99        $   7.52                         $   1.02
                                        --------        --------                         --------
                                        --------        --------                         --------

NOTES TO PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

1.  The adjustment reflects the retirement of Treasury stock.

2. The exchange ratio of NCBE Common for FFB Common is determined based upon the market price of NCBE stock. The pro forma number of shares of NCBE Common to be issued in the Merger is 757,142, reflecting an exchange ratio of 5.3044 shares of NCBE Common for each share of FFB Common based upon the current market price of NCBE Common, which is in excess of $35 per share. The Merger Agreement calls for each share of FFB Common to be converted into a number of shares of NCBE Common, subject to a minimum of 757,142 and a maximum of 883,333. Assuming the average price of NCBE Common is $30 per share or less the number of shares of NCBE Common exchanged for FFB Common would be 883,333. If 883,333 shares of NCBE Common were exchanged for FFB Common, the pro forma earnings per share (for each on a primary and fully-diluted basis) would be $0.93 for the six months ended June 30, 1997, $0.80 for the six months ended June 30, 1996, $1.58 for the year ended December 31, 1996, $1.35 for the year ended December 31, 1995 and $1.01 for the year ended December 31, 1994.

3. The adjustment reflects an increase in the tax rate of FFB to 35%, the rate applicable to NCBE and its subsidiaries.

                        COMPARATIVE STOCK PRICES AND DIVIDENDS

    Shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol NCBE. The following table sets forth the high and low sales prices of NCBE Common and cash dividends declared for the periods indicated. Prices and dividends have been adjusted to reflect stock dividends and splits. There is no established public trading market for the shares of FFB Common. The following table only sets forth information regarding those transactions as to which management of FFB has knowledge of the prices paid. Because of the lack of a public trading market for shares of FFB Common, the prices indicated may not reflect the prices which would be paid for such shares on such a market.



                                NCBE COMMON                              FFB COMMON
                        ----------------------------             -----------------------------
                                                CASH                                      CASH
                                              DIVIDENDS                                 DIVIDENDS
                      HIGH          LOW       DECLARED          HIGH (1)      LOW (1)   DECLARED
                      ----          ---       --------          ----          ---       --------
1995
First Quarter        $21.32        $19.16       $ 0.10             -           -        $ 1.22
Second Quarter        19.27         18.14         0.10             -           -             -
Third Quarter         19.39         17.91         0.10             -           -          1.30
Fourth Quarter        23.10         18.59         0.12             -           -             -

1996
First Quarter         28.45         22.62         0.12             -           -          1.30
Second Quarter        28.10         26.43         0.15             -           -          1.30
Third Quarter         27.74         26.43         0.15             -           -             -
Fourth Quarter        30.00         26.67         0.16             -           -          1.30

1997
First Quarter         33.88         29.25         0.16             -           -          0.65
Second Quarter        42.25         31.75         0.16             -           -          0.65
Third Quarter         43.75         40.50         0.16             -           -          0.85
Fourth Quarter (2)    42.25         42.00         0.18             -           -             -



------------
(1) Although there may have been private transactions involving FFB Common during these periods that are not reflected in the table, neither FFB nor any members of its management were parties to such transactions.

(2) Through October 31, 1997


    On June 2, 1997, the last trading day before the announcement of the execution of the Merger Agreement, the closing sale price of NCBE Common was $37.25 per share. Based upon the per share price of NCBE Common on such date, the equivalent per share price of FFB Common was $197.59. The equivalent per share price for FFB Common is calculated by multiplying the specified closing sale price of NCBE Common by the number of shares of NCBE Common to be issued for each share of FFB Common in the Merger. The foregoing illustration was determined based upon the assumption that the Closing occurred on June 2, 1997, and each share of FFB Common would be converted into 5.3044 shares of NCBE Common. The number of shares of NCBE Common issuable in the Merger, as described elsewhere herein, is subject to adjustment. See "THE MERGER -- Conversion of FFB Common."


    On October 31, 1997, the closing sale price of NCBE Common was $45.25 per share. Based on the per share price of NCBE Common on such date, the equivalent per share price for FFB Common was $240.02. The equivalent per share price for FFB Common is calculated by assuming that each share of FFB Common would be converted into 5.3044 shares of NCBE Common in the Merger (which assumes that the Closing occurred on October 31, 1997).

    As of October 31, 1997, there were 2,321 and 135 holders of record of NCBE Common and FFB Common, respectively.


    NCBE and FFB each depend upon dividends from their financial institution subsidiaries to pay dividends to their shareholders. The ability of the financial institution subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

    Shareholders of FFB are advised to obtain current market quotations for NCBE Common.

                             INFORMATION CONCERNING NCBE

BUSINESS

    NCBE was organized in 1985 as a bank holding company for The National City Bank of Evansville ("NCB") which remains NCBE's principal banking subsidiary.
As of June 30, 1997, NCBE had consolidated assets of $1.1 billion, deposits of $861.5 million, net loans of $777.5 million and shareholders' equity of $117.3 million. NCBE currently has 11 financial institution subsidiaries which serve 27 communities from 36 locations and provide a wide range of banking services in the tri-state area of Southwestern Indiana, Western Kentucky, and Southeastern Illinois.

RECENT DEVELOPMENTS

    On July 31, 1997, NCBE acquired Bridgeport Bancorp, Inc. ("BBI"), Bridgeport, Illinois, in exchange for 374,986 shares of NCBE Common. BBI provided banking services to the Bridgeport area through its banking subsidiary, First National Bank of Bridgeport. At June 30, 1997, First National Bank of Bridgeport had total assets of $40 million, total loans of $23 million, and total deposits of $33 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of NCBE Common beneficially owned as of the Record Date by (i) each person or group of persons known to NCBE to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of NCBE Common and (ii) each director and executive officer of NCBE. Also set forth below is such information adjusted for the Merger (assuming the issuance of 757,142 shares of NCBE Common). Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.




                                          BENEFICIAL OWNERSHIP           BENEFICIAL OWNERSHIP
                                           PRIOR TO THE MERGER             AFTER THE MERGER
                                         -----------------------        ----------------------
NAME                                     SHARES          PERCENT        SHARES         PERCENT
----                                     ------          -------        ------         -------
Janice L. Beesley                      53,487 (1)           *         53,487              *
Benjamin W. Bloodworth                 38,688 (2)           *         38,688              *
Michael F. Elliott                    311,212 (3)        3.3%        311,212           3.0%
Susanne R. Emge                        23,105 (4)           *         23,105              *
Donald G. Harris                       11,372               *         11,372              *
H. Ray Hoops                              661               *            661              *
Robert A. Keil                         43,404 (5)           *         43,404              *
John D. Lippert                        72,507 (6)           *         72,507              *
Harold A. Mann                         32,671 (7)           *         32,671              *
Ronald G. Reherman                      8,561 (8)           *          8,561              *
Lawrence R. Steenberg                  28,002               *         28,002              *
All directors and executive
  officers as a group (11 persons)    623,670 (10)        6.5%        623,670           6.0%




-----------*
Less than 1%.

(1) All shares with shared voting and investment power with spouse; and 4,200 shares subject to exercise within 60 days.
(2) Includes 9,288 shares with sole voting and investment power by spouse;
    3,726 shares subject to options exercisable within 60 days.
(3) Includes 239,817 shares with sole voting and investment power; 17,018 shares with shared voting and investment power with spouse; 18,209 shares with sole voting and investment power by spouse; 3,093 shares with shared voting and investment power held in trust as to which Mr. Elliott serves as co-trustee; 172 shares held as custodian for Mr. Elliott's minor children; 1,366 shares held by spouse as custodian for Mr. Elliott's minor children; and 43,575 shares subject to options exercisable within 60 days.
(4) Includes 1,886 shares with sole voting and investment power; 14,004 shares with shared voting and investment power with spouse; and 7,215 shares with sole voting and investment power by spouse.
(5) Includes 10,329 shares with shared voting and investment powers with spouse; and 43,575 shares subject to options exercisable within 60 days.
(6) Includes 23,814 shares with sole voting and investment power; 2,101 shares with shared voting and investment power with spouse; 13,125 shares with sole voting and investment power by spouse; and 33,467 shares subject to options exercisable within 60 days.
(7) Includes 1,249 shares with sole voting and investment power; 2,022 shares with shared voting and investment power with spouse; and 28,358 shares subject to options exercisable within 60 days.
(8) Includes 3,198 shares with sole voting and investment power; and 5,363 shares with shared voting and investment power with spouse; and 1,031 shares held for Mr. Reherman's benefit in an Individual Retirement Account, without investment or voting rights.
(9) All shares held in trust for limited partnership as to which Mr. Steenberg serves as co-general partner with shared voting and investment rights.
(10)Includes 156,893 shares subject to options exercisable within 60 days.

                              INFORMATION CONCERNING FFB

BUSINESS

    FFB was incorporated under the laws of the State of Indiana on December 1, 1982, to serve as a bank holding company for First Bank. First Bank is an Indiana banking corporation whose predecessors commenced business in 1907. The business of FFB consists solely of the ownership, supervision and control of First Bank. First Bank has three banking offices, two in Huntingburg and one in Ferdinand, Indiana. As of June 30, 1997, FFB had, on a consolidated basis, total assets of $105.8 million, total net loans of $80.6 million, total deposits of $90.4 million, and total shareholders' equity of $12.5 million.

SELECTED FINANCIAL DATA OF FFB

    The selected consolidated data as of and for the years ended December 1996, 1995 and 1994 have been derived from financial statements audited by Gaither Rutherford & Co., LLP, certified public accountants, whose report can be found elsewhere in this Proxy Statement/Prospectus. The selected consolidated financial data as of and for the six month periods ended June 30, 1997 and June 30, 1996 have been derived from unaudited consolidated financial statements of FFB, and reflect, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. This data should be read in conjunction with FFB's Consolidated Financial Statements and the Notes thereto and "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                       SIX MONTHS ENDED
                                                            JUNE 30,                          YEAR ENDED DECEMBER 31,
                                                       ----------------        --------------------------------------------------
                                                        1997        1996       1996       1995        1994       1993        1992
                                                        ----         ----       ----       ----        ----       ----        ----
                                                              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                                                                                                                            C>
FOR THE PERIOD
  Interest Income                                      $ 4,124     $ 3,897    $ 7,910    $ 7,629     $ 6,600    $ 6,351     $ 6,766
  Interest Expense                                       1,812       1,706      3,445      3,362       2,679      2,773       3,436
  Net Interest Income                                    2,312       2,191      4,465      4,267       3,921      3,578       3,330
  Provision for loan losses                                 90          75        212        105          60        155         100
  Non-interest income                                      158         147        294        393         268        259         221
  Non-interest expense                                   1,374       1,284      2,655      2,625       2,543      2,490       2,350
  Income before income taxes                             1,005         979      1,891      1,930       1,586      1,191       1,102
  Net Income                                           $   643     $   645    $ 1,250    $ 1,284     $ 1,073    $   850     $   788
PER COMMON SHARE
  Net Income                                           $  4.51     $  4.52    $  8.76    $  9.00     $  7.52    $  5.96     $  5.52
  Cash dividends                                       $  1.30     $  2.60    $  3.90    $  2.52     $  1.40    $  1.30     $  1.30
  Weighted average shares (000)                            143         143        143        143         143        143         143
AT PERIOD-END
  Total loans                                          $81,604     $73,154    $77,314    $72,712     $70,218    $63,708     $61,023
  Earning assets                                        99,364      94,325     96,138     95,374      90,125     88,067      86,224
  Total assets                                         105,786     100,711    103,019    102,573      97,790     95,717      94,303
  Average total assets                                 103,483      99,658    100,359     98,134      95,890     92,722      90,462
  Deposits                                              90,393      87,277     87,989     89,445      84,872     84,110      84,786
  Long-term debt                                           988       1,142        988      1,142       1,312      1,500           -
  Common shareholders' equity                           12,465      11,476     11,983     11,295      10,115      9,517       8,852
  Total shareholders' equity                            12,465      11,476     11,983     11,295      10,115      9,517       8,852
  Average shareholders' equity                         $12,233     $11,360    $11,460    $10,503     $ 9,764    $ 9,169     $ 8,563
PERFORMANCE RATIOS
  Return on average total assets                          1.24        1.29       1.25       1.31        1.12       0.92        0.88
  Return on average common equity                        10.52       11.36      10.91      12.22       10.99       9.27        9.20
  Efficiency                                             54.68       54.73      53.56      53.87       57.62      61.39       62.08
  Net overhead expense to average assets                  2.30        2.27       2.36       2.24        2.35       2.35        2.41
  Net interest margin                                     4.88        4.84       4.88       4.82        4.58       4.34        4.11
CAPITAL RATIOS AT PERIOD-END
  Tangible equity to tangible assets                     11.78       11.39      12.40      11.70       11.10      10.80       10.30
  Tier 1 risk-adjusted capital                           16.93       17.19      17.15      16.46       15.31      14.84       14.73
  Total risk-adjusted capital                            18.18       18.44      18.39      17.71       16.56      16.04       15.95
  Dividend payout ratio                                  28.84       57.53      44.54      28.01       18.63      21.81       23.55
ASSET QUALITY DATA
  Nonperforming loans                                  $   162     $   728    $   410    $   107     $   438    $   315     $   567
  Nonperforming assets                                     162         728        410        107         438        315         567
  Allowance for loan losses                            $ 1,008     $   937    $   913    $   853     $   851    $   771     $   743
  Nonperforming loans to period-end loans                 0.20        1.01       0.54       0.15        0.63       0.50        0.94
  Allowance for loan losses to nonperforming
     loans                                              622.22      128.71     222.68     797.20      194.30     244.76      131.04
  Allowance for loan losses to
     period-end loans                                     1.24        1.28       1.18       1.17        1.21       1.21        1.22



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of Fourth First Bancorp ("FFB") and its subsidiary, First Bank of Huntingburg ("First Bank") (referred to in this discussion and analysis on a consolidated basis as the "Consolidated Entity"). It identifies trends and material changes that occurred during the reported periods and should be read in conjunction with the consolidated financial statements and accompanying notes.

INTRODUCTION

    The information in this financial analysis explains certain significant financial matters over the past several years. The financial information included in this Prospectus/Proxy Statement frequently compares current amounts to historical amounts. Financial information is presented on a consolidated basis including the subsidiary, First Bank, and the parent company, FFB.

BUSINESS OF FFB

    FFB is a one-bank holding company which conducts no direct business activities. All business activities are performed by First Bank.

    First Bank provides a full range of banking services to individuals, agricultural businesses, commercial businesses and light industries located in its service area. It maintains a diversified loan portfolio, including loans to individuals for home mortgages, automobiles and personal expenditures, and loans to business enterprises for current operations and expansion. First Bank offers a variety of deposit vehicles, including checking, savings, money market, individual retirement accounts and certificates of deposit.

    The principal source of revenue for FFB and First Bank is interest and fees on loans. First Bank's results of operations depend primarily on the level of its net interest income and other operating income and operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively. First Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, and actions of regulatory authorities. On a consolidated basis, interest and fees on loans accounted for 82.8% of FFB's total income (comprised of interest income and other income) during the six months ended June 30, 1997 and 80.5% in 1996, 79.0% in 1995, and 77.3% in 1994. Interest on
investments accounted for 13.5% of FFB's total revenues during the six months ended June 30, 1997 and 16.0% in 1996, 16.1% in 1995, and 18.8% in 1994.

    The principal markets for First Bank's financial services are the Huntingburg community and the surrounding communities of Dubois County. First Bank also serves the outlying counties adjacent to Dubois County. This market is served through two offices located in Huntingburg and one office in Ferdinand.

    FFB and First Bank employ an aggregate of approximately 46 persons on a full-time equivalent basis.

FINANCIAL CONDITION

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 TO DECEMBER 31, 1996.

    Total assets increased to $105.8 million as of June 30, 1997 from $103.0 million as of December 31, 1996, an increase of $2.8 million, or 2.7%. Shareholders' equity increased approximately $482,000, or 4.0%, from $12.0 million at December 31, 1996 to $12.5 million at June 30, 1997. The increase in shareholders' equity was the result of $643,000 in earnings for the six month period, less the impact of dividends declared on common shares of approximately $186,000. Appreciation of approximately $24,000 of securities available for sale also contributed to the increase in shareholders' equity.

    Total cash and cash equivalents and federal funds sold increased from $3.9 million at December 31, 1996 to $4.3 million at June 30, 1997. Interest-bearing deposits and investments also decreased from $19.7 million at December 31, 1996 to $17.8 million at June 30, 1997. The decrease in interest-bearing deposits and investments is primarily a result of increased loan activity whereby First Bank has shifted its assets to fund loan growth.

    Net loans increased $4.2 million, or 5.5%, from $76.4 million at December 31, 1996 to $80.6 million at June 30, 1997. Real estate loans for 1-4 family housing increased by $2.1 million due to increased housing demand and higher priced houses. Real estate loans secured by nonfarm residential properties, farm-land, multi-family residential properties and construction and land development increased by $1.0 million and commercial loan increased by $1.0 million primarily as the result of First Bank increasing its customer base. Consumer loans increased $177,000 primarily due to increased financing needs relating to personal and automobile demands.

    Total deposits increased $2.4 million, or 2.7%, from $88.0 million at December 31, 1996 to $90.4 million at June 30, 1997. The increase in deposits was primarily the result of an increase of $2.9 million in time deposits. Management attributes growth in time deposits to high balance customer preferences for higher yielding instruments of deposit as opposed to the liquidity afforded by lower yielding transactional accounts. First Bank's pricing of deposits is consistent with that of its competitors. At June 30, 1997, First Bank had $8.9 million in time deposits with terms of one year or less.

    Other borrowings increased to $2.1 million as of June 30, 1997 from $2.3 million as of December 31, 1996, as First Bank purchased federal funds from its correspondent banks. First Bank has established federal funds lines of credit with its correspondent banks. These lines of credit are used to manage short-term liquidity needs. Federal funds are purchased and sold on a daily basis as determined by First Bank's liquidity position.

RESULTS OF OPERATIONS

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 TO JUNE 30, 1996

    GENERAL. FFB reported net income of $643,484 in the first six months ended June 30, 1997, a decrease of $1,603 from first six months ended June 30, 1996 of $645,087. Return on average shareholders' equity for the first six months ended June 30, 1997 was 10.5% compared to 11.4% for the same period in 1996. For the first six months ended June 30, 1997, return on average assets was 1.24% compared to 1.29% for the same period in 1996.

    NET INTEREST INCOME. Net interest income is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Changes in the mix and volume of assets and liabilities, and the yields and rates earned or paid, have a major impact on earnings. Table 1 shows average balances and rates. The level of net interest income achieved is also influenced by market rates of interest, the financial strength of loan customers and the federal government's monetary policies. Interest income represented 96.3% of total income for the six month period ended June 30, 1997 and 96.4% for the same period in 1996.

    For the six month period ended June 30, 1997, total interest income was $4.124 million, an increase of $227,000 from $3.897 million for the same period in 1996. Total interest expense increased $106,000 from $1.706 million for the six month period ended June 30, 1996 to $1.812 million for the same period in 1997. As a result, net interest income increased $121,000 from $2.191 million for the six month period ended June 30, 1996 to $2.312 million for the same period in 1997, as shown in Table 1.

    INTEREST INCOME. On a fully taxable-equivalent basis (whereby tax-exempt income is adjusted to be comparable to income from taxable investments), as shown in Table 1, total interest income increased by $220,000, or 5.6%, for the six months ended June 30, 1997. The increase is primarily due to a $4.0 million, or 4.2%, increase in average outstanding interest-earning assets ($98.5 million for June 30, 1997 and $94.5 million for June 30, 1996 before tax adjustment). In addition, the average interest rate on earning assets increased from 8.25% for the six month period ended June 30, 1996 to 8.37% for the same period in 1997. The increase in the average interest rate was attributable to a higher yield on investment securities (6.14% for the six month period ended June 30, 1997 versus 5.83% for the same period in 1996, before tax adjustment) and a shift in the mix of earning assets from lower yielding investments to higher yielding loans (average loans for the six month period ended June 30, 1997 amounted to $79.7 million compared to $72.9 million for the same period in
1996). Average loans grew by $6.8 million, or 9.3%, during the period ended June 30, 1997 compared to the period ended June 30, 1996. The increase in loan demand combined with nominal deposit growth caused First Bank to shift its asset mix from lower yielding investment securities and federal funds sold to higher yielding loans.

    INTEREST EXPENSE. As shown in Table 1, increases in total interest expense are primarily attributable to the increases in the average outstanding balances of interest-bearing liabilities, primarily in higher priced time deposits. Interest expense on deposits increased as a result of higher average balances held in time deposits and an increase in the average interest rate paid on these deposits. The average outstanding balance of time deposits increased $3.1 million, or 6.4%. Additionally, the rates paid on these deposits increased from 5.33% during the six month period ended June 30, 1996 to 5.45% for the six month period ended June 30, 1997. The increase in interest rates paid on time certificates of deposit reflects the competitive nature of the local market to attract and hold these deposits. Interest rates paid on interest-bearing demand deposits and savings accounts decreased from 2.47% and 3.17%, respectively, as of June 30, 1996 to 2.42% and 3.16%, respectively, as of June 30, 1997.

    First Bank is unable to predict the impact on future earnings as a result of the higher rates paid on time deposits due to uncertainties regarding economic conditions in 1997 and beyond. While First Bank does not expect a major change in rates paid on interest bearing deposits, earnings could be negatively impacted if interest rates on interest-earning assets fall significantly due to changes in market interest rates. If interest rates fall significantly, First Bank would be negatively impacted as a large portion of its loan portfolio consists of adjustable rate loans which rates fluctuate with changes in the capital markets.

    As discussed in the Asset/Liability Management section of this financial review, First Bank attempts to manage the structure (i.e., categories and maturities) of the balance sheet to minimize the effects of interest rate fluctuations. First Bank's net interest margin (net interest income divided by total earning assets) increased from 4.84% for the six month period ended June 30, 1996 to 4.88% for the same period ended June 30, 1997, and the interest spread (average rate earned minus average rate paid) was down slightly from 4.02% to 4.01%. While it is difficult to predict interest rates for the upcoming year, it is anticipated that rates will remain stable or slightly increase through 1998.

    PROVISION AND ALLOWANCE FOR LOAN LOSSES. The provision for loan losses reflects management's judgment of the cost associated with the credit risk inherent in the loan portfolio. The provision is determined through management's assessment of the quality of the loan portfolio, current as well as future economic factors, and the volume of loans outstanding. Provision amounts from year-to-year are also affected by the level of net charge-offs and management's perception of the adequacy of the allowance for loan losses. The activity in the allowance for loan losses is shown in Table 8. The provision for loan losses for the first six months of 1997 was $90,000, an increase of $15,000 over the provision of $75,000 for the same period in 1996. Net recoveries for the first six months of 1997 amounted to $5,000 while net recoveries for the first six months of 1996 amounted to $9,000. As a result, First Bank's ending balance as of June 30, 1997 in its allowance for loan loss account amounted to $1.0 million, or 1.24%, of loans outstanding. This compares to the June 30, 1996 allowance for loan losses which amounted to $937,000, or 1.28%, of loans outstanding.

    Management's determination of the adequacy of the allowance for loan losses is based upon a continuing review of the loan portfolio which includes past loan loss experience, current economic conditions, loan volume, composition of the loan portfolio and additional factors. The $71,000 increase in the allowance for loan losses from June 30, 1996 to June 30, 1997 is primarily attributable to loan growth.

    Non-accrual, past due and restructured loans decreased by $566,000, or 77.8%, from $728,000 at June 30, 1996 to $162,000 at June 30, 1997, as shown in
Table 7. Generally, the accrual of interest income on a loan is suspended when the loan becomes 90 days past due, unless the loan is fully secured and is in the process of collection. A restructured loan is generally one that is accruing interest, but on which concessions in terms have been granted as a result of deterioration in the financial condition of the borrower. Management believes that the allowance for loan losses is adequate as of June 30, 1997 based upon its analysis of loss potential. First Bank's policy is to maintain an allowance sufficient to cover expected losses based on its analysis of the loan portfolio and at a reasonable level considering historical net charge-offs for First Bank.

    At June 30, 1997 First Bank had one concentration greater than 10% of the total loans outstanding. Outstanding loans to Commercial Real Estate Holding Companies totaled $8.5 million, or 10.4%, of total loans.

    NONINTEREST INCOME. Noninterest income primarily consists of fees for services and products. Income related to service charges on deposit accounts consists of fees for demand deposit accounts, overdraft and non-sufficient fund charges, automatic teller machine transactions charges, and other miscellaneous charges and fees. Total income from service charges on deposit accounts was $105,000 for the six month period ended June 30, 1997 compared to $98,000 for the same period in 1996. The increase from 1996 is primarily due to an increase in First Bank's per item overdraft and non-sufficient funds fees.

    The remaining category of noninterest income is derived from services that include fees for the sale of credit insurance, safe deposit box rent, trust fees, annuity sales, cashiers checks and travelers check sales and other miscellaneous categories. Other operating income amounted to $53,000 for the six month period ending June 30, 1997, a $4,000, or 8.3%, increase over the same period in 1996. The increase from the six month period of 1996 is primarily due to higher credit card and trust fees.

    Due to the variety of income sources included in noninterest income, fluctuations in the level of income occur from year to year.

    NONINTEREST EXPENSE. Noninterest expense increased $90,000, or 7.0%, from $1.28 million for the first six months of 1996 to $1.37 million for the same period in 1997. Two primary factors resulted in this increase. First, salary and employee benefits increased $68,000, or 8.7%, when comparing the first six months of 1997 to the same period in 1996. The increase is attributable to a $44,000 increase in salaries and wages, a $14,000 increase in contributions to the profit sharing plan and bonus payments, and a $10,000 increase in health, life, and disability insurance. Second, FFB has incurred $20,000 in merger related expenses during the first six months of 1997. There were no merger related expenses incurred during the same period in 1996. The holding company anticipates it will continue to incur additional merger related expenses during the second half of 1997. These expenses will negatively impact the earnings performance of FFB for 1997. The amount of additional merger related expenses to be incurred is unknown at this time.

    Other noninterest expenses, such as data processing, lease, advertising, supplies and postage, for the first six months of 1997 were slightly higher than those expenses incurred for the same time period 1996. For the first six months ended June 30, 1997, other non-interest expenses amounted to $502,000 or $2,000 greater than the $500,000 other non-interest expense for the same period 1996.

    INCOME TAXES. The effective federal income tax rate for the first six months of 1997 was 26.3% which is comparable to the 25.2% effective rate for the same period 1996. The $17,000 increase in federal income taxes for the first six months of 1997 is attributable to slightly higher earnings and less tax-exempt interest income.

FINANCIAL CONDITION

COMPARISON OF 1996 TO 1995

    Total assets increased to $103.0 million as of December 31, 1996 from $102.6 million as of December 31, 1995, an increase of $400,000, or .4%. Shareholders' equity increased approximately $688,000, or 6.1%, from $11.3 million at December 31, 1995 to $12.0 million at December 31, 1996. The increase in shareholders' equity was the result of $1.250 million in earnings for the 12 month period, less the impact of dividends declared on common shares of FFB of approximately $557,000.

    Total cash and cash equivalents and federal funds sold decreased from $8.1 million at December 31, 1995 to $3.9 million at December 31, 1996. Interest-bearing deposits and investments increased from $19.5 million at December 31, 1995 to $19.7 million at December 31, 1996. The decrease in cash equivalents and federal funds is primarily a result of increased loan activity whereby First Bank has shifted its assets to fund loan growth.

    Net loans increased $4.5 million, or 6.3%, from $71.9 million at December 31, 1995 to $76.4 million at December 31, 1996. Real estate loans for 1-4 family housing increased by $2.3 million due to increased housing demand and higher priced houses. Real estate loans secured by nonfarm residential properties, farm-land, multi-family residential properties and construction and land development increased by $2.0 million and commercial loans decreased by $300,000. Consumer loans increased $500,000 primarily due to increased financing needs relating to personal and automobile demands.

    Total deposits decreased $1.5 million, or 1.7%, from $89.4 million at December 31, 1995 to $87.9 million at December 31, 1996. The decrease in deposits was primarily the result of a decrease of $1.9 million in time deposits. Management attributes the decrease in time deposits to the attractiveness of the equity markets coupled with the relatively low yields available on certificates of deposit. First Bank's pricing of deposits is consistent with that of its competitors.

    COMPARISON OF 1995 TO 1994. Total assets increased to $102.6 million as of December 31, 1995 from $97.8 million as of December 31, 1994, an increase of $4.8 million, or 4.9%. Shareholders' equity increased approximately $1.2 million, or 11.7%, from $10.1 million at December 31, 1994 to $11.3 million at December 31, 1995. The increase in shareholders' equity was the result of $1.284 million in earnings for the 12 month period, less the impact of dividends declared on common shares of FFB of approximately $360,000. Appreciation of approximately $256,000 of securities available for sale also contributed to the increase in shareholders' equity.

    Total cash and cash equivalents and federal funds sold increased from $4.4 million at December 31, 1994 to $8.1 million at December 31, 1995. Interest-bearing deposits and investments decreased from $20.8 million at December 31, 1994 to $19.5 million at December 31, 1995. The overall increase in cash equivalents and federal funds is primarily a result of slow loan growth and the then current interest rate environment.

    Net loans increased $2.5 million, or 3.6%, from $69.4 million at December 31, 1994 to $71.9 million at December 31, 1995. Real estate loans for 1-4 family housing increased by $1.2 million due to increased housing demand and higher priced houses. Real estate loans secured by nonfarm residential properties, farm-land, multi-family residential properties and construction and land development decreased by $300,000 and commercial loans increased by $1.0 million primarily as the result of First Bank increasing its customer base. Consumer loans increased $500,000 primarily due to increased financing needs relating to personal and automobile demands.

    Total deposits increased $4.5 million, or 5.3%, from $84.9 million at December 31, 1994 to $89.4 million at December 31, 1995. The increase in deposits was primarily the result of an increase of $5.0 million in time deposits. Management attributes growth in time deposits to high balance customer preferences for higher yielding instruments of deposit as opposed to the liquidity afforded by lower yielding transactional accounts. First Bank's pricing of deposits is consistent with that of its competitors.

RESULTS OF OPERATIONS

COMPARISON OF 1996 TO 1995

    GENERAL. FFB reported net income of $1.250 million in 1996, a decrease of $34,000, or 2.6%, below 1995 net income of $1.284 million. Return on average shareholders' equity for 1996 was 10.9% compared to 12.2% for 1995. The 1996 return on average assets was 1.25% compared to 1.31% for 1995.

    NET INTEREST INCOME. For the year ended December 31, 1996, total interest income was $7.9 million, an increase of $300,000, or 3.6%, from $7.6 million for 1995. The total interest expense increased $83,000 from $3.3 million in 1995 to $3.4 million in 1996. As a result, net interest income increased $200,000 from $4.3 million in 1995 to $4.5 million in 1996, as shown in Table 1a.

    INTEREST INCOME. Table 1a depicts average balances and rates, and Table 2 shows the dollar effect of volume and rate changes from 1995 to 1996. On a fully taxable-equivalent basis, total interest income increased by $267,000 from 1995 to 1996. This increase was due to a $2.5 million increase in average earning assets outstanding ($95.4 million for 1996 and $92.9 million for 1995) and an increase in average interest rates (8.29% for 1996 and 8.21% for 1995). The increased average earning asset total and higher average interest rate were attributable to a $2.8 million increase in average loans outstanding. For the year ended 1996, loans outstanding grew by $4.5 million. The primary growth was in 1-4 family real estate loans of $2.3 million and non- residential real estate loans of $2.0 million. Commercial loans were down slightly. Consumer loans grew $500,000 during the 1996 year. Average interest rates for taxable securities increased from 5.76% in 1995 to 6.09% in 1996, largely due to the maturity of lower-rate investments. Average interest rates for tax-exempt securities decreased from 6.33% in 1995 to 6.26% in 1996, before tax adjustment. The decrease in rates was attributable to both the early call and maturity of certain tax-exempt securities. Interest income on other earning assets decreased from $239,000 in 1995 to $224,000 in 1996. The $15,000, or 6.3%,
decrease was attributable to both lower balances and lower interest rates earned on these assets.

    INTEREST EXPENSE. Interest expense on interest bearing liabilities increased by $83,000 from $3.362 million in 1995 to $3.445 million in 1996. The primary reason for the increased interest expense was due to an overall increase in average rates paid on interest bearing liabilities. The average rate on interest bearing liabilities was 4.46% in 1996 compared to 4.38% for 1995. In addition, the total average balance of interest bearing liabilities increased from $76.7 million in 1995 to $77.2 million in 1996, an increase of $548,000. Overall, First Bank experienced slightly higher deposit rates in 1996. The average rate on savings deposits increased from 3.06% in 1995 to 3.21% in 1996, while time deposit rates increased from 5.25% to 5.37% for the same period. Interest bearing checking account rates decreased slightly from an average rate of 2.64% in 1995 to 2.48% in 1996. Interest expense on First Bank's borrowed funds also decreased. Comparing 1995 to 1996, First Bank's cost on borrowed funds dropped from $77,000 to $62,000. The $15,000, or 19.5%, decrease was attributable to average lower amounts of borrowed funds ($1.131 million verses $1.376 million) and lower interest rates paid on these funds, as shown in both Table 1a and 2.

    PROVISION AND ALLOWANCE FOR LOAN LOSSES. As shown in Table 8, the provision for loan losses for 1996 was $212,000, an increase over the 1995 provision of $105,000. First Bank experienced net charge-offs of $152,000 in 1996 and net charge-offs of $103,000 in 1995. The increased provision in 1996 compared to 1995 is the result of two factors. First, First Bank anticipated a partial charge-off of one of its larger commercial real estate loans and, therefore, management determined there was a need to increase the provision for loan losses. Second, First Bank's loan portfolio grew by $4.6 million during 1996 and management determined there was a need to increase the provision due to increased loan activity.

    At December 31, 1996, the allowance for loan losses amounted to $913,000, or 1.18%, of total loan outstanding compared to $853,000, or 1.17%, of total loans at December 31, 1995. Although the level of non-performing loans increased significantly from .15% of loans outstanding in 1995 to .54% in 1996, as depicted in Table 7, the major portion of the increase was attributable to one commercial real estate loan. Management felt it had identified its exposure on this particular loan and that an adequate provision was made for any loss to be sustained on this loan. In addition, First Bank's allowance was in line with its peer group considering historical net charge-offs for First Bank and the industry as a whole.

    NONINTEREST INCOME. Total income from service charges on deposit accounts was $199,000 for 1996 compared to $184,000 for 1995. Other operating income for 1996 amounted to $95,000 compared to $209,000 for 1995. The $114,000 decrease in 1996 was due to a $115,000 intangible tax refund First Bank received from the State of Indiana Department of Revenue during 1995. Without this one-time refund, 1996's other operating income would have surpassed the 1995 other operating income by $1,000.

    NONINTEREST EXPENSE. Salaries and employee benefits, totaling $1.6 million, changed only slightly due to employee changes at different salary levels. Occupancy expenses for 1996 were also in line with 1995 expenses. Occupancy expenses during 1996 amounted to $383,000 compared to $378,000 for 1995. Other operating expenses decreased during 1996 in comparison to 1995. Other operating expenses for 1996 amounted to $686,000, a $25,000, or 3.5%, decrease from the 1995 operating expenses of $711,000. The primary reason for the lower 1996 other operating expenses was a $79,000 decrease in First Bank's FDIC insurance premium. It is likely First Bank will continue to experience lower FDIC insurance premiums into the foreseeable future due to strength of the Bank Insurance Fund and the health of the banking industry. Partially offsetting the FDIC insurance premium savings were higher consulting, public relations and advertising, and loan and collection expenses.

    INCOME TAXES. The effective federal income tax rate for 1996 was 25.2%, which is compares to the 25.1% effective rate for 1995. The $8,000 decrease in federal income taxes for 1996 is attributable to lower pre-tax earnings, but was partially offset by slightly lower tax exempt interest income.

COMPARISON OF 1995 TO 1994

    GENERAL. FFB reported net income of $1.284 million in 1995, an increase of $211,000, or 19.7%, over 1994 net income of $1.073 million. Return on average shareholders' equity for 1995 was 12.2% compared to 11.0% for 1994. The 1995 return on average assets was 1.31% compared to 1.12% for 1994.

    NET INTEREST INCOME. As shown in Table 1a, for the year ended December 31, 1995, total interest income was $7.6 million, an increase of $1.0 million, or 15.2%, from $6.6 million for 1994. Total interest expense increased $683,000 from $2.7 million in 1994 to $3.4 million in 1995. As a result, net interest income increased $346,000 from $3.9 million in 1994 to $4.3 million in 1995.

    INTEREST INCOME. On a fully taxable-equivalent basis, total interest income increased by $1.025 million from 1994 to 1995. This increase was due to a $2.6 million increase in average earning assets outstanding ($92.9 million for 1995 and $90.3 million for 1994) and an increase in average interest rates (8.21% for 1995 and 7.31% for 1994), as depicted in Table 1a and Table 2. The increased average earning asset total and higher average interest rate was attributable to a $4.5 million increase in average loans outstanding. For the year 1995, loans outstanding grew by $2.5 million. The primary growth in average loans was in 1-4 family real estate loans of $1.2 million and commercial loans of $1.1 million. Consumer loans grew $500,000 during the year. Average interest rates for taxable securities increased from 5.22% in 1994 to 5.76% in 1995, largely due to the maturity of lower-rate investments. Average interest rates for tax-exempt securities decreased from 6.36% in 1994 to 6.33% in 1995, before tax adjustment. The decrease in rates was attributable to both the early call and maturity of certain tax-exempt securities. Interest income on other earning assets increased from $129,000 in 1994 to $239,000 in 1995. The $110,000, or 85.3%, increase was attributable to both higher balances and higher interest rates earned on these assets.

    INTEREST EXPENSE. Interest expense on interest bearing liabilities increased by $683,000 from $2.679 million in 1994 to $3.362 million in 1995. As shown in Table 1a and Table 2, the primary reason for the increased interest expense was due to an increase in average rates paid on interest bearing liabilities. The average rate on interest bearing liabilities was 4.38% in 1995 compared to 3.56% for 1994. In addition, the total average balance of interest bearing liabilities increased from $75.2 million in 1994 to $76.7 million in 1995, an increase of $1.5 million. The average rate on savings deposits increased from 2.36% in 1994 to 3.06% in 1995, while time deposit rates increased from 4.30% to 5.25% for the same period. Interest bearing checking account rates increased slightly from an average rate of 2.50% in 1994 to 2.64% in 1995. Interest expense on First Bank's borrowed funds decreased. Comparing 1994 to 1995, First Bank's cost on borrowed funds dropped from $89,000 to $77,000. The $12,000, or 13.5%, decrease was primarily attributable to average lower amounts of borrowed funds, $1.376 million verses $1.660 million.

    PROVISION AND ALLOWANCE FOR LOAN LOSSES. The provision for loan losses for 1995 was $105,000, an increase over the 1994 provision of $60,000. First Bank experienced net charge-offs of $103,000 in 1995 and net recoveries of $20,000 in 1994, as depicted in Table 8. The increased provision in 1995 compared to 1994 is the result of an increase in First Bank's loan portfolio of $2.5 million during 1995 and management's determination that there was a need to increase the provision due to increased loan activity.

    At December 31, 1995, the allowance for loan losses amounted to $853,000, or 1.17%, of total loans outstanding compared to $851,000, or 1.21%, of total loans at December 31, 1994. As shown in Table 7, the level of non-performing loans decreased significantly from .53% of loans outstanding in 1994 to .15% in 1995; the major portion of the decrease was attributable to one larger commercial real estate loan being paid off. First Bank's allowance was in line with its peer group considering historical net charge-offs for First Bank and the industry as a whole.

    NONINTEREST INCOME. Total income from service charges on deposit accounts was $184,000 for 1995 compared to $163,000 for 1994. Other operating income for 1995 amounted to $208,000 compared to $105,000 for 1994. The $104,000 increase in 1995 was due to a $115,000 intangible tax refund First Bank received from the State of Indiana Department of Revenue during 1995. Without this one-time refund, 1995 other operating income would have been $11,000 less than 1994.

    NONINTEREST EXPENSE. Salaries and employee benefits increased from $1.399 million in 1994 to $1.536 million in 1995, or 9.8%, due to increases in wages, insurance and benefits. Occupancy expenses increased by 6.8%, or $24,000, from $354,000 in 1994 to $378,000 in 1995, due to increased maintenance on premises. Other operating expenses decreased during 1995 in comparison to 1994. Other operating expenses for 1995 amounted to $711,000, a $78,000, or 9.9%, decrease from 1994's operating expenses of $789,000. The primary reason for the lower 1995 other operating expenses was a $102,000 decrease in First Bank's FDIC insurance premium. Partially offsetting the FDIC insurance premium savings were higher consulting, public relations and advertising, and supplies expense.

    INCOME TAXES. The effective federal income tax rate for 1995 was 25.1% which is compares to the 23.0% effective rate for 1994. The $120,000 increase in federal income taxes for 1995 is attributable to higher pre-tax earnings and slightly higher tax exempt interest income.

ASSET/LIABILITY MANAGEMENT

    Asset/Liability management involves developing, implementing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact significant fluctuations in market interest rates have on earnings. The Asset/Liability Committee of First Bank is responsible for managing this process. Much of this committee's efforts are focused on minimizing First Bank's sensitivity to changes in interest rates. One method of gauging sensitivity is by a static gap analysis.

    As seen in Table 12, First Bank had a cumulative liability gap position of $3.0 million within the one-year time frame. This position suggests that if market interest rates decline in the next 12 months, FFB has the potential to earn more net interest income. A limitation of the traditional static gap analysis, however, is that it does not consider the timing or magnitude of noncontractual repricing. In addition, the static gap analysis treats demand and savings accounts as repriceable within 30 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity. Although the static gap sensitivity varies from time frame to time frame, management has the ability to adjust rates on deposit accounts in an effort to achieve a neutral interest sensitivity position within the intermediate term.

LIQUIDITY

    Liquidity is generally defined as the ability to meet cash flow requirements. FFB manages liquidity at two levels, the parent company and its subsidiary, First Bank. FFB's primary cash requirement is to pay dividends to FFB's shareholders. Its primary source of funds is dividends received from First Bank.

    First Bank's primary liquidity consideration is to meet the cash flow needs of its customers, such as borrowings and deposit withdrawals. To meet cash flow requirements, sufficient sources of liquid funds must be available. These sources include: short-term investments; repayments and maturities of loans and securities; growth in deposits and other liabilities; and bank profits. At June 30, 1997, First Bank had $5.1 million in cash and due from banks and deposits in other banks. Also, as shown in Table 4, approximately $3.1 million of investment securities were scheduled to mature within one year. Principal reductions received on loans also provide a continual stream of cash flows. Another source of liquid funds is net cash provided from operating activities, which provided $1.5 million in 1996. Also, First Bank has established federal funds lines of credit with its correspondent banks which allow First Bank to borrow up to $9.7 million. Finally, First Bank is a member of the of the Federal Home Loan Bank of Indianapolis ("FHLB"). Based on First Bank's June 30, 1997 stock ownership, an additional $2.3 million borrowing capacity is available with the FHLB.

CAPITAL RESOURCES

    Management believes that a strong capital position is paramount to its continued profitability and continued depositor and investor confidence. It also provides First Bank with flexibility to take advantage of expansion opportunities and to accommodate larger commercial loan customers. Regulators have established "risk based" capital guidelines for banks and bank holding companies. Under the guidelines, minimum capital levels are based on the perceived risk in asset categories and certain off-balance-sheet items, such as loan commitments and standby letters of credit. Management monitors its capital levels to comply with regulatory requirements. In order to be considered "well capitalized" by the FDIC, financial institutions must maintain a leverage ratio in excess of 5% and a total risk based capital ratio in excess of 10%. First Bank's capital ratios were well in excess of regulatory standards for classification as "well capitalized" and approximated the capital ratios of FFB, as depicted in Table 11. Being considered "well capitalized" is one condition for assessing the federal deposit insurance premium at the lowest available rate.

IMPACT OF INFLATION

    The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of FFB operations. Nearly all the assets and liabilities of FFB are financial, unlike most industrial companies. As a result, performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. FFB's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on performance. Changes in interest rates do not necessarily move to the same extent as do changes in the prices of goods and services.

                            RATE VOLUME ANALYSIS - TABLE 1
                                (DOLLARS IN THOUSANDS)

                                                                       Six months ended June 30
                                                                       ------------------------
                                                          1997                                         1996
                                          Average                       Average        Average                       Average
ASSETS                                    Balance       Interest          Rate         Balance       Interest          Rate
------                                    -------       --------        -------        -------       --------        -------
Interest-earning assets:
Interest-earning deposits                 $   959       $     29          6.05%        $ 2,023       $     58          5.73%
Federal funds sold                            572             15          5.24%          2,360             65          5.51%
Investment securities (taxable)            11,494            353          6.14%         11,123            324          5.83%
Investment securities (tax-exempt)          5,799            180          6.21%          6,089            191          6.27%
Loans (net of unearned income) (1)         79,697          3,547          8.90%         72,918          3,259          8.94%
                                          -------       --------        -------        -------       --------        -------
Total interest earning assets             $98,521         $4,124          8.37%        $94,513         $3,897          8.25%

Non-earning assets:
Cash and due from banks                  $  3,111                                     $  3,234
Other non-earning assets                    2,806                                        2,804
Allowance for loan losses                    (955)                                        (893)
                                         --------                                     --------
    Total Assets                         $103,483                                     $ 99,658
                                         --------                                     --------
                                         --------                                     --------

LIABILITIES
Interest-bearing liabilities:
Transaction accounts                      $12,232           $148          2.42%        $12,483           $154          2.47%
Savings deposits                           15,261            241          3.16%         15,667            248          3.17%
Time deposits                              50,795          1,384          5.45%         47,723          1,273          5.33%
FHLB advance                                  988             27          5.47%          1,142             31          5.43%
Federal funds purchased                       439             12          5.47%              4              0          5.15%
                                          -------       --------        -------        -------       --------        -------
Total interest-bearing liabilities        $79,715         $1,812          4.55%        $77,019         $1,706          4.43%
                                                        --------        -------                      --------        -------
Non-interest bearing liabilities:
Demand deposits                           $10,855                                      $10,562
Other liabilities                             680                                          717
Stockholders' equity                       12,233                                       11,360
                                          -------                                      -------
    Total Liabilities and
      Stockholders' equity               $103,483                                      $99,658
                                          -------                                      -------
                                          -------                                      -------

Net interest income                                       $2,312                                       $2,191
                                                         -------                                      -------
                                                         -------                                      -------

Net interest spread                                                       3.82%                                        3.82%
                                                                        -------                                      -------
                                                                        -------                                      -------

Net interest margin                                                       4.69%                                        4.64%
                                                                        -------                                      -------
                                                                        -------                                      -------

Tax equivalent data:  (2)
    Tax equivalent adjustment                                 93                                           98
                                                         -------                                      -------

Adjusted net interest income                              $2,405                                       $2,289
                                                         -------                                      -------
                                                         -------                                      -------

Net interest spread                                                       4.01%                                        4.02%
Net interest margin                                                       4.88%                                        4.84%


(1) Average total loans include non-accrual loans and loan income includes loan fee income on loans held in the portfolio
(2) Tax-equivalent adjustment is computed using 34% statutory tax rate for all periods presented.

                           RATE VOLUME ANALYSIS - TABLE 1a
                                (DOLLARS IN THOUSANDS)

                                                                    Years ended December 31,
                                                                    ------------------------
                                              1996                            1995                               1994
                                   Average             Average   Average                Average     Average               Average
ASSETS                             Balance  Interest     Rate    Balance    Interest      Rate      Balance    Interest     Rate
------                             -------  --------   -------   -------    --------    -------     -------    --------   -------
Interest-earning assets:
Interest-earning deposits           $1,840      $106     5.76%    $1,236         $72      5.83%      $1,662         $77     4.63%
Federal funds sold                   2,156       118     5.47%     2,944         167      5.67%       1,298          52     4.01%
Investment securities (taxable)     11,621       708     6.09%    11,339         653      5.76%      14,360         749     5.22%
Investment securities (tax-exempt)   6,025       377     6.26%     6,366         403      6.33%       6,474         412     6.36%
Loans (net of unearned income) (1)  73,794     6,601     8.95%    70,985       6,334      8.92%      66,456       5,310     7.99%
                                   -------  --------   -------   -------    --------    -------     -------    --------   -------
Total interest earning assets      $95,436    $7,910     8.29%   $92,870      $7,629      8.21%     $90,250      $6,600     7.31%

Non-earning assets:
Cash and due from banks             $3,245                        $3,339                             $3,511
Other non-earning assets             2,712                         2,782                              2,930
Allowance for loan losses             (934)                         (857)                              (801)
                                  --------                       -------                            -------
  Total Assets                    $100,459                       $98,134                            $95,890
                                  --------                       -------                            -------
                                  --------                       -------                            -------

LIABILITIES
Interest-bearing liabilities:
Transaction accounts               $12,395      $307     2.48%   $13,120        $346      2.64%     $14,737        $368     2.50%
Savings deposits                    15,935       512     3.21%    14,965         458      3.06%      15,831         373     2.36%
Time deposits                       47,785     2,565     5.37%    47,237       2,481      5.25%      42,955       1,849     4.30%
FHLB advance                         1,084        59     5.44%     1,247          69      5.53%       1,428          76     5.32%
Other borrowings                         -         -     0.00%         -           -      0.00%          67           6     8.96%
Federal funds purchased                 47         2     4.89%       129           8      6.20%         165           7     4.24%
                                   -------  --------   -------   -------    --------    -------     -------    --------   -------
Total interest-bearing
  liabilities                      $77,249    $3,445     4.46%   $76,698      $3,362      4.38%     $75,183      $2,679     3.56%
                                            --------   -------              --------    -------                --------   -------
Non-interest bearing liabilities:
Demand deposits                    $11,001                       $10,130                            $10,516
Other liabilities                      752                           803                                427
Stockholders' equity                11,460                        10,503                              9,764
                                  --------                       -------                            -------
 Total Liabilities and
  Stockholders' equity            $100,459                       $98,134                            $95,890
                                  --------                       -------                            -------
                                  --------                       -------                            -------

Net interest income                           $4,465                          $4,267                             $3,921
                                            --------                         -------                            -------

Net interest spread                                      3.83%                            3.83%                             3.75%
                                                      --------                          -------                           -------
                                                      --------                          -------                           -------

Net interest margin                                      4.68%                            4.59%                             4.34%
                                                      --------                          -------                           -------
                                                      --------                          -------                           -------

Tax equivalent data:  (2)
 Tax equivalent adjustment                       194                             208                                212
                                            --------                         -------                            -------

Adjusted net interest income                  $4,659                          $4,475                             $4,133
                                            --------                         -------                            -------
                                            --------                         -------                            -------

Net interest spread                                      4.03%                            4.05%                             3.98%
Net interest margin                                      4.88%                            4.82%                             4.58%


(1) Average total loans include non-accrual loans and loan income includes loan fee income on loans held in the portfolio
(2) Tax-equivalent adjustment is computed using 34% statutory tax rate for all periods presented.

                            RATE VOLUME ANALYSIS - TABLE 2

The effect on Fourth First's interest income (on a fully-taxable equivalent basis) and interest expense due to the changes in volume and average rates for the periods indicated are shown below (in thousands):
                                                           1996-1995
                                                             Change      Change
                                                  Total      Due To      Due To
                                                 Change      Volume       Rate
                                                 ------      ------      ------
EARNING ASSETS
Interest-earning assets:
Interest-earning deposits                         $ 34        $ 35        $ (1)
Federal Funds sold                                 (49)        (43)         (6)
Investment Securities (taxable)                     55          16          39
Investment Securities (tax-exempt)                 (40)        (33)         (7)
Loans (net of unearned income)                     267         250          17
                                                ------      ------      ------
  Total interest earning assets                   $267        $225        $ 42

INTEREST BEARING LIABILITIES
Transaction accounts                              $(39)       $(19)       $(20)
Savings deposits                                    54          31          23
Time deposits                                       84          28          56
FHLB advance                                       (10)        (10)          -
Federal Funds purchased                             (6)         (4)         (2)
                                                ------      ------      ------
  Total interest-bearing liabilities              $ 83        $ 26        $ 57
                                                ------      ------      ------

Net interest income                               $184        $199        $(15)


                                                            1995-1994
                                                            Change      Change
                                                   Total    Due To      Due To
                                                 Change      Volume       Rate
                                                 ------      ------      ------

EARNING ASSETS
Interest-earning assets:
Interest-earning deposits                       $   (5)       $(22)       $ 17
Federal Funds sold                                 115          86          29
Investment Securities (taxable)                    (96)       (169)         73
Investment Securities (tax-exempt)                 (13)        (10)         (3)
Loans (net of unearned income)                   1,024         378         646
                                                ------      ------      ------
  Total interest earning assets                 $1,025        $263        $762

INTEREST BEARING LIABILITIES
Transaction accounts                            $  (22)       $(41)       $ 19
Savings deposits                                    85         (21)        106
Time deposits                                      632         196         436
FHLB advance                                        (7)         (7)          -
Other borrowing                                     (6)         (6)          0
Federal Funds purchased                              1          (2)          3
                                                ------      ------      ------
  Total interest-bearing liabilities            $  683        $119        $564
                                                ------      ------      ------

Net interest income                             $  342        $144        $198



For purposes of this table, changes in interest due to volume and average rate were determined as follows:

Volume Variance -- change in volume multiplied by previous average rate.
Rate Variance -- change in average rate multiplied by previous volume. Rate/Volume Variance -- change in volume multiplied by change in average rate. The rate/volume variances have been allocated to volume and average rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                                 INVESTMENT PORTFOLIO
                                 BOOK VALUE - TABLE 3
                                (DOLLARS IN THOUSANDS)

                                                            DECEMBER 31,
                                    JUNE 30, -------------------------------------------------
                                      1997      1996      1995      1994      1993      1992
                                      ----      ----      ----      ----      ----      ----
U.S. Treasury and agencies          $10,823   $11,805   $10,656   $11,997   $15,495   $16,461
State and political subdivisions      5,776     6,000     6,353     6,533     6,393     5,268
Other securities                        412       414       599       913     1,417       711
                                    -----------------------------------------------------------
  Total Investments                 $17,011   $18,219   $17,608   $19,443   $23,305   $22,440



    Excluding those holdings in the investment security portfolio of U.S. Treasury and U.S. Government agency and corporation securities and various projects notes fully-guaranteed by the U.S. Government, there were no investments in securities of any one issuer which exceeded 10% of shareholders' equity at June 30, 1997.

    Table 4 sets forth the schedule of maturities and weighted average interest rates of securities as of June 30, 1997 (in thousands):

               MATURITIES AND WEIGHTED AVERAGE INTEREST RATES - TABLE 4
                                (DOLLARS IN THOUSANDS)

                                                             JUNE 30, 1997
                                        1 YEAR         1-5         5-10      AFTER
                                        OR LESS       YEARS       YEARS     10 YEARS      TOTAL
                                       ---------     -------     -------   ----------    -------
U.S. Treasury and agencies             $ 2,800     $ 4,005      $ 3,801     $   217      $10,823
State and political subdivisions (1)       327       1,520        2,990         939        5,776
Other securities                             -          65            -         347          412
                                       -----------------------------------------------------------
  Total Investments                    $ 3,127     $ 5,590      $ 6,791     $ 1,503      $17,011
Weighted average yield                   6.20%       7.23%        7.61%       8.71%


(1) The yields on tax-exempt obligations have computed on a fully-taxable equivalent basis using a marginal federal tax rate of 34%.

                           LOAN PORTFOLIO SUMMARY - TABLE 5
                                (DOLLARS IN THOUSANDS)

                               JUNE 30,                DECEMBER 31,
                       --------------------  ---------------------------------
                       1997        %       1996          %     1995        %
                       ----        -       ----          -     ----        -

Commercial loans      $14,320    17.5%    $12,661    16.4%    $12,840    17.7%
Real estate loans      60,094    73.6%     57,623    74.5%     53,328    73.3%
Installment loans       7,190     8.8%      7,030     9.1%      6,544     9.0%
                      ---------------------------------------------------------

   Total Loans        $81,604   100.0%    $77,314   100.0%    $72,712   100.0%
                      ---------------------------------------------------------
                      ---------------------------------------------------------




                                               DECEMBER 31,
                       --------------------------------------------------------
                       1994        %       1993          %     1992        %
                       ----        -       ----          -     ----        -

Commercial loans      $11,871    16.9%    $16,268    25.5%    $16,024    26.3%
Real estate loans      52,248    74.4%     45,765    71.8%     41,775    68.5%
Installment loans       6,099     8.7%      1,675     2.6%      3,224     5.3%
                      ---------------------------------------------------------

   Total Loans        $70,218   100.0%    $63,708   100.0%    $61,023   100.0%
                      ---------------------------------------------------------
                      ---------------------------------------------------------

    As of June 30, 1997, the Bank had one concentration of credit greater than 10% of the total loans outstanding: Commercial Real Estate Holding Companies outstanding loans totaled $8.5 million or 10.4% of total loans.

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES - TABLE 6
                                (DOLLARS IN THOUSANDS)

                                           December 31, 1996
                           ----------------------------------------------
                            1 Year        1-5        After
                            or less     Years       5 Years      Total
                            -------     -----       -------      -----
Fixed rate loans          $ 7,543      $10,597     $ 3,333      $21,473
Adjustable rate loans      45,647       10,194           -       55,841
                          -----------------------------------------------
                          $53,190      $20,791     $ 3,333      $77,314
                          -----------------------------------------------
                          -----------------------------------------------


                            NON-PERFORMING LOANS -TABLE 7
                                (DOLLARS IN THOUSANDS)

    Nonperforming loans include loans on which interest is not being accrued and accruing loans contractually past due ninety days or more as to interest or principal payments.


                                                                     December 31,
                               June 30,    ----------------------------------------------------------------------
                                 1997            1996           1995          1994           1993            1992
                                 ----            ----           ----          ----           ----            ----
Non-accrual loans             $     24       $    322       $     12        $   249        $   254        $   337

Accruing loans contractually
past due 90 or more                138             88             95            189             61            230
                              ------------------------------------------------------------------------------------

Total non-performing loans    $    162       $    410       $    107        $   438        $   315        $   567
                              ------------------------------------------------------------------------------------
                              ------------------------------------------------------------------------------------
Non-performing loans as a
percent of total loans            0.20%          0.54%          0.15%          0.63%          0.50%          0.94%

Non-performing loans as a
percent of total assets           0.15%          0.40%          0.10%          0.45%          0.33%          0.60%

Total Loans                   $ 81,604       $ 77,314       $ 72,712        $70,218        $63,708        $61,023

Total Assets                  $105,786       $103,019       $102,573        $97,790        $95,717        $94,303



     Loans are placed on non-accrual status when, in the opinion of management, the collectibility of principal and interest is considered doubtful or when the payment of interest and principal is 90 days past due, unless the loans are both well secured and in the process of collection. Additional interest that would have been earned in 1997 had the loans classified as non-accrual remained at original terms is immaterial.

    As of June 30, 1997, there are no loans which are not included in the above nonperforming loan total for which management had serious doubt as to the ability of the borrowers to comply with the present repayment terms.

                         ALLOWANCE FOR LOAN LOSSES - TABLE 8
                                (DOLLARS IN THOUSANDS)

    A provision is credited monthly to an allowance for loan losses which is maintained at a level considered by management to be adequate to absorb possible future loan losses inherent in the current portfolio. During each quarter, management determines the level of provision necessary for an adequate allowance. Factors considered in assessing the adequacy of the allowance for loan losses include changes in the volume of the loan portfolio, past loan loss experience, existing and anticipated economic conditions, and other factors which may deserve current recognition in estimating possible future loan losses.

                                             Six
                                            Months                           December 31,
                                            ended    -----------------------------------------------------------
                                           6/30/97      1996         1995       1994          1993        1992
                                          --------      ----         ----         ----        ----        ----
Beginning Balance                        $    913     $    853    $    851     $    771    $    743     $    806

Loans charged off:
   Commercial loans                             -            5          81            2          94          155
   Real estate loans                            -          150          23            -          44           24
   Installment loans                            9           15          32           21          12           27
                                          ------------------------------------------------------------------------

      Total Charge Offs                         9          170         136           23         150          206
                                          ------------------------------------------------------------------------

Recoveries of charged-off loans:
   Commercial loans                             -            1           1            4          10           30
   Real estate loans                           12            -          24           38           2            3
   Installment loans                            2           17           8            1          11           10
                                         ------------------------------------------------------------------------
      Total Recoveries                         14           18          33           43          23           43

Net Charge offs (recoveries)                   (5)         152         103          (20)        127          163
Provision charged to operations                90          212         105           60         155          100
                                         ------------------------------------------------------------------------
      Ending Balance                     $  1,008     $    913    $    853     $    851    $    771     $    743
                                         ------------------------------------------------------------------------
                                         ------------------------------------------------------------------------
 Allowance as a percent of total loans      1.24%        1.18%       1.17%        1.21%       1.21%        1.22%

Net charged-off loans to average loans     -0.01%        0.21%       0.15%       -0.03%       0.21%        0.26%

Allowance as a percent of
   non-performing loans                   622.22%      222.68%     797.20%      194.30%     244.76%      131.04%

Total loans                              $ 81,604     $ 77,314    $ 72,712     $ 70,218    $ 63,708     $ 61,023

Total non-performing loans               $    162     $    410    $    107     $    438    $    315     $    567



                ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES - TABLE 9
                                (DOLLARS IN THOUSANDS)

    The following schedule sets forth managements's allocation of the allowance for loan losses by loan type. This allowance allocation is necessarily judgmental and is based upon current economic conditions (in general and with respect to certain customers or industries), past loss experience, the volume of each loan category and its respective past due history and other factors. Since these factors are subject to change, the following allocation is not necessarily indicative of the breakdown of future loan losses. The amounts indicated for each loan type include amounts allocated for specific loans as well as a general allocation.


                          June 30,                                         December 31,
                          --------       --------------------------------------------------------------------------
                        1997       %      1996       %   1995      %    1994       %   1993      %    1992       %
                        ----       -      ----       -   ----      -    ----       -   ----      -    ----       -
Commercial loans      $  186    17.5%     $145   16.4%   $174   17.7%   $223   16.9%   $267   25.5%   $301   26.3%
Real estate loans        736    73.6%      697   74.5%    588   73.3%    553   74.4%    478   71.8%    399   68.5%
Installment loans         86     8.8%       71    9.1%     91    9.0%     75    8.7%     26    2.6%     43    5.3%
                      ---------------------------------------------------------------------------------------------

Total ALL             $1,008     100%     $913    100%   $853    100%   $851    100%   $771    100%   $743    100%
                      ---------------------------------------------------------------------------------------------
                      ---------------------------------------------------------------------------------------------


                                                         DEPOSIT SUMMARY - TABLE 10
                                                           (DOLLARS IN THOUSANDS)

                                                June 30,1997                  December 31, 1996
                                                ------------                  -----------------
                                                    Avg        %                    Avg        %
                                           Avg bal  rate    Deposits      Avg bal   rate    Deposits
                                           -------  ----    --------      -------   ----    --------
Non-interest bearing demand deposits    $ 10,855             12.18%      $ 11,001            12.63%
Interest bearing demand deposits          12,232    2.42%    13.72%        12,395   2.48%    14.23%
Savings deposits                          15,261    3.16%    17.12%        15,935   3.21%    18.29%
Time deposits                             50,795    5.45%    56.98%        47,785   5.37%    54.85%
                                        -----------------------------------------------------------
Average total deposits                  $ 89,143            100.00%      $ 87,116           100.00%



                                             December 31, 1995                 December 31, 1994
                                           -------------------------       -------------------------
                                                    Avg         %                     Avg       %
                                           Avg bal  rate     Deposits       Avg bal  rate    Deposits
                                           -------  ----     --------       -------  ----    --------

Non-interest bearing demand deposits    $ 10,130             11.86%      $ 10,516            12.51%
Interest bearing demand deposits          13,120    2.64%    15.35%        14,737    2.50%   17.54%
Savings deposits                          14,965    3.06%    17.51%        15,831    2.36%   18.84%
Time deposits                             47,237    5.25%    55.28%        42,955    4.30%   51.11%
                                        -----------------------------------------------------------
Average total deposits                  $ 85,452            100.00%      $ 84,039           100.00%


                                             December 31, 1993                December 31,1992
                                                    Avg         %                     Avg       %
                                           Avg bal rate     Deposits       Avg bal  rate    Deposits
                                           ------- ----     --------       -------  ----    --------
Non-interest bearing demand deposits    $  9,838             11.95%      $  8,665            10.65%
Interest bearing demand deposits          13,965    2.54%    16.96%        13,094   3.27%    16.10%
Savings deposits                          15,124    2.51%    18.37%        14,434   3.30%    17.75%
Time deposits                             43,416    4.60%    52.72%        45,137   5.55%    55.50%
                                        -----------------------------------------------------------
Average total deposits                  $ 82,343            100.00%      $ 81,330           100.00%

    Time Certificates of Deposit of $100,000 or more

                                         06/30/97
                                         --------

1.)  Time deposits >= $100,000           $ 11,271

2.) 3 months or less maturity               2,713
    4-6 months maturity                     3,310
    7-12 months maturity                    2,921
    over 12 months                          2,327

                            REGULATORY CAPITAL - TABLE 11
                                (DOLLARS IN THOUSANDS)

                                                             December 31,
                                             June 30,  ---------------------
                                               1997         1996       1995
                                               ----         ----       ----


         Total Assets                       $ 105,786   $ 103,019   $ 102,573
         Risk-based Assets                     73,609      69,341      68,009
         Tier I Capital                        12,465      11,890      11,194
         Total Capital                      $  13,385   $  12,757   $  12,045
         Leverage Ratio                         11.78       12.40       11.70
         Tier I Risk-based Capital Ratio        16.93       17.15       16.46
         Total Risk-based Capital Ratio         18.18       18.39       17.71


                               GAP POSITION - TABLE 12

    The schedule that follows illustrates FFB's asset/liability (gap) position as of June 30, 1997 (in thousands):

                                                 Up to 3      4 to 12    1 to 2        After
                                   Total         Months       Months     Years         2 Years
                                   -----         ------       ------     -----         -------
ASSETS
Loans                              $  81,604     $ 30,544    $ 24,399     $  8,021    $ 18,640
Securities                            17,783        2,638       1,309        2,418      11,418
Federal funds sold                         -            -           -            -           -
Other assets                           6,399            -           -            -       6,399
                                   ----------------------------------------------------------------
  Total assets                     $ 105,786     $ 33,182    $ 25,708     $ 10,439    $ 36,457
                                   ----------------------------------------------------------------
                                   ----------------------------------------------------------------

LIABILITIES
Interest-bearing deposits          $  79,145     $ 40,876    $ 19,720     $ 11,370    $  7,179
Federal funds purchased                1,125        1,125           -            -           -
FHLB advance                             988          138           -          125         725
Other liabilities and equity          24,528            -           -            -      24,528
                                   ----------------------------------------------------------------

  Total liabilities and equity     $ 105,786     $ 42,139    $ 19,720     $ 11,495    $ 32,432
                                   ----------------------------------------------------------------
                                   ----------------------------------------------------------------
Gap                                              $ (8,957)   $  5,988     $ (1,056)   $  4,025
Cumulative gap                                   $ (8,957)   $ (2,969)    $ (4,025)   $      -

Cumulative rate sensitive ratio                 0.79         0.98        0.95         1.00

                                 FOURTH FIRST BANCORP
                       RETURN ON EQUITY AND ASSETS -- TABLE 13

The following table sets forth, for the periods indicated, return on assets, return on equity, dividend payout and average equity to average asset ratio:

                                                       December 31,
                                  June 30, -------------------------------------
                                    1997    1996    1995   1994    1993   1992
                                    ----    ----    ----   ----    ----   ----
Return on assets                    1.24%   1.25%   1.31%   1.12%  0.92%   0.88%
Return on equity                   10.52%  10.91%  12.22%  10.99%  9.27%   9.20%
Dividend payout ratio              28.84%  44.54%  28.01%  18.63% 21.81%  23.55%
Average equity to average assets   11.82%  11.42%  10.70%  10.18%  9.89%   9.47%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of FFB Common beneficially owned as of the Record Date by (i) each person or group of persons known to FFB to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of FFB Common and (ii) each director and executive officer of FFB. Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.

                                              Number of
                                              of Shares        Percentage of
                                            Beneficially    Outstanding Shares
                      Name                     Owned       Beneficially Owned(1)
                      ----                     -----       ------------------



        Ronald H. Cox                           3,181  (1)            2.2%
        Leroy Mundy (2)                        13,033  (3)            9.1%
        Edgar Mulzer                            6,088                 4.3%
        Eric R. Olinger                         3,396  (4)            2.4%
        Lee Ray Olinger(5)                     22,074  (6)           15.5%
        Max Olinger(7)                         11,195  (8)            7.8%
        Norbert Olinger(9)                      9,639 (10)            6.8%
        Glen L. Sakel                           2,174 (11)            1.5%
        Gene A. Thieman                         1,990 (12)            1.4%
        Richard F. Welp                           662 (13)               *
        First Bank of Huntingburg
        Retirement Profit Sharing  Plan(14)     7,568                 5.3%
        All directors and executive officers
        as a group (9 persons)                 60,399                42.3%

____________
*    Less than 1%.
(1) Ronald Cox beneficially owns 1,350 shares directly and 1,721 shares are beneficially owned by the estate of Roy H. Cox of which Ronald Cox is the personal representative and over which Ronald Cox has sole voting and investment power. Additionally, 110 shares are beneficially owned by Phyllis Cox, the wife of Mr. Cox.
(2) The address of this shareholder is 709 Orchard Road, Huntingburg, Indiana 47542.

(3) The Leroy Mundy Trust beneficially owns 6,516 shares over which Leroy Mundy has sole voting and investment power. The Rosemary Mundy Family Trust beneficially owns 6,517 shares, over which Rosemary Mundy, the spouse of Leroy Mundy, has sole voting and investment power. Leroy Mundy is the brother-in-law of Lee Ray Olinger, Max Olinger and Norbert Olinger, each of whom owns more than 5% of the outstanding shares of FFB Common.

(4) Eric Olinger beneficially owns 3,232 shares directly and 82 shares are beneficially owned by each of Brooke A. Olinger and Michael A. Olinger, the children of Eric Olinger. Eric Olinger is the son of Lee Ray and Martha Olinger, who owns more than 5% of the FFB Common. Eric Olinger is the nephew of Leroy and Rosemary Mundy, Norbert Olinger and Max Olinger, each of whom own more than 5% of the outstanding shares of FFB Common.
(5) The address of this shareholder is 707 Orchard Road, Huntingburg, Indiana 47542.
(6) Lee Ray Olinger beneficially owns 16,660 shares directly and 5,414 shares are beneficially owned by Martha Olinger, the spouse of Lee Ray Olinger. Lee Ray Olinger is the brother of Norbert Olinger and Max Olinger, each of whom own more than 5% of the outstanding shares of FFB Common and is the brother-in-law and brother, respectively, of Leroy and Rosemary Mundy, who own more than 5% of the outstanding shares of FFB Common. Eric Olinger is the son of Lee Ray Olinger.
(7) The address of this shareholder is 650 West First Street, Huntingburg, Indiana 47542.

(8) Max Olinger beneficially owns one (1) share directly and 3,497 shares are eneficially owned by the Max Olinger Primary Trust, over which Mr. Olinger has sole voting and investment power. The Dorothy Olinger Primary Trust beneficially owns 3,497 shares, over which Dorothy Olinger, the spouse of Mr. Olinger, has sole voting and investment power. Four Thousand Two Hundred shares (4,200) are beneficially owned by Five O Corporation, over which Max Olinger has sole voting and investment power. Max Olinger is the brother of Norbert Olinger and Lee Ray Olinger, each of whom own more than 5% of the outstanding shares of FFB Common and is the brother-in-law and brother, respectively, of Leroy and Rosemary Mundy, who own more than 5% of the outstanding shares of FFB Common. Max Olinger is the uncle of Eric Olinger.
(9) The address of this shareholder is 400 West First Street, Huntingburg, Indiana 47542.

(10) Norbert Olinger beneficially owns 6,251 shares directly and 3,388 shares are beneficially owned by Judith Olinger, the spouse of Mr. Olinger. Norbert Olinger is a brother of Max Olinger and Lee Ray Olinger, each of whom own more than 5% of the FFB Common and is the brother-in-law and brother, respectively, of Leroy and Rosemary Mundy, who own more than 5% of the outstanding shares of FFB Common. Eric Olinger is the nephew of Mr. Olinger.
(11) Glen Sakel beneficially owns one (1) share directly and 2,173 shares are beneficially owned by the Varena L. Sakel Family Trust, over which Varena Sakel has sole voting and investment power.
(12) Gene Thieman beneficially owns 1,820 shares directly and 170 shares are beneficially owned by the Gene Thieman Keogh Plan, over which Mr. Thieman has sole voting and investment power.
(13) Richard Welp beneficially owns 268 shares directly and 394 shares are jointly held with rights of survivorship with Rosemary H. Welp, spouse of Mr. Welp.
(14) The address of this shareholder is the same as FFB's.

                          DESCRIPTION OF NCBE CAPITAL STOCK

AUTHORIZED SHARES

    NCBE's Articles of Incorporation presently authorize the issuance of 20,000,000 shares of common stock, $1.00 stated value per share. As of October 31, 1997, there were 9,495,341 shares of NCBE Common issued and outstanding.

DIVIDENDS, VOTING, LIQUIDATION AND OTHER RIGHTS

    Holders of NCBE's Common are entitled to receive dividends when, as and if declared by NCBE's Board of Directors out of funds legally available therefor. The ability of the financial institution subsidiaries of NCBE to pay cash dividends, which are expected to be NCBE's principal source of income, is restricted by applicable banking laws and regulations. Such dividends have previously been NCBE's principal source of income.

    Holders of NCBE Common are entitled to one vote per share on all matters to be voted upon by the shareholders other than the election of directors. NCBE shareholders are entitled to cumulative voting on election of directors. Cumulative voting permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees.

    In the event of liquidation, dissolution or winding up of NCBE, whether voluntary or involuntary, the holders of NCBE Common would be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor).

    Holders of shares of NCBE Common do not have the preemptive right to subscribe on a pro-rata basis for any presently or subsequently authorized shares of NCBE Common.

    The shares of NCBE Common presently outstanding are, and the shares of NCBE Common to be issued pursuant to the Merger will be, when issued and delivered pursuant to the Merger Agreement and as described herein, duly authorized, validly issued, fully paid and non-assessable.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BY-LAWS

    Certain provisions of NCBE's Articles of Incorporation and By-laws may delay or make more difficult unsolicited acquisitions or changes of control of NCBE. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of NCBE, although such proposals, if made, might be considered desirable by a majority of NCBE's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of NCBE without the concurrence of the Board of Directors. These provisions include: (i) the classification of the Board of Directors into three classes, each class serving a "staggered" term of office of three years (see "COMPARISON OF SHAREHOLDER RIGHTS --Classified Board of Directors"); and
(ii) requirements for advance notice for making nominations at shareholders' meetings.

    NCBE's By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Although NCBE's By-laws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposals without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NCBE and its shareholders.

CERTAIN PROVISIONS OF THE IBCL

    Certain provisions of the IBCL may delay, prevent or make more difficult changes of control of NCBE. Such provisions also may have the effect of preventing changes in the management of NCBE. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests. See "COMPARISON OF SHAREHOLDER RIGHTS -- Business Combinations Involving Interested Shareholder" and "COMPARISON OF SHAREHOLDER RIGHTS -- Control Share Acquisitions."

TRANSFER AGENT

    The National City Bank of Evansville, Evansville, Indiana is the transfer agent for shares of NCBE Common.


                           COMPARISON OF SHAREHOLDER RIGHTS

    The rights of holders of shares of NCBE Common are governed by the IBCL and by NCBE's Articles of Incorporation and By-laws. The rights of holders of shares of FFB Common are governed by the IBCL and by FFB's Articles of Incorporation and By-laws. The rights of holders of shares of FFB Common differ in certain respects from the rights which they would have as shareholders of NCBE. A summary of the material differences between the respective rights of the shareholders of NCBE and FFB is set forth below.

CLASSIFIED BOARD OF DIRECTORS

    NCBE. The Articles of Incorporation and By-laws of NCBE divide the Board of Directors into three classes, as nearly equal in number as possible, with each class of directors serving a staggered term of three years. Directors are elected by a plurality of votes cast by shares entitled to vote. Presently there are three directors in each of NCBE's three classes of directors. The purpose of a classified Board of Directors is to promote stability and continuity within the Board. However, a classified Board of Directors also has the effect of decreasing the number of directors that may otherwise be elected by holders of NCBE Common and, therefore, may have the effect of precluding a contest for the election of directors or delay, prevent or make more difficult changes in control of NCBE.

    FFB. FFB does not have a classified Board of Directors. The Articles of Incorporation and By-laws of FFB provide for a Board of Directors of eight members, with each member serving a term until the next annual meeting of shareholders. Presently, there are eight FFB directors.

BUSINESS COMBINATIONS NOT INVOLVING AN INTERESTED SHAREHOLDER

    NCBE. NCBE's Articles of Incorporation require the affirmative vote of 80% of the shares entitled to vote on any merger, consolidation or other business combination transaction with another corporation that is not approved by a majority of the members of NCBE's Board of Directors.

    FFB. FFB's Articles of Incorporation and By-laws do not contain provisions similar to those discussed above.

BUSINESS COMBINATIONS INVOLVING AN INTERESTED SHAREHOLDER

    NCBE. The IBCL restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation. The above provisions do not apply to a corporation that so elects in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. NCBE's Articles of Incorporation do not exclude it from the restrictions imposed by such provisions.

    FFB. FFB's Articles of Incorporation also do not exclude it from such provisions of the IBCL.

REMOVAL OF DIRECTORS

    NCBE. Under the IBCL, directors may be removed in any manner provided in the corporation's articles of incorporation. In addition, unless the articles of incorporation provide otherwise, the shareholders or directors may remove one or more directors with or without cause. A director may be removed by the shareholders, if they are otherwise authorized to do so, only at a meeting called for that purpose, and such purpose must be stated in the notice of the meeting. A director elected by a voting group of shareholders may be removed only by that voting group. NCBE's Articles of Incorporation do not contain any provisions relating to the removal of directors.

    FFB. FFB's By-Laws provide that a majority of shareholders may remove any or all directors with or without cause at meeting of shareholders called expressly for that purpose.

AMENDMENTS TO ARTICLES OF INCORPORATION

    NCBE. The IBCL provides that, unless a greater vote is required under a specific provision of the IBCL or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment would create dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the IBCL, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the IBCL. NCBE's Articles of Incorporation provide that amendments must be approved by the holders of a majority of the outstanding voting shares; except that any amendment to the provisions concerning business combinations must be approved by the holders of eighty percent (80%) of the outstanding voting shares.

    FFB. FFB's Articles of Incorporation do not contain any provisions establishing a vote requirement different from the IBCL.

VOTING RIGHTS

    NCBE. On all matters other than the election of directors, NCBE shareholders are entitled to cast one vote per share of NCBE Common. NCBE shareholders are entitled to cumulative voting on election of directors. Cumulative voting permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees.

    FFB. Holders of shares of FFB Common are entitled to one vote per share on all other matters to be voted upon by the shareholders, including the election of directors. This means that the holders of a majority of outstanding shares may elect the entire board of directors.

SPECIAL MEETINGS OF SHAREHOLDERS

    NCBE. The IBCL provides that a corporation with more than 50 shareholders must hold a special meeting of shareholders on demand of its board of directors or the persons specifically authorized to do so by the corporation's articles or by-laws. NCBE's By-laws provide that a special meeting of shareholders must be held upon the request of the Chairman of the Board, the President, a majority of the Board of Directors or the holders of 25% or more of the outstanding shares of voting stock.

    FFB. FFB's By-Laws provide that special meetings of the shareholders of a corporation may be called at any time, for any purpose or purposes, by the Board of Directors or the President and shall be called at the request in writing of shareholders who own an aggregate or 25% or more of all the outstanding shares entitled to vote on the matter for which the meeting is called.

CONTROL SHARE ACQUISITIONS

    NCBE. Pursuant to the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation's articles of incorporation or by-laws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares. "Control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitled that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (i) more than 10% of its shareholders resident in Indiana,
(ii) more than 10% of its shares owned by Indiana residents or (iii) 10,000 shareholders resident in Indiana. The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that said provisions do not apply. NCBE's Articles of Incorporation and By-laws do not exclude NCBE from the restrictions imposed by such provisions.

    FFB. FFB's Articles of Incorporation and By-Laws do not exclude FFB from the restrictions imposed by such provisions.


                                LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon by Baker & Daniels, Indianapolis, Indiana. Certain tax consequences of the Merger and matters on behalf of FFB in connection with the Merger will be passed upon by Krieg DeVault Alexander & Capehart, Indianapolis, Indiana.

                                       EXPERTS

    The consolidated financial statements of NCBE and subsidiaries as of December 31, 1996 and 1995 and each of the three years in the three-year period ended December 31, 1996, incorporated by reference to NCBE's Annual Report on Form 10-K, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.

    The consolidated financial statements of FFB and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, included in this Prospectus/Proxy Statement have been audited by Gaither Rutherford & Co., LLP, certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FFB FINANCIAL STATEMENTS


                                                                          Page
                                                                          ----

AUDITED FINANCIAL STATEMENTS:

  Independent Auditors' Report. . . . . . . . . . . . . . . . . . . .     F-2

  Consolidated Balance Sheets
    as of December 31, 1996 and 1995. . . . . . . . . . . . . . . . .     F-3

  Consolidated Statements of Income for the Years
    Ended December 31, 1996, 1995 and 1994. . . . . . . . . . . . . .     F-4

  Consolidated Statements of Stockholders' Equity
    for the Years Ended December 31, 1996, 1995 and 1994. . . . . . .     F-5

  Consolidated Statements of Cash Flows for the
    Years Ended December 31, 1996, 1995 and 1994. . . . . . . . . . .     F-6

  Summary of Accounting Policies. . . . . . . . . . . . . . . . . . .     F-7

  Notes to Consolidated Financial Statements. . . . . . . . . . . . .    F-10


UNAUDITED FINANCIAL STATEMENTS:

  Consolidated Balance Sheets
    as of June 30, 1997 and December 31, 1996 . . . . . . . . . . . .    F-25

  Consolidated Statements of Income for the
    Six Months Ended June 30, 1997 and 1996 . . . . . . . . . . . . .    F-26

  Consolidated Statements of Stockholders' Equity for
    the Six Months Ended June 30, 1997 and 1996 . . . . . . . . . . .    F-27

  Consolidated Statements of Cash Flows for the
    Six Months Ended June 30, 1997 and 1996 . . . . . . . . . . . . .    F-28

  Notes to Consolidated Financial Statements. . . . . . . . . . . . .    F-29

                                     [Letterhead]


INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Fourth First Bancorp

We have audited the accompanying consolidated balance sheets of Fourth First Bancorp and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fourth First Bancorp and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

GAITHER RUTHERFORD & CO., LLP

/s/ GAITHER RUTHERFORD & CO., LLP

Certified Public Accountants
Evansville, Indiana
January 24, 1997

                                                          FOURTH FIRST BANCORP
                                                     FIRST BANK OF HUNTINGBURG

                             CONSOLIDATED BALANCE SHEETS


DECEMBER 31,                                                     1996           1995
---------------------------------------------------------------------------------------------
ASSETS
CASH AND CASH EQUIVALENTS
  Cash and due from banks (Note 1)                            $  3 851 672   $  4 105 420
  Federal funds sold                                                    --      4 025 000
---------------------------------------------------------------------------------------------
TOTAL CASH AND CASH EQUIVALENTS                                  3 851 672      8 130 420
INTEREST-BEARING DEPOSITS                                        1 518 137      1 882 142
SECURITIES AVAILABLE FOR SALE (Notes 2 and 7)                   11 910 603     10 583 579
SECURITIES HELD TO MATURITY (Note 2)                             6 308 051      7 024 740
NET LOANS, net of allowance for loan losses of
  $913,347 in 1996 and $852,624 in 1995 (Notes 3 and 4)         76 401 175     71 858 810
PREMISES AND EQUIPMENT - NET (Note 5)                            1 894 844      1 985 967
ACCRUED INTEREST RECEIVABLE                                        919 094        874 700
OTHER ASSETS                                                       215 565        232 988
---------------------------------------------------------------------------------------------

                                                              $103 019 141   $102 573 346
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS (Note 6)
  Noninterest-bearing                                         $ 11 790 539   $ 11 322 123
  Interest-bearing                                              76 198 649     78 122 921
---------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                                  87 989 188     89 445 044
FEDERAL FUNDS PURCHASED (Note 7)                                 1 350 000             --
ACCRUED INTEREST AND OTHER LIABILITIES                             709 084        691 459
FEDERAL HOME LOAN BANK ADVANCES (Note 7)                           988 142      1 141 647
---------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                               91 036 414     91 278 150
---------------------------------------------------------------------------------------------

COMMITMENTS, CONTINGENCIES AND CREDIT RISK (Note 11)
STOCKHOLDERS' EQUITY
  Common stock, without par value (stated value
    $1 per share) authorized 250,000; issued 160,000               160 000        160 000
  Additional paid-in capital                                     1 826 028      1 826 028
  Retained earnings (Note 12)                                   10 614 352      9 921 204
  Net unrealized depreciation on securities
    available for sale, net of tax effect of $12,772
    in 1996 and $9,878 in 1995                                     (24 793)       (19 176)
---------------------------------------------------------------------------------------------
                                                                12 575 587     11 888 056
Treasury stock, at cost, 17,262 shares                            (592 860)      (592 860)
---------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                      11 982 727     11 295 196
---------------------------------------------------------------------------------------------

                                                              $103 019 141   $102 573 346
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------


                               SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                                AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                          FOURTH FIRST BANCORP
                                                     FIRST BANK OF HUNTINGBURG

                          CONSOLIDATED STATEMENTS OF INCOME


YEARS ENDED DECEMBER 31,                        1996            1995          1994
------------------------------------------------------------------------------------------

INTEREST INCOME
  Interest and fees on loans                 $  6 600 489   $  6 334 682   $  5 307 579
  Interest on investment securities:
    U.S. treasury and agencies                    671 492        598 924        676 219
    State and municipal                           377 106        402 962        412 385
  Interest on federal funds sold and
    interest-bearing deposits                     260 620        292 764        203 433
------------------------------------------------------------------------------------------
                                                7 909 707      7 629 332      6 599 616
------------------------------------------------------------------------------------------

INTEREST EXPENSE
  Interest on deposits                          3 383 474      3 285 425      2 589 207
  Interest on borrowings                           61 560         77 105         89 451
------------------------------------------------------------------------------------------
                                                3 445 034      3 362 530      2 678 658
------------------------------------------------------------------------------------------

NET INTEREST INCOME                             4 464 673      4 266 802      3 920 958

PROVISION FOR LOAN LOSSES (Note 4)                212 500        104 750         60 000
------------------------------------------------------------------------------------------
  Net interest income after provision for
    loan losses                                 4 252 173      4 162 052      3 860 958
------------------------------------------------------------------------------------------

NONINTEREST INCOME
  Service fees                                    198 852        184 246        162 846
  Other operating income                           95 216        208 607        104 677
------------------------------------------------------------------------------------------
                                                  294 068        392 853        267 523
------------------------------------------------------------------------------------------

NONINTEREST EXPENSES
  Salaries and employee benefits                1 586 522      1 536 380      1 398 929
  Occupancy expense                               383 384        377 536        354 390
  Other operating expenses                        685 509        711 029        789 285
------------------------------------------------------------------------------------------
                                                2 655 415      2 624 945      2 542 604
------------------------------------------------------------------------------------------

INCOME BEFORE TAXES ON INCOME                   1 890 826      1 929 960      1 585 877

TAXES ON INCOME (Note 9)                          641 000        646 000        513 000
------------------------------------------------------------------------------------------

NET INCOME                                    $ 1 249 826    $ 1 283 960    $ 1 072 877
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
Net Income per share (Note 10)                $      8.76    $      9.00    $      7.52
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


                               SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                                AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                          FOURTH FIRST BANCORP
                                                     FIRST BANK OF HUNTINGBURG

                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                               Net Unrealized
                                                                                Appreciation
                                                                               (Depreciation)
                                                 Additional                    on Securities
                                      Common      Paid-In       Retained       Available for    Treasury
                                      Stock       Capital       Earnings            Sale         Stock
------------------------------------------------------------------------------------------------------------

BALANCE, January 1, 1994,          $ 160 000    $ 1 826 028  $    8 123 901    $      48 180  $ (592 860)

  Net income for the year                 --             --       1 072 877               --          --
  Dividends - $1.40 per share             --             --        (199 834)              --          --

  Net changes in unrealized
    depreciation on available-
    for-sale securities, net of
    tax effect of $166 442                --             --              --         (323 093)         --
------------------------------------------------------------------------------------------------------------

BALANCE, January 1, 1995,            160 000      1 826 028       8 996 944         (274 913)   (592 860)

  Net income for the year                 --             --       1 283 960               --          --
  Dividends - $2.52 per share             --             --        (359 700)              --          --

  Net changes in unrealized
    depreciation on available-
    for-sale securities, net of
    tax effect of $131,744                --             --              --          255 737          --
------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1995           160 000      1 826 028       9 921 204          (19 176)   (592 860)

  Net income for the year                 --             --       1 249 826               --          --
  Dividends - $3.90 per share             --             --        (556 678)              --          --

  Net changes in unrealized
    depreciation on available-
    for-sale securities, net of
    tax effect of $2,894                  --             --              --           (5 617)         --
------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1996         $ 160 000    $ 1 826 028    $ 10 614 352    $     (24 793) $ (592 860)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------


                               SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                                AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                          FOURTH FIRST BANCORP
                                                     FIRST BANK OF HUNTINGBURG

                        CONSOLIDATED STATEMENTS OF CASH FLOWS


YEARS ENDED DECEMBER 31,                                1996            1995          1994
--------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                         $ 1 249 826    $ 1 283 960    $ 1 072 877
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Provision for loan losses                            212 500        104 750         60 000
    Depreciation and amortization                        182 192        168 196        166 266
    Deferred income tax                                    4 000         (4 000)       (34 000)
    Amortization and accretion of security
      premiums and discounts                              33 486         (3 759)         3 696
    (Gain) loss on sale of investment securities          (2 582)            62         (4 853)
  Decrease (increase) in:
    Accrued interest receivable                          (44 394)       (53 587)       (97 051)
    Other assets                                          15 181          7 312        (20 956)
  Increase (decrease) in accrued interest
    payable and other liabilities                       (167 934)        97 577        124 898
--------------------------------------------------------------------------------------------------
Net cash provided by operating activities              1 482 275      1 600 511      1 270 877
--------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from calls and maturities of
    investment securities                              7 501 293      4 249 954      5 325 030
  Purchase of investment securities                   (8 151 042)    (2 024 262)    (1 878 124)
  Proceeds from sales and maturities of
    interest-bearing deposits                            999 000        700 000      1 640 000
  Purchase of interest-bearing deposits                 (634 995)    (1 267 410)    (1 129 919)
  Excess of loan proceeds disbursed
    over principal payments received                  (4 754 865)    (2 596 735)    (6 489 646)
  Purchases of premises and equipment                    (91 069)      (100 016)       (31 705)
  Other assets                                             1 135         33 747         45 904
--------------------------------------------------------------------------------------------------
Net cash absorbed by investing activities             (5 130 543)    (1 004 722)    (2 518 460)
--------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                 (1 455 856)     4 572 707        761 882
  Federal funds purchased (repaid)                     1 350 000       (900 000)       900 000
  Payment on note payable                                     --             --       (135 000)
  Repayment of Federal Home Loan Bank Advances          (153 505)      (170 062)      (188 291)
  Cash dividends paid                                   (371 119)      (359 700)      (199 834)
--------------------------------------------------------------------------------------------------
Net cash provided (absorbed) by financing activities    (630 480)     3 142 945      1 138 757
--------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                         (4 278 748)     3 738 734       (108 826)
CASH AND CASH EQUIVALENTS, at beginning of year        8 130 420      4 391 686      4 500 512
--------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, at end of year            $ 3 851 672    $ 8 130 420    $ 4 391 686
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------



                               SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                                AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                          FOURTH FIRST BANCORP
                                                     FIRST BANK OF HUNTINGBURG

                                                SUMMARY OF ACCOUNTING POLICIES

NATURE OF OPERATIONS AND             The Corporation is a one-bank holding
CUSTOMER CONCENTRATION               company which conducts no direct business
                                     activities. All business activities are
                                     performed by its wholly-owned subsidiary,
                                     First Bank of Huntingburg.

                                     The Bank provides a full range of banking services to individuals, agricultural businesses, commercial businesses and industries located in its service area. It maintains a diversified loan portfolio, including loans to individuals for home mortgages, automobiles and personal expenditures, and loans to business enterprises for current operations and expansion. The Bank offers a variety of deposit vehicles, including checking, savings, money market, individual retirement accounts and certificates of deposit.

                                     The principle markets for the Bank's
                                     financial services are the Indiana
                                     communities in which the Bank is located and the areas immediately surrounding these communities. The Bank serves these markets through three offices located in and near these communities.

USE OF ESTIMATES IN THE              The preparation of financial statements in
PREPARATION OF FINANCIAL             conformity with generally accepted
STATEMENTS                           accounting principles requires management
                                     to make estimates and assumptions that
                                     affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF                        The consolidated financial statements
CONSOLIDATION                        include the accounts of the Corporation and
                                     its subsidiary. All significant
                                     intercompany accounts and transactions are eliminated.

CASH AND CASH                        Cash and cash equivalents include amounts
EQUIVALENTS                          due from banks and federal funds sold.
                                     Generally, federal funds are purchased and sold for one-day periods. Cash payments of interest amounted to $3,451,924,
                                     $3,226,642 and $2,644,588 for the years
                                     ended December 31, 1996, 1995 and 1994,
                                     respectively. Income tax payments of
                                     $786,518, $679,927 and $462,990 were made
                                     in 1996, 1995 and 1994, respectively.

SECURITIES HELD TO                   Securities for which management has the
MATURITY                             positive intent and ability to hold to
                                     maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

                                                          Fourth First Bancorp
                                                     First Bank of Huntingburg

                                                Summary of Accounting Policies

SECURITIES AVAILABLE                 Available-for-sale securities consist of
FOR SALE                             securities not classified as held-to-
                                     maturity securities. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                                     Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

PREMISES, EQUIPMENT                  Premises and equipment are stated at cost
AND DEPRECIATION                     less accumulated depreciation. Depreciation
                                     is charged to operating expense over the useful lives of the assets, principally by the straight-line method. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.

FORECLOSED                           Real estate properties acquired as a result
PROPERTIES                           of foreclosure are to be sold and are
                                     initially recorded at fair value at the
                                     date of the foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

INTEREST INCOME ON                   Interest on loans is accrued and credited
LOANS                                to income based on the principal amount
                                     outstanding. For impaired loans that are on non-accrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a non-accrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance of the loan.

ADVERTISING COSTS                    Advertising costs are expensed as incurred.

                                                          Fourth First Bancorp
                                                     First Bank of Huntingburg

                                                Summary of Accounting Policies

ALLOWANCE FOR LOAN LOSSES         The allowance for loan losses is provided to
                                  absorb future loan losses, net of recoveries.
                                  The allowance for loan losses is based on estimated losses. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. Additions to the allowance are based upon past loan loss experience, the character of the loan portfolio, current economic conditions and other factors which, in management's judgment, should be considered in estimating possible loan losses.

                                  Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118, ACCOUNTING FOR CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES (collectively referred to as "SFAS No. 114").

                                  Under SFAS No. 114, a loan is considered to be impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For impaired loans that are not collateral dependent, the allowance for loan losses is recorded at the amount by which the outstanding recorded principal balance exceeds the current best estimate of the future cash flows on the loan, discounted at the loan's effective interest rate. Prior to 1995, the allowance for loan losses for loans which would have qualified as impaired under SFAS No. 114 was primarily based upon the estimated fair market value of the related collateral. The effect of adopting SFAS No. 114 was immaterial to the 1995 operating results of the Corporation. Prior financial statements have not been restated to apply the provisions of SFAS No. 114.

INCOME TAXES                      Income taxes are calculated using the
                                  liability method specified by Statement of Financial Accounting Standards No. 109,
                                  "Accounting for Income Taxes."

                                                          FOURTH FIRST BANCORP
                                                     FIRST BANK OF HUNTINGBURG

                         Notes to Consolidated Financial Statements

1. RESTRICTIONS ON CASH  The Subsidiary Bank is required to maintain an average
   AND DUE FROM BANKS    reserve balance on hand and with the Federal Reserve
                         Bank. The amount of the required reserve balance at December 31, 1996, was approximately $503,000.

2. DEBT AND EQUITY       Debt and equity securities have been classified in the
   SECURITIES            consolidated balance sheet according to management's
                         intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

                        1996                   SECURITIES AVAILABLE FOR SALE
                       ---------------------------------------------------------
                                                                   U.S. TREASURY
                                                        EQUITY      AND AGENCY
                                                      SECURITIES    SECURITIES
                       ---------------------------------------------------------

                        Amortized cost                 $326 000   $ 11 622 168
                        Gross unrealized gains               --         30 027
                        Gross unrealized losses              --        (67 592)
                       ---------------------------------------------------------

                        Fair value                     $326 000   $ 11 584 603
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                        1996                         SECURITIES HELD TO MATURITY
                       ---------------------------------------------------------
                                                     STATE AND
                                                     MUNICIPAL         OTHER
                                                     SECURITIES      SECURITIES
                       ---------------------------------------------------------



                        Amortized cost               $6 000 331       $307 720
                        Gross unrealized gains          310 735         15 480
                        Gross unrealized losses         (19 181)            --
                       ---------------------------------------------------------

                        Fair value                   $6 291 885       $323 200
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

                        1995                 SECURITIES AVAILABLE FOR SALE
                        ------------------------------------------------------
                                                                 U.S.TREASURY
                                                     EQUITY       AND AGENCY
                                                   SECURITIES     SECURITIES
                        ------------------------------------------------------

                        Amortized cost                315 800    $ 10 296 833
                        Gross unrealized gains             --           6 994
                        Gross unrealized losses            --         (36 048)
                        ------------------------------------------------------

                        Fair value                    $315 800   $ 10 267 779
                        ------------------------------------------------------
                        ------------------------------------------------------

                        1995                      SECURITIES HELD TO MATURITY
                        ------------------------------------------------------
                                                     STATE AND
                                                     MUNICIPAL        OTHER
                                                     SECURITIES    SECURITIES
                        ------------------------------------------------------

                        Amortized cost                $6 353 709     $671 031
                        Gross unrealized gains           355 925       40 969
                        Gross unrealized losses          (23 139)          --
                        ------------------------------------------------------

                        Fair value                     $6 686 495    $712 000
                        ------------------------------------------------------
                        ------------------------------------------------------

                       Equity securities consist of a restricted security, Federal Home Loan Bank stock.

                       The scheduled maturities of debt securities held to maturity and debt securities available for sale at December 31, 1996, was as follows:

                        1996                     SECURITIES AVAILABLE FOR SALE
                        ------------------------------------------------------
                                                      AMORTIZED      FAIR
                                                         COST       VALUE
                        ------------------------------------------------------

                        Due in one year or less      $ 2 299 987   $2 297 155
                        Due from one year to five
                          years                        6 008 008    6 007 399
                        Due from five to ten years     3 314 173    3 280 049
                        ------------------------------------------------------

                                                     $11 622 168  $11 584 603
                        ------------------------------------------------------
                        ------------------------------------------------------

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

                        1996                       SECURITIES HELD TO MATURITY
                      ---------------------------------------------------------
                                                        AMORTIZED     FAIR
                                                          COST        VALUE
                      ---------------------------------------------------------
                        Due in one year or less        $  361 284  $  364 632
                        Due from one year to five
                          years                         1 898 460   2 015 164
                        Due from five to ten years      3 283 365   3 440 088
                        Due after ten years               545 080     560 998

                        Mortgage backed
                          securities                      219 862     234 203
                      ---------------------------------------------------------

                                                       $6 308 051  $6 615 085
                      ---------------------------------------------------------
                      ---------------------------------------------------------

                       Securities, carried at approximately $2,200,000 at December 31, 1996, and $3,400,000 at December 31, 1995,
                       were pledged to secure public deposits and for other purposes required or permitted by law.

3.  LOANS              Loans consisted of the following at December 31:

                                                    1996            1995
                      ---------------------------------------------------------
                        Real estate               $  57 623 226   $  53 328 236
                        Commercial                   12 661 069      12 839 614
                        Installment                   7 030 227       6 543 584
                      ---------------------------------------------------------
                                                     77 314 522      72 711 434

                        Less allowance for loan
                          losses                        913 347         852 624
                      ---------------------------------------------------------

                        Total                     $  76 401 175   $  71 858 810
                      ---------------------------------------------------------
                      ---------------------------------------------------------

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

4.  ALLOWANCE FOR      The allowance for loan losses is based on estimated
    LOAN LOSSES        losses. In the opinion of management, the allowance for
                       loan losses at December 31, 1996, was adequate to absorb anticipated loan losses that may be incurred in the collection of the present loan portfolio. It is at least reasonably possible that ultimate losses in the near term may vary materially from these estimates.

                       Activity in the allowance for loan losses account was as follows for the years ended December 31:

                                                            1996        1995
                       --------------------------------------------------------

                        BALANCE, at January 1            $ 852 624    $ 850 842
                        Addition - provision charged
                          to operations                    212 500      104 750
                       --------------------------------------------------------


                                                         1 065 124      955 592
                       --------------------------------------------------------

                        Deduction
                          Charge-offs charged
                            to allowance                   170 018      136 071
                          Less recoveries                   18 241       33 103
                       --------------------------------------------------------


                        Net charge-offs                    151 777      102 968
                       --------------------------------------------------------


                        BALANCE, at December 31          $ 913 347    $ 852 624
                       --------------------------------------------------------

                       --------------------------------------------------------

5.  PREMISES AND       Premises and equipment consisted of the following at
    EQUIPMENT          December 31:

                                                        1996          1995
                       --------------------------------------------------------

                        Land                        $   148 095   $   148 095
                        Buildings and
                          improvements                2 374 844     2 345 344
                        Furniture and equipment       1 058 278       996 709
                       --------------------------------------------------------

                                                      3 581 217     3 490 148
                        Less accumulated
                          depreciation                1 686 373     1 504 181
                       --------------------------------------------------------

                        Net premises and
                          equipment                 $ 1 894 844   $ 1 985 967
                       --------------------------------------------------------
                       --------------------------------------------------------

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

6. DEPOSITS            Deposits consisted of the following at December 31:
                                                       1996           1995
                       --------------------------------------------------------

                        Demand                    $  11 790 539  $  11 322 123
                        NOW accounts                 13 004 115     14 546 220
                        Money market deposit
                          accounts                    5 679 036      6 224 393
                        Savings accounts             10 186 181     10 727 766
                        Certificates of deposit -
                          $100,000 and over           8 997 875      8 326 558
                        Other certificates of
                           deposit                   38 331 442     38 297 984
                       --------------------------------------------------------

                        Total deposits
                                                  $  87 989 188  $  89 445 044
                       --------------------------------------------------------
                       --------------------------------------------------------

7.  BORROWED FUNDS     Federal funds purchased generally mature within one to
                       ten days from the transaction date.

                       Federal Home Loan Bank advances consisted of the following at December 31:
                                                           1996        1995
                       --------------------------------------------------------

                        5.71%, payable through
                          July 2003, plus interest     $  495 270  $  571 733

                        5.34%, payable through
                          September 2003, plus
                          interest                        492 872     569 914
                       --------------------------------------------------------

                        Total                          $  988 142  $1 141 647
                       --------------------------------------------------------
                       --------------------------------------------------------

                       The aggregate amounts maturing in each of the next five years are as follows: 1997 - $138,468; 1998 - $124,815;
                       1999 - $112,419; 2000 - $101,167; 2001 - $90,955.

                       Investment securities with an approximate market value of $1,720,000 are pledged as collateral in connection with the above advances.

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

8.  PROFIT-SHARING     The Subsidiary Bank has a trusteed retirement profit-
    PLAN               sharing plan covering substantially all employees.
                       income tax benefit sharing plan covering substantially all employees. Contributions are based upon a percentag of salaries. Contributions to the plan for 1996, 1995 and 1994, were $176,731, $170,609 and $150,723, respectively.


9.  TAXES ON INCOME    Significant components of the provision for income taxes
                       in the consolidated statements of income are as follows:

                                                 1996       1995        1994
                       --------------------------------------------------------

                        Current
                          Federal             $ 472 000   $ 488 000   $ 398 000
                          State                 165 000     162 000     149 000
                       --------------------------------------------------------

                                                637 000     650 000     547 000
                        Deferred
                          Federal                 4 000      (4 000)    (34 000)
                       --------------------------------------------------------

                        Total taxes on income $ 641 000   $ 646 000     513 000
                       --------------------------------------------------------
                       --------------------------------------------------------

                        Significant components of deferred tax liabilities and assets consisted of the following at December 31:

                                                      1996     1995     1994
                       --------------------------------------------------------

                        Deferred tax liabilities:
                         Depreciation             $124 000  $100 000  $104 000
                         Investment security
                           accretion                 9 000     8 000     7 000
                       --------------------------------------------------------
                        Total deferred tax
                          liabilities              133 000   108 000   111 000
                       --------------------------------------------------------

                        Deferred tax assets:
                         Allowance for loan losses 179 000   158 000   157 000
                         Securities available for
                           sale                     12 772     9 878   141 622
                       --------------------------------------------------------

                        Total deferred tax         191 772   167 878   298 622
                           asset
                       --------------------------------------------------------

                        Net deferred tax asset    $ 58 772  $ 59 878  $187 622
                       --------------------------------------------------------
                       --------------------------------------------------------

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

                       The reconciliation of income tax computed at the federal statutory rate (34 percent) to income tax expense is as follows:

                                                            1996
                                                           AMOUNT     PERCENT
                       --------------------------------------------------------

                        Income tax at statutory rate      $643 000      34.0
                        Increase (decrease)
                          resulting from:
                          Tax exempt interest income      (127 000)     (6.7)
                          State taxes, net of federal
                           income tax benefit              109 000       5.8
                           for the Corporation.
                          Other - net                       16 000        .8
                       --------------------------------------------------------
                        Total taxes on income             $641 000      33.9
                       --------------------------------------------------------
                       --------------------------------------------------------

                                                              1995
                                                             Amount     Percent
                       --------------------------------------------------------

                        Income tax at statutory rate      $656 200      34.0
                        Increase (decrease) resulting
                        from:
                          Tax exempt interest income      (137 000)     (7.1)
                          State taxes, net of federal
                           income tax benefit              106 900       5.5
                           Other - net                      19 900       1.1
                       --------------------------------------------------------

                        Total taxes on income             $646 000      33.5
                       --------------------------------------------------------
                       --------------------------------------------------------

                                                              1994
                                                             Amount     Percent
                       --------------------------------------------------------

                        Income tax at statutory rate      $539 200      34.0
                        Increase (decrease) resulting
                        from:
                          Tax exempt interest income      (129 300)     (8.2)
                          State taxes, net of federal
                           income tax benefit              98 300        6.2
                           Other - net                      4 800         .3
                       --------------------------------------------------------

                        Total taxes on income             $513 000      32.3
                       --------------------------------------------------------
                       --------------------------------------------------------

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

10.  NET INCOME PER    Net income per common share was computed by dividing net
     COMMON SHARE      income by the weighted average number of common shares
                       outstanding during the year (142,738 in all three years).

11.  COMMITMENTS,      In the normal course of business, the Subsidiary Bank has
     CONTINGENCIES     outstanding commitments and contingent liabilities, such
     AND CREDIT RISK   as pending legal actions and commitments to extend
                       credit, which are not reflected in the financial statements. Management does not expect any material losses to result from these transactions.

                       Loan commitments and outstanding letters of credit aggregated approximately $9,005,000 at December 31, 1996. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and many require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Subsidiary Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Subsidiary Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.

12. RESTRICTIONS ON    The Corporation's subsidiary, First Bank of Huntingburg,
    TRANSFER FROM      is subject to the provisions of the Indiana Financial
    SUBSIDIARY         Institutions Act.  The Act provides that the Subsidiary
                       Bank, generally, may not pay cash dividends to the Corporation in excess of its undivided profits, as defined

13. RELATED PARTY      The Subsidiary Bank has had, and expects to have in the
    TRANSACTIONS       future, transactions in the ordinary course of business
                       with directors, officers, employees and their associates, on loans, as those prevailing at the same time for comparable transactions with others, and not involving more than the normal risk of collectibility or presenting other unfavorable feature.

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

                        At December 31, 1996 and 1995, certain employees, officers, directors and affiliates were indebted to the Subsidiary Bank in the aggregate amount of approximately $2,152,000 and $2,757,000, respectively.

14. DISCLOSURES ABOUT   The following tables reflect a comparison of the
    FAIR VALUE OF       carrying amounts and fair values of financial
    FINANCIAL           instruments of the Corporation and its Subsidiary
    INSTRUMENTS         Bank at December 31, 1996 and 1995:

                                                       CARRYING          FAIR
                             1995                        AMOUNT         VALUE
                             -------------------------------------------------
                             ASSETS
                               Cash and cash
                                 equivalents       $  3 851 672  $  3 851 672
                               Interest-bearing
                                 deposits             1 518 137     1 519 000
                               Securities            18 218 654    18 525 688
                               Loans - net of
                                 allowance           76 401 175    76 284 000
                             LIABILITIES
                               Deposits              87 989 188    88 293 000
                               Federal funds
                                 purchased            1 350 000     1 350 000
                               Long-term debt           988 142       935 000
                             -------------------------------------------------
                             -------------------------------------------------

                                                       CARRYING          FAIR
                             1995                        AMOUNT         VALUE
                             -------------------------------------------------
                             ASSETS
                               Cash and cash
                                 equivalents       $  8 130 420  $  8 130 420
                               Interest-bearing
                                 deposits             1 882 142     1 884 000
                               Securities            17 608 319    17 982 074
                               Loans - net of
                                 allowance           71 858 810    72 293 000
                             LIABILITIES
                               Deposits              89 445 044    90 534 000
                               Long-term debt         1 141 647     1 130 000
                             -------------------------------------------------
                             -------------------------------------------------

                        The above fair value information was derived using the information described below for the groups of instruments listed. It should be noted the fair values disclosed in this table do not represent market

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

                        values of all assets and liabilities of the Corporation and, thus should not be interpreted to represent a market or liquidation value for the Corporation.

                        CASH AND CASH EQUIVALENTS -- Cash and cash equivalents include cash and due from banks, and federal funds sold. For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

                        INTEREST-BEARING DEPOSITS -- Rates currently available to the Corporation for deposits with similar terms and remaining maturities were used to estimate fair value of interest-bearing deposits.

                        SECURITIES -- For securities, fair value equals quoted market prices if available. If a quoted market price is not available, fair value was estimated using quoted market prices for similar securities.

                        LOANS -- The fair value of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                        DEPOSITS -- The fair value of demand deposits, savings accounts, money market deposits, and variable rate certificates of deposit was the amount payable on demand. The fair value of other time deposits was estimated using the rates currently offered for deposits of similar remaining maturities.

                        FEDERAL FUND PURCHASED -- For federal funds purchased, the carrying amount is a reasonable estimate of fair value.

                        LONG-TERM DEBT -- Rates currently available to the Corporation for debt with similar terms and remaining maturities were used to estimate fair value of existing debt.

                        COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT -- The fair value of commitments was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit was based on fees currently charged for similar agreements or

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

                        on the estimated cost to terminate them or otherwise settle the obligations with the counter parties. Because all commitments and standby letters of credit reflected current fees and interest rates, no unrealized gains or losses are reflected in the summary of fair values.

15. REGULATORY MATTERS  The Subsidiary Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Subsidiary Bank must meet specific capital guidelines that involve quantitative measures of the Subsidiary Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Subsidiary Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                        Quantitative measures established by regulation to ensure capital adequacy require the Subsidiary Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Subsidiary Bank meets all capital adequacy requirements to which it is subject.

                        As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Subsidiary Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Subsidiary Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                        The Subsidiary Bank's actual capital amounts and ratios are also presented in the table.

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG


                                                                                                       To Be Well
                                                              For Capital                          Capitalized Under
                                                               Adequacy                            Prompt Corrective
                                     Actual                    Purposes                            Action Provisions
                            ------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1996         Amount      %      Amount                           %      Amount                             %
----------------------------------------------------------------------------------------------------------------------------------
Total Capital
  (to Risk-Weighted Assets)$12 756 653  18.39  $5 547 280 GREATER THAN OR EQUAL TO 8.0  $6 943 100  GREATER THAN OR EQUAL TO 10.0

Tier I Capital
  (to Risk-Weighted Assets) 11 889 890  17.15   2 773 640 GREATER THAN OR EQUAL TO 4.0   4 165 860   GREATER THAN OR EQUAL TO 6.0

Tier I Capital
  (to Average Assets)       11 889 890  11.83   4 018 338 GREATER THAN OR EQUAL TO 4.0   5 022 923   GREATER THAN OR EQUAL TO 5.0

AS OF DECEMBER 31, 1995
----------------------------------------------------------------------------------------------------------------------------------

Total Capital
  (to Risk-Weighted Assets) 12 044 570  17.71   5 441 920 GREATER THAN OR EQUAL TO 8.0   6 802 400  GREATER THAN OR EQUAL TO 10.0

Tier I Capital
  (to Risk-Weighted Assets) 11 194 270  16.46   2 720 960 GREATER THAN OR EQUAL TO 4.0   4 081 440   GREATER THAN OR EQUAL TO 6.0

Tier I Capital
   (to Average Assets)      11 194 270  11.41   3 925 377 GREATER THAN OR EQUAL TO 4.0   4 906 722   GREATER THAN OR EQUAL TO 5.0


                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG


16. FOURTH FIRST BANCORP   BALANCE SHEETS
    (PARENT COMPANY ONLY)  DECEMBER 31,               1996           1995
                           ----------------------------------------------------
    FINANCIAL STATEMENTS
                           ASSETS
                           Cash on deposit with
                             First Bank of
                             Huntingburg           $      7 619  $     10 092
                           Investment in First
                             Bank of
                             Huntingburg             11 865 098    11 175 094
                           Other assets                 295 569       110 010
                           ----------------------------------------------------

                           TOTAL ASSETS            $ 12 168 286  $ 11 295 196
                           ----------------------------------------------------
                           ----------------------------------------------------


                           LIABILITY

                           Dividend payable        $    185 559  $         --
                           ----------------------------------------------------

                           STOCKHOLDERS' EQUITY
                           Common stock,
                             without par value
                             (stated value $1
                             per share)
                             authorized
                             250,000; issued
                             160,000                    160 000       160 000
                           Additional paid-in
                             capital                  1 826 028     1 826 028
                           Retained earnings         10 614 352     9 921 204
                           Net unrealized
                             depreciation
                             on securities
                             available for sale
                             of subsidiary
                             bank, net of tax
                             effect $12,772
                             1996 and $9,878
                             in 1995                    (24 793)      (19 176)
                           ----------------------------------------------------

                                                     12 575 587    11 888 056
                           Treasury stock, at cost,
                             17,262 shares             (592 860)     (592 860)
                           ----------------------------------------------------

                           TOTAL STOCKHOLDERS'
                             EQUITY                  11 982 727    11 295 196
                           ----------------------------------------------------

                                                   $ 12 168 286  $ 11 295 196

                           ----------------------------------------------------
                           ----------------------------------------------------

                                           FOURTH FIRST BANCORP
                                      FIRST BANK OF HUNTINGBURG

                           STATEMENTS OF INCOME

                   YEARS ENDED DECEMBER 31,        1996      1995        1994
                   -----------------------------------------------------------
                   INCOME
                   Dividends from First
                     Bank of
                     Huntingburg
                                             $  557 119$  359 700  $  342 000

                   EXPENSES
                     Other interest                  --        --       6 312
                   -----------------------------------------------------------
                     Other expenses               3 915     2 700       3 930
                   -----------------------------------------------------------

                   Income before
                     income taxes and
                     equity in
                     undistributed net
                     income of First
                     Bank of
                     Huntingburg                553 204   357 000     331 758

                   Income tax benefit             1 000     1 000       4 000
                   -----------------------------------------------------------

                   Income before
                     equity in
                     undistributed net
                     income of First
                     Bank of
                     Huntingburg                554 204   358 000     335 758

                   Equity in undistributed
                     net income of First
                     Bank of Huntingburg        695 622   925 960     737 119
                   -----------------------------------------------------------

                   NET INCOME                $1 249 826$1 283 960  $1 072 877
                   -----------------------------------------------------------
                   -----------------------------------------------------------

                   STATEMENTS OF CASH
                    FLOWS

                   YEARS ENDED DECEMBER 31,        1996      1995        1994
                   -----------------------------------------------------------

                   CASH FLOWS FROM
                     OPERATING  ACTIVITIES
                     Cash dividends
                       received              $  371 561$  359 700  $  342 000
                     Cash paid to
                      suppliers and
                      employees                  (3 915)   (2 700)     (3 930)
                     Interest paid                   --        --      (6 312)
                     Income taxes
                       received                   1 000     4 000       7 613
                   -----------------------------------------------------------
                   Net cash provided
                     by operating
                     activities                 368 646   361 000     339 371
                   -----------------------------------------------------------
                   -----------------------------------------------------------

                   CASH FLOWS FROM
                     FINANCING ACTIVITIES
                     Payments made
                       under note
                       payable
                       agreement                     --        --    (135 000)
                     Cash dividends
                       paid                    (371 119) (359 700)   (199 834)
                   -----------------------------------------------------------

                   Net cash absorbed
                       by financing
                      activities               (371 119) (359 700)   (334 834)
                   -----------------------------------------------------------

                   Net Increase
                     (Decrease) in Cash
                       and Cash Equivalents      (2 473)    1 300       4 537

                   CASH AND CASH
                     EQUIVALENTS, at
                     beginning of year           10 092     8 792       4 255
                   -----------------------------------------------------------

                   CASH AND CASH
                     EQUIVALENTS, at
                     end of year             $    7 619$   10 092  $    8 792
                   -----------------------------------------------------------
                   -----------------------------------------------------------

                   RECONCILIATION OF NET
                     INCOME TO NET
                     CASH PROVIDED BY
                     OPERATING ACTIVITIES
                   Net income                $1 249 826$1 283 960  $1 072 877
                   -----------------------------------------------------------

                   Decrease (increase) in:
                     Investment in the
                        First Bank of
                        Huntingburg            (695 622) (925 960)   (737 119)
                     Other assets              (185 558)    3 000       3 613
                   -----------------------------------------------------------

                   Total adjustments           (881 180) (922 960)   (733 506)
                   -----------------------------------------------------------

                   NET CASH PROVIDED BY
                     OPERATING
                     ACTIVITIES              $  368 646$  361 000  $  339 371
                   -----------------------------------------------------------
                   -----------------------------------------------------------

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

                             CONSOLIDATED BALANCE SHEETS


                                                             June 30, 1997   December 31, 1996
--------------------------------------------------------------------------------------------------
ASSETS                                                          (UNAUDITED)
CASH AND CASH EQUIVALENTS
  Cash and due from banks                                    $  4 348 763       $  3 851 672
INTEREST-BEARING DEPOSITS                                         773 804          1 518 137
SECURITIES AVAILABLE FOR SALE                                  10 952 834         11 910 603
SECURITIES HELD TO MATURITY                                     6 057 136          6 308 051
NET LOANS, net of allowance for loan losses of
  $1,007,659 in 1997 and $937,031 in 1996                      80 595 943         76 401 175
PREMISES AND EQUIPMENT - NET                                    1 941 861          1 894 844
ACCRUED INTEREST RECEIVABLE                                       842 698            919 094
OTHER ASSETS                                                      273 055            215 565
--------------------------------------------------------------------------------------------------

                                                             $105 786 094       $103 019 141
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS
  Noninterest-bearing                                        $ 11 248 456       $ 11 790 539
  Interest-bearing                                             79 144 621         76 198 649
--------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                                 90 393 077         87 989 188
FEDERAL FUNDS PURCHASED                                         1 125 000          1 350 000
ACCRUED INTEREST AND OTHER LIABILITIES                            815 259            709 084
FEDERAL HOME LOAN BANK ADVANCES                                   988 142            988 142
--------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                              93 321 478         91 036 414
--------------------------------------------------------------------------------------------------

COMMITMENTS, CONTINGENCIES AND CREDIT RISK
STOCKHOLDERS' EQUITY
  Common stock, without par value (stated value
    $1 per share) authorized 250,000; issued 160,000              160 000            160 000
  Additional paid-in capital                                    1 826 028          1 826 028
  Retained earnings                                            11 072 277         10 614 352
  Net unrealized depreciation on securities available for
    sale, net of tax effect of $427 in 1997
    and $12,772 in 1996                                              (829)           (24 793)
--------------------------------------------------------------------------------------------------
                                                               13 057 476         12 575 587
Treasury stock, at cost, 17,262 shares                           (592 860)          (592 860)
--------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                     12 464 616         11 982 727
--------------------------------------------------------------------------------------------------

                                                             $105 786 094       $103 019 141
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


                  SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

                    CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                             Six Months
                                                     -------------------------
PERIODS ENDED JUNE 30,                                  1997         1996
-------------------------------------------------------------------------------

INTEREST INCOME
  Interest and fees on loans                         $ 3 546 978  $ 3 259 199
  Interest on investment securities:
    U.S. treasury and agencies                           344 318      309 678
    State and municipal                                  179 880      191 368
  Interest on federal funds sold
    and interest-bearing deposits                         52 927      137 000
-------------------------------------------------------------------------------
                                                       4 124 103    3 897 245
-------------------------------------------------------------------------------

INTEREST EXPENSE
  Interest on deposits                                 1 773 097    1 675 437
  Interest on borrowings                                  39 388       30 601
-------------------------------------------------------------------------------
                                                       1 812 485    1 706 038
-------------------------------------------------------------------------------

NET INTEREST INCOME                                    2 311 618    2 191 207

PROVISION FOR LOAN LOSSES                                 90 000       75 000
-------------------------------------------------------------------------------
Net interest income after provision for loan losses    2 221 618    2 116 207
-------------------------------------------------------------------------------

NONINTEREST INCOME
  Service fees                                           104 544       97 911
  Other operating income                                  52 971       48 921
-------------------------------------------------------------------------------
                                                         157 515      146 832
-------------------------------------------------------------------------------

NONINTEREST EXPENSES
  Salaries and employee benefits                         852 301      784 386
  Occupancy expense                                      168 593      164 220
  Other operating expenses                               353 055      335 346
-------------------------------------------------------------------------------
                                                       1 373 949    1 283 952
-------------------------------------------------------------------------------

INCOME BEFORE TAXES ON INCOME                          1 005 184      979 087

TAXES ON INCOME                                          361 700      334 000
-------------------------------------------------------------------------------

NET INCOME                                            $  643 484   $  645 087
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NET INCOME PER SHARE                                  $     4.51   $     4.52
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG


                  SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                      FOURTH FIRST BANCORP
                                                 FIRST BANK OF HUNTINGBURG

             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)


                                                                                Net Unrealized
                                                                                 Appreciation
                                                                                (Depreciation)
                                                  Additional                     on Securities
                                     Common        Paid-In        Retained       Available for   Treasury
                                      Stock        Capital        Earnings           Sale          Stock
------------------------------------------------------------------------------------------------------------
BALANCE, January 1, 1996,          $160 000      $1 826 028     $ 9 921 204      $ (19 176)    $(592 860)

  Net income for the period              --              --         645 087             --            --
  Dividends - $2.60 per share            --              --        (371 119)            --            --

  Net changes in unrealized
    depreciation on available-
    for-sale securities, net of
    tax effect of $47,756                --              --              --        (92 703)           --
------------------------------------------------------------------------------------------------------------

BALANCE, June 30, 1996             $160 000      $1 826 028     $10 195 172      $(111 879)    $(592 860)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------


BALANCE, January 1, 1997           $160 000      $1 826 028     $10 614 352      $ (24 793)    $(592 860)

  Net income for the period              --              --         643 484             --            --
  Dividends - $1.30 per share            --              --        (185 559)            --            --

  Net changes in unrealized
    depreciation on available-
    for-sale securities, net of
    tax effect of $12,345                --              --              --         23 964            --
------------------------------------------------------------------------------------------------------------

BALANCE, June 30, 1997             $160 000      $1 826 028     $11 072 277       $   (829)    $(592 860)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------



                  SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        CONSOLIDATED STATEMENTS OF CASH FLOWS




 SIX MONTHS ENDED JUNE 30,                                     1997       1996
--------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                       $   643 484  $    645 087
     Adjustments to reconcile net income to net cash
          provided by operating activities:
          Provision for loan losses                        90 000        75 000
          Depreciation and amortization                    80 380        83 960
          Deferred income tax                             (37 000)       (3 000)
          Amortization and accretion of security           17 263        12 885
           premiums and discounts
          (Gain) loss on sale of investment securities     (4 121)           --
          Decrease (increase) in:
               Accrued interest receivable                 76 396       (71 477)
               Other assets                               (32 835)       12 411
          Increase (decrease) in accrued interest         198 954       (60 965)
           payable and other liabilities
--------------------------------------------------------------------------------
 Net cash provided by operating activities              1 032 521       693 901
--------------------------------------------------------------------------------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from calls and maturities of investment   1 231 851           --
      securities
     Purchase of investment securities                         --     (902 133)
     Proceeds from sales and maturities of interest-      744 333           --
      bearing deposits
     Purchase of interest-bearing deposits                     --     (167 261)
     Excess of loan proceeds disbursed over principal  (4 284 768)    (433 400)
      payments received
     Purchases of premises and equipment                 (127 396)     (38 602)
--------------------------------------------------------------------------------
 Net cash absorbed by investing activities             (2 435 980)  (1 541 396)
--------------------------------------------------------------------------------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                2 403 889   (2 168 491)

     Federal funds purchased (repaid)                    (225 000)          --

     Cash dividends paid                                 (278 339)    (185 560)
--------------------------------------------------------------------------------

 Net cash provided (absorbed) by financing activities   1 900 550   (2 354 051)
--------------------------------------------------------------------------------


 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS     497 091   (3 201 546)


 CASH AND CASH EQUIVALENTS, at January 1                3 851 672    8 130 420
--------------------------------------------------------------------------------

 CASH AND CASH EQUIVALENTS, at June 30                $ 4 348 763  $ 4 928 874
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                    SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

1.  BASIS OF PRESENTATION         The accompanying unaudited consolidated
                                  financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X.
                                  Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the most recent audited financial statements, has been omitted. The accompanying unaudited consolidated financial statements should be read in conjunction with the Summary of Accounting Policies and Notes to Consolidated Financial Statements contained in the December 31, 1996
                                  Consolidated Financial Statements.

                                  In the opinion of management of the
                                  Corporation, the unaudited consolidated
                                  financial statements include all adjustments
                                  (consisting of only normal recurring
                                  adjustments) necessary to present fairly the consolidated financial position of the Corporation as of June 30, 1997 and the consolidated results of operations and cash flows for the six months ended June 30, 1997 and 1996.

                                  The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year.

                                      APPENDIX A

                             AGREEMENT AND PLAN OF MERGER


    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of August 6, 1997, by and between National City Bancshares, Inc., an Indiana corporation ("NCBE"), and Fourth First Bancorp, an Indiana corporation ("FFB").

                                 W I T N E S S E T H:

    WHEREAS, FFB owns all of the outstanding capital stock of First Bank of Huntingburg, an Indiana banking corporation (the "Bank"); and

    WHEREAS, the parties desire that FFB merge with and into NCBE (the "Merger") in a transaction to be accounted for as a pooling-of-interests upon the terms and conditions contained herein; and

    WHEREAS, the Board of Directors of FFB deems the Merger advisable and in the best interests of FFB and its shareholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of FFB's shareholders; and

    WHEREAS, the Board of Directors of NCBE has adopted a resolution approving this Agreement.

    NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner of converting the capital stock of FFB into shares of capital stock of NCBE, and such other provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

    1.   THE MERGER.

    (a) THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the "IBCL"), at the Effective Time (as hereafter defined), FFB will be merged with and into NCBE. FFB shall be the merging corporation under the Merger and its separate corporate existence shall cease as of the Effective Time. NCBE shall be the surviving corporation under the Merger (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of FFB in accordance with the IBCL.

    (b) REGULATORY APPROVALS. The parties acknowledge that certain approvals must be received from or notices must be given to federal and state banking regulatory agencies including: (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); (ii) the Indiana Department of Financial Institutions (the "DFI"); and (iii) any other banking regulatory authorities having jurisdiction over the parties or the Merger (the governmental agencies referred to in items (i)-(iii) above are collectively referred to herein as the "Applicable Governmental Authorities").

    (c) CLOSING; EFFECTIVE TIME. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of NCBE, 227 Main Street, Evansville, Indiana, at a closing (the "Closing") fixed by agreement of NCBE and FFB as promptly as practicable following the latest of (i) approval by all the Applicable Governmental Authorities; (ii) the expiration of any waiting period imposed by law; and (iii) satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections 10, 11 and 12 of this Agreement. The parties shall execute and file on or prior to the Closing, articles of merger in the form required by the IBCL (the "Articles of Merger") relating to the Merger with the Indiana Secretary of State. The time at which the Merger becomes effective shall be specified in the Articles of Merger and is hereafter referred to as the "Effective Time".

    (d) TAX-FREE REORGANIZATION. The parties intend for the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Each of the parties agree to cooperate and take such actions as may be reasonably necessary to assure such qualification.

    2.   EFFECTS OF THE MERGER.

    (a) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the IBCL.

    (b) ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and the By-Laws of NCBE as in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (c) DIRECTORS. The directors of NCBE serving at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    (d) OFFICERS. The officers of NCBE serving at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    3. CONVERSION OF FFB COMMON. Without any action on the part of any holders of any of FFB's shares of Common Stock, without par value (stated value $1.00 per share) ("FFB Common"), or shares of capital stock of NCBE, the Merger shall have the following effects on NCBE:

    (a) CONVERSION OF FFB COMMON. As of the Effective Time, each issued and outstanding share of FFB Common other than Dissenting Shares (as hereafter defined) shall be converted into the right to receive from NCBE the following number of shares of Common Stock, without par value (stated value $1.00 per share) ("NCBE Common"): (i) that number of shares of NCBE Common having an aggregate Average Value (as hereafter defined) of $26,500,000; (ii) divided by the Fully Diluted FFB Shares (as hereafter defined); provided, however, that not less than 757,142 shares nor more than 883,333 shares of NCBE Common shall be issued in the Merger (taking into account shares not issued because of Dissenting Shares or fractional interests of shares of NCBE Common). The foregoing is referred to as the "Merger Consideration." The Average Value of the NCBE Common shall be equal to the average of the weighted average trading prices as reported by the Nasdaq National Market System (excluding any trades of NCBE Common made by NCBE or any entity in which NCBE owns 50% or more of the outstanding capital stock) for the ten (10) trading days on which NCBE Common is traded ended three (3) days prior to the Closing; provided, however, if the Average Value is less than $30.00, the Average Value shall be $30.00 and if the Average Value is more than $35.00, the Average Value shall be $35.00. If between the date hereof and the date of determination of the

Average Value, the shares of NCBE Common should be changed as the result of a stock dividend, stock split or reclassification (a "Share Adjustment"), the Average Value and the minimum and maximum amounts shall be appropriately adjusted to reflect the Share Adjustment. The Fully-Diluted FFB Shares shall be equal to the sum of: (i) the number of shares of FFB Common issued and outstanding immediately prior to the Effective Time, and (ii) the number of any additional shares of FFB Common issuable, whether at the occurrence of future events, upon the exercise, conversion, or exchange of any outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, shares of FFB Common. NCBE shall provide to FFB all information used to compute the Average Value at least one (1) business day prior to the Closing.

    (b)  NO FRACTIONAL SHARES.

         (i) No certificates or scrip representing fractional shares of NCBE Common shall be issued upon the surrender for exchange of certificates evidencing FFB Common, and such fractional share interests shall not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of NCBE.

         (ii) Notwithstanding any other provision of this Agreement, each holder of shares of FFB Common exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of NCBE Common (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NCBE Common multiplied by the Average Value.

    (c) CANCELLATION OF TREASURY STOCK. As of the Effective Time, each share of FFB Common that is owned by FFB shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (d) DISSENTING SHARES. "Dissenting Shares" shall mean shares of FFB Common held by any person who properly exercises and perfects rights under the IBCL as a dissenting stockholder. The holder of any Dissenting Shares shall only have the rights accorded a dissenting shareholder under the IBCL and shall not receive any part of the Merger Consideration.

    4.   EXCHANGE OF CERTIFICATES.

    (a) SURRENDER OF CERTIFICATES. Within twenty (20) business days after the Effective Time, The National City Bank of Evansville, as exchange agent (the "Exchange Agent"), shall deliver to each record holder of FFB Common (except for holders of Dissenting Shares), a letter of transmittal for use in effecting the surrender of certificates formerly evidencing FFB Common in exchange for the Merger Consideration. The letter of transmittal shall specify how surrender of the certificates formerly evidencing shares of FFB Common shall be effected. Upon surrender of a certificate formerly evidencing FFB Common to the Exchange Agent together with such letter of transmittal and such other documentation that reasonably may be required by NCBE or the Exchange Agent, the Merger Consideration shall be issued, and the certificate so surrendered shall be canceled. No interest shall accrue or be paid with respect to the Merger Consideration. There shall be no obligation to deliver the Merger Consideration in respect of any shares of FFB Common until (and then only to the extent that) the holder thereof validly surrenders the certificates formerly representing the shares of FFB Common for exchange as provided in this Section 4, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement as may be required in any such case by NCBE in its reasonable discretion. If any payment for shares of FFB Common is to be made in a name other than the registered holder of a surrendered certificate, it shall be a condition to the payment that the certificate shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member of the Medallion Signature Guarantee Program that is either a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either
(i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of a surrendered certificate or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

    (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to NCBE Common with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate(s) evidencing shares of FFB Common with respect to the shares of NCBE Common evidenced thereby, and no cash payment in lieu of fractional shares shall be delivered to any such holder pursuant to Section 3, in each case until the surrender of such certificate(s) in accordance with this Section 4. Subject to the effect of applicable escheat laws, following surrender of any such certificate(s) there shall be paid to the holder of such certificate(s), without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of NCBE Common to which such holder is entitled and
(ii) if such certificate(s) is (are) exchangeable for one or more whole shares of NCBE Common, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NCBE Common and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of NCBE Common.

    (c) ESCHEAT. Notwithstanding anything in this Section 4 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of FFB Common for any property delivered to a public official pursuant to applicable escheat or abandoned property laws.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All Merger Consideration paid upon the surrender of a certificate evidencing shares of FFB Common in accordance with the terms of this Section 4 (and any cash paid in lieu of any fractional share pursuant to Section 3) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of FFB Common theretofore represented by such certificate(s), subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by FFB on such shares of FFB Common in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of FFB Common which were outstanding immediately prior to the Effective Time.

    (e) WITHHOLDING RIGHTS. NCBE shall be entitled to deduct and withhold from the Merger Consideration or any dividends payable thereon to any holder of shares of FFB Common such amounts as NCBE is required to deduct and withhold with respect to the making of such payment under the Code (as hereafter defined). Such withheld amounts shall be treated as having been paid by any such holder of shares of FFB Common.

    5. REPRESENTATIONS AND WARRANTIES OF NCBE. NCBE represents and warrants to FFB that:

    (a) ORGANIZATION, AUTHORIZATION, NO VIOLATIONS, ET CETERA. NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana. NCBE has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Subject to receipt of approvals from the Applicable Governmental Authorities, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by NCBE have been duly authorized by all necessary corporate action on the part of NCBE, and this Agreement constitutes the legal, valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law. The execution and delivery of this Agreement by NCBE and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, the articles of incorporation or by-laws of NCBE or any material agreement to which NCBE is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which NCBE is a party. NCBE is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

    (b) CAPITAL STOCK. The authorized capital stock of NCBE consists of 20,000,000 shares of NCBE Common, of which 9,289,039 shares were issued and outstanding as of May 31, 1997. All of the issued and outstanding shares of NCBE Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the shares of NCBE Common have been issued in violation of any preemptive rights and there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which NCBE is or may be obligated to issue additional shares of capital stock or other equity securities of NCBE other than outstanding options to purchase shares of NCBE Common pursuant to NCBE's Incentive Stock Option Plan and commitments to issue shares of NCBE Common in connection with the proposed acquisition of Bridgeport Bancorp, Inc. The shares of NCBE Common to be issued in the Merger shall, when issued and delivered in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

    (c) SUBSIDIARIES. Each of NCBE's significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X as promulgated by the Securities and Exchange Commission (the "Commission")) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets and to carry on its respective business as now being conducted.

    (d) SEC DOCUMENTS. NCBE has provided FFB with copies of the following reports filed by NCBE with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) annual report on Form 10-K for the year ended December 31, 1996; and (ii) quarterly report on Form 10-Q for the quarter ended March 31, 1997 (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading.

    (e) FINANCIAL INFORMATION. The consolidated balance sheets of NCBE and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1996, together with the notes thereto, and the unaudited consolidated balance sheet of NCBE and its subsidiaries as of March 31, 1997 and the related unaudited statements of income, changes in shareholders' equity and cash flow for the three months then ended included in the SEC Documents, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of NCBE and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments).

    (f) ABSENCE OF CHANGES. Except as disclosed in the SEC Documents, since December 31, 1996, NCBE has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, results of operations or business of NCBE and its subsidiaries taken as whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the financial statements described in subsection (d) not misleading.

    (g) LITIGATION. There is no litigation, claim, investigation or other proceeding pending, or to the best knowledge of NCBE, threatened, against NCBE or any of its subsidiaries, or of which the property of NCBE or any of its subsidiaries is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries taken as a whole.

    (h) SHARES TO BE ISSUED IN THE MERGER. The Shares of NCBE Common to be issued in the Merger are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

    (i) TRUE AND COMPLETE INFORMATION. No representation or warranty made by NCBE contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to FFB or hereinafter required to be furnished to FFB, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

    6. REPRESENTATIONS AND WARRANTIES OF FFB. FFB represents and warrants to NCBE that, except as disclosed in the writing delivered to NCBE concurrently with the execution of this Agreement (the "Disclosure Schedule"):

         (a)(i) ORGANIZATION AND GOOD STANDING OF FFB. FFB is a corporation duly organized and validly existing under the laws of the State of Indiana and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. FFB is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by FFB requires such qualification. FFB is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

         (ii) CAPITAL STOCK. On the date hereof, FFB has 250,000 shares of FFB Common authorized, of which 142,738 shares are issued and outstanding and 17,262 shares are held in the treasury. All of the issued and outstanding shares of FFB Common are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of FFB Common have been issued in violation of any preemptive rights. There are no (nor will there be prior to the Effective
    Time) shares of any class of capital stock or equity securities of FFB outstanding other than the FFB Common and there are no (nor will there be prior to the Effective Time) outstanding, options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which FFB is or may be obligated to issue additional shares of any class of capital stock or other equity securities of FFB.

         (iii) ORGANIZATION OF THE BANK. The Bank is an Indiana banking corporation duly organized and validly existing under the Indiana Financial Institutions Act. The deposits of the Bank are insured by the Bank Insurance Fund administered by the FDIC up to applicable limits.

         (iv) CAPITAL STOCK OF THE BANK. On the date hereof, the Bank has 85,000 shares of Common Stock, $10.00 par value per share (the "Bank Stock") of which 85,000 shares are issued and outstanding and no shares are held in the treasury. FFB is the record and beneficial owner of all of the issued and outstanding shares of the Bank Stock. All of the issued and outstanding shares of the Bank Stock are duly and validly authorized and issued, fully paid and non-assessable. None of the issued and outstanding shares of the Bank Stock have been issued in violation of any preemptive rights. There are no (nor will there be prior to the Effective Time) shares of any class of capital stock or equity securities of the Bank outstanding other than the Bank Stock and there are no (nor will there be prior to the Effective Time) outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which the Bank is or may be obligated to issue additional shares of any class of capital stock or other equity securities of the Bank.

    (b) AUTHORIZATION, NO VIOLATION, ET CETERA. Subject to receipt of approvals from the Applicable Governmental Authorities and approval by the shareholders of FFB, the execution and delivery of this Agreement by FFB and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of FFB and this Agreement constitutes the legal, valid and binding obligations of FFB, enforceable against FFB in accordance with their terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement by FFB and the consummation of the transactions contemplated by this Agreement will not violate the provisions of, or constitute a breach or default under (i) the articles of incorporation or by-laws of FFB or the articles of incorporation and by-laws of the Bank, (ii) any Material Contract (as defined in Section 6(f)) of FFB or any of the FFB Subsidiaries (as hereafter defined) or (iii) any other material license, law, order, rule, regulation or judgment to which FFB or any FFB Subsidiary is a party, is bound or by which any of their respective properties or assets is subject. The minute books of FFB accurately reflect in all material respects all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors).

    (c) SUBSIDIARIES. The Disclosure Schedule contains a true and correct list of all entities (including, without limitation, corporations, partnerships, limited liability companies, joint ventures, and inactive corporations) in which FFB has a 5% or greater direct or indirect equity or ownership interest, including the

Bank and any subsidiary of the Bank (each, a "FFB Subsidiary" and, collectively, the "FFB Subsidiaries"). Each of the FFB Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Each of the FFB Subsidiaries is duly qualified to conduct its business and is in good standing in each other jurisdiction in which the nature of the business transacted by it requires such qualification. All of the issued and outstanding shares of capital stock, other equity securities, preemptive rights and other agreements, commitments and obligations relating to the issuance of additional shares of capital stock, other equity securities or other ownership interests of any of the FFB Subsidiaries, are owned by FFB or another FFB Subsidiary, free and clear of all liens, security interests, charges, claims and encumbrances. There are no shares of any other class of capital stock, other equity securities or other ownership interests of any of the FFB Subsidiaries outstanding and there are no outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock, other equity securities or other ownership interests of any of the FFB Subsidiaries.

    (d) FINANCIAL STATEMENTS. FFB has delivered to NCBE consolidated statements of financial condition of FFB and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended December 31, 1996 and 1995. Such financial statements have been audited by Gaither Rutherford & Co., LLP, independent auditors, whose report thereon is included with such financial statements. FFB has also delivered to NCBE unaudited interim consolidated financial statements for the three months ended March 31, 1997. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), and the statements of income present fairly the results of operations for the respective periods covered and the statements of condition present fairly the consolidated financial condition of FFB as of their respective dates except that the unaudited interim consolidated financial statements are subject to normal year-end adjustments. At December 31, 1996, there were no material liabilities of FFB or any of the FFB Subsidiaries (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such statements of condition or the notes thereto, but which are not so shown or reflected.

    (e)  TAXES AND TAX RETURNS.

         (i) FFB and each FFB Subsidiary has duly filed all federal and state tax information and tax returns (the "Returns") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred and are shown to be due on said Returns or are otherwise due or claimed to be due from it or imposed on it or its respective properties, assets, income, franchises, licenses, sales or use, by any federal, state or local taxing authorities (collectively, the "Taxes") on or prior to the date hereof other than Taxes which are being contested in good faith and by appropriate proceedings and as to which FFB and the FFB Subsidiaries either singly or in the aggregate have set aside adequate reserves. The amounts recorded as reserves for Taxes on the consolidated financial statements of FFB as of December 31, 1996, are sufficient in the aggregate for the payment by FFB of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended December 31, 1996 or for any year or period prior thereto. The federal and state Returns of FFB and the FFB Subsidiaries have been examined by the Internal Revenue Service ("IRS") or other appropriate tax authority or the tax years have been closed without audit and any liability with respect thereto has been satisfied for all years to and including the year ended December 31, 1993 and, if required, the appropriate tax authorities have been apprised of such liabilities and the satisfaction thereof. There are no material disputes pending, or claims asserted, for Taxes upon FFB or any FFB Subsidiary. Neither FFB nor any FFB Subsidiary has been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local Return for any period. Neither FFB nor any FFB Subsidiary has in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. FFB has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where FFB was not the common parent of the group. Neither FFB nor any FFB Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than FFB or a FFB Subsidiary. Neither FFB nor a FFB Subsidiary has filed a consent under
    Section 341(f) of the Code. FFB has made available to NCBE or its representatives complete and correct copies of its federal and state income tax returns filed on or prior to March 15, 1997, and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1994.

         (ii) All monies required to be withheld from employees of FFB and each FFB Subsidiary for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, a reserve, which in the opinion of FFB management is adequate, has been established.

    (f) MATERIAL CONTRACTS. All executory contracts, indentures, commitments, and other agreements in excess of $25,000 to which FFB or any of the FFB Subsidiaries is a party or to which FFB or any of the FFB Subsidiaries or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract") were entered into in the ordinary course of business. FFB and each of the FFB Subsidiaries has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no material breach or default thereunder by FFB or any of the FFB Subsidiaries or, to the best knowledge of FFB management, any other party thereto has occurred which will impair the ability of FFB or any of the FFB Subsidiaries to enforce any material rights thereunder.

    (g)  REAL ESTATE.  Except as otherwise disclosed in the Disclosure
Schedule, FFB and each of the FFB Subsidiaries has good title to all of the assets reflected as owned by any of them in the December 31, 1996 consolidated financial statements of FFB, and in the case of real property, transferable and insurable title in fee simple, and in all cases free and clear of any material liens or other encumbrances. As of the date hereof, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by FFB or any FFB Subsidiary are (i) to the best knowledge of FFB management, in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, and (ii) to the best of FFB's knowledge, free from any known structural defects. As of the date hereof, there are no laws, conditions of record or other impediments which materially interfere with the intended uses by FFB or any FFB Subsidiary of the real property or tangible personal property owned or leased by it.

    (h) NO MATERIAL ADVERSE CHANGE. Since December 31, 1996, there has been no material adverse change in the business, financial condition, properties, results of operation, or capitalization of FFB and the FFB Subsidiaries.

    (i) LITIGATION. Except as set forth on the Disclosure Schedule, there is no litigation, claim, investigation or other proceeding pending or, to the knowledge of FFB, threatened, against or adversely affecting FFB or any of the FFB Subsidiaries, or of which the property of FFB or any of the FFB Subsidiaries is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of FFB and the FFB Subsidiaries. To the best of FFB's knowledge, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of FFB or any FFB Subsidiary in their respective capacities as directors, officers, employees or agents, is a party, pending or threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting FFB or any of the FFB Subsidiaries, or the assets or business of FFB or any of the FFB Subsidiaries, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of FFB and the FFB Subsidiaries, or which challenges the validity of the transactions contemplated by this Agreement.

    (j) INSURANCE. FFB and each FFB Subsidiary has in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate in the opinion of FFB for the business in which FFB and the FFB Subsidiaries are engaged. All policies of insurance owned or held by FFB or any FFB Subsidiary are in full force and effect, all material premiums with respect thereto covering all periods up to and including the date hereof is paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy.

    (k)  COMPLIANCE WITH LAWS.   FFB and each of the FFB Subsidiaries has
conducted its business in substantial compliance with all applicable federal, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, lender liability, and other laws, regulations and orders, and the forms, procedures and practices used by FFB and each of the FFB Subsidiaries, to the best knowledge of FFB management, are in compliance with such laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on FFB and the FFB Subsidiaries, taken as a whole.

    (l) BROKER'S AND FINDER'S FEES. Neither FFB nor any of the FFB Subsidiaries has incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

    (m)  EMPLOYEE BENEFIT PLANS.

         (i) Except for FFB and the FFB Subsidiaries, there are no other trades or businesses, whether or not incorporated, which, together with FFB or any FFB Subsidiary, would be deemed to be a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code.

         (ii) The Disclosure Schedule sets forth a true and a complete list of
    (A) each employee benefit plan, as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that FFB or any FFB Subsidiary currently maintains or has maintained within the three year period preceding the Effective Date (the "ERISA Plans"), and (B) each other plan, arrangement, program and agreement providing employee benefits, including, but not limited to, deferred compensation, bonuses, severance pay or fringe benefits, and consulting or employment agreements, that are presently maintained for the benefit of any current or former employees of FFB or any FFB Subsidiary (the ERISA Plans and such other plans are collectively referred to as the "Plans"). FFB has made available to NCBE copies of all Plans and any related documents or instruments establishing the Plans or any related trusts or funding arrangements; the most recent determination letter, or any outstanding request for a determination letter, from the IRS with respect to each ERISA Plan intended to satisfy the requirements of Section 401(a) of the Code and a copy of the application on which the determination letter or request for determination letter is based; fidelity bonds; actuarial valuations, if applicable, for the most recent three plan years for which such valuations are available; current summary plan descriptions; annual returns/reports on Form 5500 and summary annual report for the three most recent plan years; Form 5310 and any related filings with the IRS, the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") within the last year preceding the date of this Agreement; and any material correspondence to or from the IRS, DOL or PBGC within the last three years preceding the Effective Date in connection with any Plan.

         (iii) Neither FFB nor any FFB Subsidiary currently maintains or contributes to, or has ever maintained or contributed to, a "multi-employer plan" as defined in Section 3(37) of ERISA.

         (iv) Except as set forth on the Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for any period extending beyond their retirement or other termination of service other than (A) continuation group health coverage pursuant to Section 4980B of the Code or applicable state law; (B) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary); or
    (C) benefits which in the aggregate are not material.

         (v) Each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified and satisfies all legal requirements, including the requirements of the Tax Reform Act of 1986. To the best knowledge of FFB management, nothing has occurred since the dates of the respective IRS favorable determination letters that could adversely affect the qualification of the Plans and their related trusts.

         (vi) To the best of FFB's knowledge, all of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL, PBGC or IRS pursuant to the provisions of ERISA and the Code, and each of such Plans has been administered in substantial compliance with such requirements and its own terms.

         (vii) Neither FFB nor any FFB Subsidiary currently maintains or contributes to, or has ever maintained or contributed to, a Plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code.

         (viii) Except as set forth on the Disclosure Schedule, none of FFB, any FFB Subsidiary, any of the Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which FFB or any FFB Subsidiary, any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Plans or related trusts could be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code. Neither FFB nor any FFB Subsidiary is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to or at the Effective Time, may become liable for any tax imposed under Sections 4978 or 4978(B) of the Code.

         (ix) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated or threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against FFB or any FFB Subsidiary or their officers or employees with respect to any Plan.

         (x) Subject to the provisions of Section 7(k) regarding the disposition of the FFB Profit Sharing Plan, to the best of FFB's knowledge, each ERISA Plan may be terminated directly or indirectly by the Surviving Corporation, in its discretion, at any time after the Effective Time, in accordance with its terms, without any liability to the Surviving Corporation, NCBE, FFB or any FFB Subsidiary, to any person, entity or government agency for any conduct, practice or omission of FFB or any FFB Subsidiary which occurred prior to the Effective Time, except for liabilities to and the rights of the employees thereunder accrued prior to the Effective Time, or if later, the time of termination.

         (xi) Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of FFB or any FFB Subsidiary from FFB or any FFB Subsidiary under any Plan or otherwise; (B) except with respect to the gain that will be realized by the profit sharing plan sponsored by the Bank on the exchange of its FFB Common for NCBE Common, materially increase any benefits otherwise payable under any Plan; or (C) except as otherwise required by Section 7(k), result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    (n) LABOR MATTERS. Neither FFB nor any of the FFB Subsidiaries is a party to or has in effect any organized labor contract or collective bargaining agreement.

    (o)  ENVIRONMENTAL MATTERS.

         (i) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which FFB and the FFB Subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

         (ii) To the best of FFB's knowledge, neither the conduct nor operation of FFB or the FFB Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws or has in any respect that would have a material adverse effect on the financial condition, results of operations or business of FFB and the FFB Subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate (or potentially obligate) FFB or the FFB Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a material adverse effect on the financial condition, results of operations or business of FFB and the FFB Subsidiaries. Except as otherwise disclosed in the Disclosure Schedule, neither FFB nor any of the FFB Subsidiaries has received any notice from any person or entity that FFB or the FFB

    Subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

    (p) LOAN LOSS RESERVES. The reserve for possible loan and lease losses shown on the Bank's call report as of March 31, 1997, to the best knowledge of FFB management, is adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the date of such report.

    (q) REGULATORY COMPLIANCE. Neither FFB nor any FFB Subsidiary is a party to any enforcement action instituted by any memorandum of understanding, agreement, consent agreement or cease and desist order with the DFI, the Federal Reserve Board, the FDIC or any federal or state regulatory agency, and neither FFB nor any FFB Subsidiary has been advised by any federal or state regulatory agency that it is considering taking such action. There is no material unresolved violation, criticism or exception cited by any such federal or state regulatory agency with respect to any examination of FFB or any of the FFB Subsidiaries.

    (r) TRUE AND COMPLETE INFORMATION. No representation or warranty made by FFB or any FFB Subsidiary contained in this Agreement and no statement contained in the Disclosure Schedule or any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to NCBE or hereinafter required to be furnished to NCBE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

    7.   COVENANTS OF NCBE.  NCBE covenants and agrees with FFB that it will:

    (a) REGULATORY APPROVALS. NCBE shall, at its sole expense, be responsible for the preparation and filing of all regulatory applications or notices to the Applicable Governmental Authorities. NCBE shall keep FFB reasonably informed as to the status of such applications and make available to FFB, upon reasonable request by FFB from time to time, copies of such applications and any supplementally filed materials.

    (b) REGISTRATION STATEMENT. NCBE shall file with the Commission a Registration Statement on Form S-4 (the "Registration Statement") relating to the shares of NCBE Common to be issued pursuant to the Merger, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of FFB, at the time of the FFB shareholders meeting and at the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. NCBE shall timely file all documents required to obtain all necessary permits and approvals under state securities or "Blue Sky" laws that are required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its reasonable efforts to obtain such permits and approvals on a timely basis.

    (c) ACCESS TO INFORMATION. NCBE shall permit FFB reasonable access during regular business hours to its properties. NCBE shall disclose and make available to FFB and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to FFB, all books, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which FFB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

    (d)  EMPLOYEE-RELATED MATTERS.

         (i) Subject to the continuing discretion of the Board of Directors of the Bank, NCBE expects that, after the Effective Time, the Bank will retain
    its current employees, including officers.   NCBE will make available to
    the employees of the Bank who continue as employees of any subsidiary of NCBE after the Effective Time substantially the same employee benefits on substantially the same terms and conditions that NCBE may offer to similarly situated employees of its banking subsidiaries from time to time. Employees of the Bank shall become covered by NCBE's welfare benefit plans at such time(s) as shall be determined by NCBE in its sole discretion. Until such time as the employees of the Bank become covered by the NCBE welfare benefit plans, employees of the Bank shall remain covered by the welfare benefit plans of the Bank, subject to the terms of such plans as in effect prior to the Effective Time.

         (ii) The annual bonus program sponsored by the Bank (the "Bonus Plan"), as in effect prior to the Effective Time, shall remain in effect after the Effective Time until the day (the "Termination Date") immediately preceding the day on which the employees of the Bank are eligible to enter, as participants, the NCBE 401(K) Employee Savings and Profit Sharing Plan, as it may be amended from time to time, or any successor plan thereto (the "NCBE Savings Plan"). For the year ended December 31, 1997, all employees covered by the Bonus Plan shall, subject to the terms thereof, receive payments thereunder, in the amount, in the form and at the time provided in the Bonus Plan. The amount of any bonuses to be paid under the Bonus Plan for the period commencing January 1, 1998 and ended on the Termination Date shall be based upon the performance of the Bank for the entire 1998 calendar year; provided, however, the amount of bonus which would otherwise be paid to participants under the Bonus Plan shall be calculated by multiplying such payment times a fraction, the numerator of which shall be the number of days in calendar year 1998 through the Termination Date and the denominator of which shall be three hundred sixty-five (365). All payments to be made under the Bonus Plan with respect to the period ended on the Termination Date shall be made at the same time and in the same form as such payments would have been made had the Bonus Plan not been terminated.

         (iii)Years of service, as defined in the applicable NCBE employee welfare plan or the NCBE Savings Plan, of an employee of the Bank prior to the Effective Time shall be credited, effective as of the date on which such employee becomes covered by a particular NCBE employee welfare plan or the NCBE Savings Plan, to each such employee eligible for coverage under
    Section 7(d)(i) hereof for purposes of: (I) eligibility under NCBE's employee welfare benefit plans; and (II) eligibility and vesting, but not for purposes of benefit accrual or contributions, under the NCBE Savings Plan. For purposes of the NCBE Employees' Plan for Pensions (the "NCBE Pension Plan") employees of the Bank will be subject to all eligibility, vesting and benefit accrual provisions of the NCBE Pension Plan, including years of service, without credit for service as an employee of the Bank. Employees of the Bank shall become covered by NCBE's welfare benefit plans at such time(s) as shall be determined by NCBE in its sole discretion, subject to
    Section 7(d)(i) hereof. Those officers and employees of the Bank who otherwise meet the eligibility requirements of the NCBE Savings Plan, based upon their age and years of service for the Bank, shall become participants thereunder on the January 1st or July 1st which coincides with or next follows the Effective Time. Those officers and employees of the Bank who do not meet the eligibility requirements of the NCBE Savings Plan on such date(s) shall become participants thereunder on the first plan entry date under the NCBE Savings Plan, as the case may be, which coincides with or next follows the date on which such eligibility requirements are satisfied.

         (iv) No full-time employee of the Bank and none of the dependents of any such employee serving as of the Effective Time shall be subject to any pre-existing condition exclusions under any of NCBE's welfare benefit plans if such employee or dependent was covered by the corresponding FFB welfare benefit plan for more than two hundred seventy (270) consecutive days immediately preceding the Effective Time.

         (v) None of the provisions of this Section 7(d) shall confer upon any employee of FFB or the Bank any right to be employed or retained in the employment of the Bank.

    (e) ELECTION OF DIRECTOR. Within thirty (30) days after the Effective Time, NCBE shall expand its Board of Directors by one member and elect Richard
F. Welp to fill such vacancy.

    (f) BOARD OF DIRECTORS AFTER THE EFFECTIVE TIME. For a period of one (1) year after the Effective Time, NCBE shall not take any action to remove from office any of the persons who are serving as directors of the Bank at the Effective Time.

    (g)  OPERATION OF THE BANK AFTER THE EFFECTIVE TIME.  For a period of one
(1) year after the Effective Time, NCBE shall allow the Bank to continue its banking operations, substantially unchanged, under its charter and name as are in effect at the Effective Time.

    (h) EMPLOYMENT CONTRACTS. NCBE shall honor all contracts in effect as of the date of this Agreement and that remain in effect as of the Effective Time, relating to the compensation of any officers and employees of FFB or the Bank.

    (i) RULE 144(c) INFORMATION. For not less than the one (1) year period following the Effective Time, NCBE shall make available adequate current public information about itself as that terminology is used and as required by Rule 144(c) of the Commission under the Securities Act.

    (j) TERMS OF NCBE COMMON. NCBE shall not adopt or implement any amendment to its Articles of Incorporation or enter into any reorganization or recapitalization which would affect in any manner the terms and provisions of the shares of NCBE Common or the rights of the shareholders of such shares or reclassify the NCBE Common from the date of this Agreement until the Effective Time. The foregoing covenant shall not prevent NCBE from declaring any stock dividends or stock splits with respect to the NCBE Common prior to the Effective Time.

    (k) DISPOSITION OF PROFIT SHARING PLAN. As of the Effective Time, all participants with an account balance under the profit sharing plan sponsored by the Bank (the "Profit Sharing Plan") shall become fully vested in such accounts regardless of their vested position under the Profit Sharing Plan. The Profit Sharing Plan shall be terminated effective as of the first June 30th or December 31st which coincides with or immediately follows the Effective Time.
In connection therewith, NCBE shall cause the Bank to file an application with the IRS for a determination letter to the effect that the termination of the Profit Sharing Plan will not affect its tax qualified status. The Bank may make a contribution to the Profit Sharing Plan for the 1997 plan year and, if applicable, the short plan year ended June 30, 1998; provided, however, such contribution(s) shall be calculated by the Bank on a basis which is consistent with the method it has used to calculate contributions to the Profit Sharing Plan for prior plan years. As soon as practicable following the issuance of a favorable determination letter by the IRS with respect to the termination of the Profit Sharing Plan, but not earlier than the effective date of the termination thereof, participants' benefits under the Profit Sharing Plan shall be distributed to them. Such distributions (or the cash proceeds thereof) may be rolled over to the NCBE Savings Plan as provided by the terms of the NCBE Savings Plan. The Bank shall be responsible for the termination of the Profit Sharing Plan and for making application to the IRS for a determination letter to the effect that the termination of the Profit Sharing Plan will not adversely affect its tax-qualified status. NCBE also agrees that the Bank shall be responsible for and shall pay any and all costs and expenses associated with such termination and determination letter.

    8. AGREEMENTS WITH RESPECT TO CONDUCT OF FFB AND THE FFB SUBSIDIARIES PRIOR TO THE CLOSING. FFB covenants and agrees with NCBE that FFB and each of the FFB Subsidiaries will:

    (a) ORDINARY COURSE, INSURANCE, PRESERVATION OF BUSINESS, ET CETERA. FFB and each of the FFB Subsidiaries will each, except as otherwise agreed to in writing by NCBE:

         (i) carry on its business only in the ordinary course and consistent with the respective policies, procedures and practices of FFB and each FFB Subsidiary in substantially the same manner as heretofore conducted;

         (ii) except as they may terminate in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause a default of any of its obligations under, any Material Contracts;

         (iii) keep in full force and effect the insurance coverage in effect on the date hereof to the extent that such insurance continues to be reasonably available;

         (iv) use its best efforts to maintain, renew, keep in full force and effect and preserve its business organization and material rights and franchises, permits and licenses and to retain its present employee force so that it will be available to NCBE on and after the Effective Time, and to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to use its best efforts to maintain the continuance of its general customer relationships; and

         (v) take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence and material rights and franchises; and duly comply in all material respects with all laws applicable to it and to the conduct of its business.

    (b) NOTICE. FFB will promptly notify NCBE of any event of which hereafter becomes known to FFB management which may reasonably have a material adverse effect on the financial condition, operations, business or assets of FFB and the FFB Subsidiaries or if FFB determines that it may be unable to fulfill the conditions set forth in Section 10 or 11 hereof.

    (c) PROHIBITED ACTION WITHOUT APPROVAL. Neither FFB nor any of the FFB Subsidiaries will do the following, except with the prior written consent of NCBE, which consent will not be unreasonably withheld, and as otherwise required or permitted by this Agreement:

         (i) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Material Contract; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division or substantial part thereof; sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by FFB or any FFB Subsidiary other than the sale of one-half of the parcel of real estate adjacent to the Monticello branch which is subject to an outstanding option to purchase identified in the Disclosure Schedule; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by FFB or any FFB Subsidiary (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $1,000,000 to any person; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

         (ii) make any capital expenditure, except for ordinary repairs, renewals and replacements in excess of $25,000 individually or $100,000 in the aggregate, except for the completion of the automated teller machine facility to be located at 1702 North Main Street, Huntingburg, Indiana; or

         (iii) issue, sell, redeem or acquire for value, or agree to do so, any debt securities or any shares of the capital stock or other equity securities, options or other ownership interests of FFB or of any of the FFB Subsidiaries, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its stockholders other than (A) cash dividends on the FFB Common that are equivalent (for this purpose equivalency shall be determined on the basis of converting shares of FFB Common into NCBE Common as set forth in Section 3(a) hereof) in amount and frequency to cash dividends hereafter paid by NCBE on shares of NCBE Common; provided, however, that FFB and NCBE shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs, such that FFB shareholders shall receive a quarterly dividend from either FFB or NCBE but not both during or with respect to such quarter, (B) cash dividends payable by any FFB Subsidiary which is wholly owned by FFB to FFB or another FFB Subsidiary which is wholly owned by FFB, (C) sinking fund or other mandatory payments required under the terms of any indenture or loan agreement or repurchases of any outstanding debt securities to be applied against any such sinking fund payments in amounts which do not exceed, with respect to any series or class of debt securities, the sinking fund payments required within the next twelve-month period, (D) the payment of any debt security upon the maturity thereof, and (E) obligations or liabilities permitted to be incurred pursuant to Section 8(c)(i) hereof; or

         (iv) (A) sell or pledge or otherwise encumber any stock owned by it in any FFB Subsidiary; (B) amend its articles of incorporation or by-laws or permit any FFB Subsidiary to amend its articles of incorporation, by-laws or any other constitutive, organic or governing document;
    (C) split, combine or reclassify any shares of its capital stock; or
    (D) enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

         (v)  enter into or amend any employment agreement; or

         (vi) enter into any transactions other than in the ordinary course of business; or

        (vii) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by NCBE, which approval shall not be unreasonably withheld, or file any federal or state tax return before furnishing a copy to NCBE and affording NCBE an opportunity to consult with the filing entity;

       (viii) open any new office or close any current office of the Bank or any of the FFB Subsidiaries at which business is conducted other than the automated teller machine facility to be located at 1702 North Main Street, Huntingburg, Indiana; or

         (ix) knowingly take any action that would adversely affect the ability of the Merger to be accounted for using the pooling-of-interests method.

    (d)  NO SOLICITATION.

         (i) Neither FFB nor any of the FFB Subsidiaries nor any officer, director or any representative thereof shall solicit or authorize the solicitation of, or, unless FFB's Board of Directors has reasonably determined in good faith based upon the written advice of counsel that the failure to do so would cause the Board of Directors to breach their fiduciary duties under applicable law, enter into or authorize any discussions with any third party concerning, or furnish or authorize the furnishing of any confidential information relating to FFB or any of the FFB Subsidiaries to any third party for the purpose of studying, considering, soliciting or inducing any offer or possible offer by any such third party or any other third party to acquire FFB or any or all of the capital stock, other equity securities or other ownership interests, or all or substantially all of the assets, of FFB or any of the FFB Subsidiaries. FFB will promptly communicate to NCBE the terms of any proposal or contract it may receive with respect to any such transactions.

         (ii) Upon the execution of this Agreement, FFB shall immediately terminate all discussions then existing with any third parties regarding any possible offer to acquire FFB or any ownership interest whatsoever in FFB and promptly arrange for the return from or destruction by any such third party or such third party's authorized representatives of all documents provided by FFB or its authorized representatives pursuant to any applicable confidentiality agreement between FFB and any such third party or otherwise.

    (e) LIABILITIES. FFB and the FFB Subsidiaries shall pay or discharge their current liabilities when the same become due and payable, except for such liabilities as may be subject to a good faith dispute or counterclaim.

    (f) GOODWILL. Neither FFB nor any FFB Subsidiary shall enter into any transaction which will create goodwill on its books and records under GAAP.

    (g) INSIDER LENDING. The Bank shall not change or modify any of its current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to its directors, officers and employees.

    (h) NO VIOLATION. Neither FFB nor any FFB Subsidiary will take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

    (i) ACCOUNTING. FFB and each FFB Subsidiary will maintain its books, accounts and records in accordance with GAAP. Neither FFB nor any FFB Subsidiary shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP. Neither FFB nor any FFB Subsidiary shall change any practice or policy with respect to the charging off or loans or the maintenance of its reserve for possible loan losses, except as required by law, regulation or GAAP.

    9. ADDITIONAL AGREEMENTS. FFB further covenants and agrees with NCBE that it will:

    (a) CONTINUING ACCESS TO INFORMATION. Through the Effective Time, FFB shall permit NCBE and its authorized representatives reasonable access during regular business hours to FFB's properties and those of the FFB Subsidiaries. FFB shall make its and the FFB Subsidiaries' directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with NCBE and its authorized representatives at reasonable times and upon reasonable request, and FFB shall, and shall cause the FFB Subsidiaries to, disclose and make available to NCBE, and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to NCBE, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of FFB and the FFB Subsidiaries, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which NCBE may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

    (b) MANAGEMENT REPORTS. FFB shall promptly provide to NCBE copies of any reports to the Board of Directors of FFB or the Bank or any committee thereof and minutes of all meetings of the Board of Directors of FFB and the Bank and each committee thereof.

    (c) NOTIFICATION OF CHANGE. FFB shall promptly notify NCBE of any material change in the ordinary course of business or in the operation of the properties of FFB or any of the FFB Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving FFB or the FFB Subsidiaries which is material to, or which might have a material adverse effect on, or of any breach by FFB or any FFB Subsidiary of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep NCBE promptly and fully informed of such events.

    (d) INFORMATION FOR REGULATORY FILINGS. Upon request by NCBE, FFB shall promptly furnish NCBE with any information within its possession which relates to FFB or the FFB Subsidiaries and which is required under any applicable law or regulation for inclusion in any filing that NCBE is required to make with any Applicable Governmental Authority. FFB covenants and agrees that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated therein or necessary to make the information stated therein not misleading.

    (e) RESTRICTION ON RESALES. FFB shall obtain and deliver to NCBE, at least thirty-one (31) days prior to the Closing, the signed agreement, in the form of Exhibit A hereto, of each person who may reasonably be deemed an "affiliate" of FFB within the meaning of such term as used in Rule 145 under the Securities Act, regarding compliance with the provisions of such Rule 145.

    (f) SHAREHOLDER APPROVAL. FFB shall cause to be duly called and held a special meeting of the holders of FFB Common for submission of this Agreement and the Merger for approval of such shareholders as required by the IBCL. In connection with such shareholders meeting, (i) FFB shall cooperate and assist NCBE in preparing and filing the Registration Statement, and any amendments or supplements thereto, including a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the SEC and applicable state securities authorities, and FFB shall mail the Proxy Statement/Prospectus to its shareholders; (ii) FFB shall furnish NCBE all information within its possession concerning itself that NCBE may reasonably request in connection with such Proxy Statement/Prospectus; and (iii) the Board of Directors of FFB (subject to compliance with its fiduciary duties as advised in writing by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such approval.

    10. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

    (a) SHAREHOLDER APPROVAL. The Merger shall have been approved by the holders of a majority of the outstanding shares of FFB Common.

    (b) REGULATORY APPROVAL. The transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities. Such approvals, and the transactions contemplated hereby, shall not have been contested by any federal or state regulatory authority.

    (c)  NO ACTION TO PREVENT CONSUMMATION.

         (i) No action or proceeding shall have been instituted before a court or other governmental body, agency or authority or other person to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages or other relief in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby;

         (ii) No governmental agency shall have notified either party in writing to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law and that it intends to commence proceedings to restrain consummation of the Merger; and

        (iii) No statute, rule, regulation or policy shall have been promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which shall prevent or declare the Merger illegal.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order.

    (e) BLUE SKY LAWS. NCBE shall have received all state securities or "Blue Sky" permits and other authorizations to issue the shares of NCBE Common comprising the Merger Consideration.

    11. CONDITIONS TO OBLIGATIONS OF NCBE. The obligation of NCBE to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

    (a)  STATUS AS OF CLOSING.  At and as of the Closing:

         (i) The representations and warranties of FFB contained in this Agreement shall be true as though made at and as of the Closing;

         (ii) FFB shall have performed and satisfied or otherwise complied with all covenants made by it in this Agreement which are to be performed on or prior to the Closing;

        (iii) There shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of FFB and the FFB Subsidiaries; and

         (iv) There shall be delivered to NCBE a certificate (dated the Closing and signed by the chief executive officer of FFB) stating that to the best of his knowledge the conditions set forth in clauses (i) through (iii) above have been satisfied.

    (b) ATTORNEY'S OPINION. NCBE shall have received an opinion, dated the Closing, of Krieg DeVault Alexander & Capehart, counsel for FFB, in substantially the form of Exhibit B attached hereto.

    (c) POOLING-OF-INTERESTS. In the opinion of NCBE, after consultation with its independent auditors, the Merger shall qualify for the pooling-of-interests method under Accounting Principles Board Opinion No. 16 if consummated in accordance with this Agreement.

    12. CONDITIONS TO OBLIGATIONS OF FFB. The obligation of FFB to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

    (a) TRUE REPRESENTATIONS AND WARRANTIES. All representations and warranties of NCBE contained in this Agreement shall be true as though made at and as of the Closing, and NCBE shall have performed and satisfied in all material respects all covenants made by it in this Agreement which are to be performed on or prior to the Closing, and at the Closing there shall be delivered to FFB a certificate (dated the Closing and signed by the President of NCBE) stating that to the best of his knowledge such conditions have been satisfied.

    (b) ATTORNEY'S OPINION. FFB shall have received an opinion, dated the Closing, of Baker & Daniels, counsel for NCBE, in substantially the form of Exhibit C attached hereto.

    (c) FEDERAL TAX OPINION. FFB shall have received an opinion of its counsel, Krieg DeVault Alexander & Capehart, to the effect that, if the Merger is consummated in accordance with the terms hereof, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

    (d) FAIRNESS OPINION. FFB shall have received, as of the date of mailing the Proxy Statement/Prospectus contained in the Registration Statement, an opinion from Professional Bank Services, Inc. to the effect that the Merger is fair, from a financial viewpoint, to the shareholders of FFB.

    13. INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as hereafter defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communication, by such party's employees or authorized representatives. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its authorized representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and authorized representatives of a party who are directly involved in evaluating the Merger. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon termination of this Agreement without the Merger becoming effective, each party shall: (a) deliver to the other originals and all copies of all Information made available to such party; (b) not retain any copies, extracts or other reproductions in whole or in part of such Information; and
(c) destroy all memoranda, notes and other writings prepared by any party or its authorized representatives based on the Information.

    14. PAYMENT OF EXPENSES. Each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carry out this Agreement and the transactions contemplated hereby.

    15. TERMINATION OF AGREEMENT. Notwithstanding any provision to the contrary herein, and notwithstanding the fact that the shareholders of FFB have approved this Agreement, this Agreement may be terminated at any time on or prior to the Closing:

    (a) MUTUAL CONSENT. By mutual written consent of a majority of the members of each of the Boards of Directors of FFB and NCBE, or

    (b) OTHERWISE. (i) By the Board of Directors of FFB, upon written notice to NCBE, if by February 28, 1998, any of the conditions set forth in Sections 10 or 12 shall not have been satisfied; or (ii) by the Board of Directors of NCBE, upon written notice to FFB, if by February 28, 1998, any of the conditions set forth in Sections 10 or 11 shall not have been satisfied.

    (c) EFFECT OF TERMINATION. Upon termination of this Agreement by either NCBE or FFB pursuant to this Section 15, there shall be no liability by reason of this Agreement or the termination thereof on the part of NCBE or FFB or the respective directors, officers, employees, agents or shareholders of either of them, unless such termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant contained herein.

    16. PUBLICITY AND REPORTS. NCBE and FFB shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior written consent of the other, which consent shall not be unreasonably withheld.

    17. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties shall survive the Effective Time or the earlier termination of this Agreement. The covenants contained in Sections 4, 7(d), 7(e), 7(f), 7(g), 7(h), 7(i) and 14 shall survive the Effective Time or the earlier termination of this Agreement.

    18. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person; (b) sent by facsimile transmission (with confirmation of receipt by the recipient) or express delivery service; or (c) mailed by certified or registered mail, postage prepaid, as follows:

    If to NCBE, addressed to:

         National City Bancshares, Inc.
         227 Main Street
         P. O. Box 868
         Evansville, Indiana 47705-0868
         Attn: Robert A. Keil
         Fax No. (812) 464-9825

         With a copy addressed to:

         Baker & Daniels
         300 North Meridian Street, Suite 2700
         Indianapolis, Indiana 46204-1782
         Attn: David C. Worrell
         Fax No. (317) 237-1000

    If to FFB, addressed to:

         Fourth First Bancorp
         Fourth and Main Streets
         Huntingburg, Indiana 47542-9607
         Attn:  Eric R. Olinger
         Fax No. (812) 683-2129

         With a copy addressed to:

         Krieg DeVault Alexander & Capehart
         One Indiana Square, Suite 2800
         Indianapolis, Indiana 46204
         Attn:  Michael E. Williams
         Fax No.  (317) 636-1507

    19.  MISCELLANEOUS.

    (a) ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, in whole or in part, without the consent of the other party, and any attempted assignment in violation of this prohibition shall be null and void.

    (b) LAW GOVERNING. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana.

    (c) COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same documents.

    (d) AMENDMENT AND WAIVER. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the shareholders of FFB, to the extent authorized by applicable law, by a writing signed by FFB and NCBE.

    (e) ENTIRE AGREEMENT. All exhibits and the Disclosure Schedule referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

    (f) REMEDIES. Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity.

    (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                       NATIONAL CITY BANCSHARES, INC.


                                       By:/s/ ROBERT A. KEIL
                                          -------------------------
                                          Robert A. Keil, President
ATTEST:


/s/ HAROLD A. MANN
-------------------------
Harold A. Mann, Secretary

                                       FOURTH FIRST BANCORP


                                       By: /s/ LEE RAY OLINGER
                                       ------------------------------
                                           Lee Ray Olinger, President
ATTEST:

/s/ GLEN L. SAKEL
------------------------------
Glen L. Sakel, Secretary

                                      EXHIBIT A

                               FORM OF AFFILIATE LETTER


Gentlemen:

    In connection with the merger (the "Merger") of Fourth First Bancorp, an Indiana corporation ("FFB"), with and into National City Bancshares, Inc., an Indiana corporation ("NCBE"), pursuant to the Agreement and Plan of Merger dated as of August 6, 1997 (the "Agreement"), I have been advised that I may be deemed to be an "affiliate" within the meaning of Rule 145 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), for the purposes of any resales of shares of the common stock, without par value ($1.00 stated value per share), of NCBE to be issued to me in the Merger (the "Shares"). I have also been advised that I may be deemed an "affiliate" of FFB for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board. Based on such advice and in order to induce NCBE and FFB to cause the Merger to be consummated, I hereby represent and warrant to, and agree with NCBE and FFB as follows:

         A. I hereby consent to the placing of a legend on the certificate or certificates evidencing the Shares referring to the issuance thereof in a transaction to which Rule 145 under the 1933 Act is applicable and to the giving of stop transfer instructions to the transfer agent for the Shares with respect to such certificate or certificates. The legend will state in substance:

         The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the terms of such Rule.

         B. I understand that NCBE is under no obligation to take any action to facilitate the sale, transfer, or other disposition by me or on my behalf of any of the Shares.

         C. In the event of any sale or transfer of any of the Shares in a transaction not involving a sale pursuant to Rule 145 or a sale in a registered public offering, I will obtain from each transferee of the Shares in such transaction a letter agreement substantially similar hereto, or a letter containing such other information reasonably required by NCBE to evidence an exception from the applicable registration requirements of federal or state securities laws, which is binding and enforceable by NCBE against the transferee.

    It is understood and agreed that the legend set forth in Paragraph A above shall be removed, and the related stock transfer restrictions shall be lifted forthwith (i) if the sale or other transfer by me or on my behalf of my Shares shall have been registered under the 1933 Act, (ii) if the sale or other transfer by me or on my behalf of my Shares is not so registered, such sale is exempt from the registration requirements of the 1933 Act, or (iii) upon the expiration of the period specified in Rule 145(d)(3) under the 1933 Act, as it may be amended from time to time.

    I further represent to and covenant with NCBE that I have not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of FFB Common Stock held by me and that I will not sell, transfer or otherwise dispose of any of the Shares received by me in the Merger until after such time as results covering at least 30 days of combined operations of FFB and NCBE have been published by NCBE, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

                                       Very truly yours,

                                       ------------------------------

                                      EXHIBIT B

                          FORM OF OPINION OF COUNSEL FOR FFB


    Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

    1. FFB is a corporation organized and validly existing under the laws of the State of Indiana and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank is an Indiana banking corporation duly organized and validly existing under the Indiana Financial Institutions Act. To our knowledge, there are no FFB Subsidiaries other than the Bank.

    2. FFB and each of the FFB Subsidiaries have all requisite corporate power and authority necessary to carry out their respective businesses as currently conducted.

    3. The authorized capital stock of FFB consists of 250,000 shares of FFB common stock, without par value (stated value $1.00 per share). Based on FFB's stock transfer records, on the date hereof, there are 142,738 shares of FFB Common issued and outstanding and 17,262 shares in the treasury.

    4. The authorized capital stock of the Bank consists of 85,000 shares of common stock, $10.00 par value per share. Based on the Bank's stock transfer records, on the date hereof, there are 85,000 shares of Bank Stock issued and outstanding, all of which are owned of record by FFB.

    5. All the outstanding shares of FFB Common and Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable and, to our knowledge, were not issued in violation of any preemptive rights.

    6. The Agreement has been duly executed and delivered by FFB and constitutes a valid and binding obligation of FFB, enforceable against FFB in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

    7. All consents or approvals of any Applicable Governmental Authorities required to be obtained by FFB in connection with the Merger have been obtained.

    8. The execution and delivery by FFB of, and the performance by FFB of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws or the articles of incorporation or by-laws of the Bank, or (b) to our knowledge, and except as set forth in the Disclosure Schedule, violate, result in a breach of or constitute a default under any material contract, agreement or other instrument to which FFB is a party or by which its properties are bound.

    9. The meeting of shareholders of FFB held on ________ __, 1997, was duly held in accordance with all applicable requirements, and the Agreement was duly adopted by the affirmative vote of the holders of a majority of the outstanding shares of FFB Common, which is the only vote on the part of the holders of any class of FFB capital stock required in order to approve the Merger.

                                      EXHIBIT C

                         FORM OF OPINION OF COUNSEL FOR NCBE


    Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

    1. NCBE is a corporation organized and validly existing under the laws of Indiana and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

    2. The authorized capital stock of NCBE consists of 20,000,000 shares of common stock, without par value (stated value $1.00 per share). All shares of NCBE Common issued to shareholders of FFB pursuant to the Merger will be, when so issued, duly authorized, fully paid and non-assessable.

    3. The Agreement has been duly executed and delivered by each NCBE and constitutes a valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

    4. All consents or approvals of any Applicable Governmental Authorities required to be obtained by NCBE in connection with the Merger have been obtained.

    5. The execution and delivery by NCBE of, and the performance by NCBE of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws; or (b) to our knowledge, violate, result in a breach or constitute a default under any material contract, agreement or other instrument to which NCBE is a party or by which its respective properties are bound.

    6. Upon the filing and acceptance of the Articles of Merger under the IBCL as required by the Agreement, the Merger will become effective under the laws of the State of Indiana.

    7. The Registration Statement has become effective under the Securities Act and, to our knowledge, is not the subject of any stop order or proceedings seeking a stop order.

    8. All state securities or "Blue Sky" permits and other authorizations required in connection with the issuance of the shares of NCBE Common in the Merger have been received.

                                      APPENDIX B





November 12, 1997



Board of Directors
Fourth First Bancorp
4th and Main Street
Huntingburg, Indiana 47542-9607

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Fourth First Bancorp, Huntingburg, Indiana (the "Company") of the proposed merger of the Company with National City Bancshares, Inc., Evansville, Indiana ("NCBE"). In the proposed merger, Company shareholders will receive an aggregate of between 757,142 and 883,333 NCBE common shares for all 142,738 Company common shares outstanding as further defined in the Agreement and Plan of Merger between NCBE and the Company (the "Agreement"). On November 10, 1997, the proposed consideration to be received represents an aggregate value of $37,099,958 or $259.92 per Company common share based on the average of the bid / ask price for NCBE common stock of $49.00 as quoted on the National Association of Securities Dealers Automated Quotation System.

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiary The First Bank of Huntingburg, Huntingburg, Indiana (the "Bank") contained in: (i) June 30, 1997, March 31, 1997 and December 31, 1996 Consolidated Reports of Condition and Income filed by the Bank with the Federal Reserve; (ii) December 31, 1996 and 1995 audited annual reports of the Company; and (iii) March 31, 1997 Uniform Bank Performance Report of the Bank. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally. We have also taken into consideration other offers received by the Company.

We have not compiled, reviewed or audited the financial statements of the Company or NCBE, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or NCBE.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                       Very truly yours,


                                       /s/ Professional Bank Services, Inc.

                                      APPENDIX C

                   EXCERPTS OF THE INDIANA BUSINESS CORPORATION LAW

                                 (DISSENTERS' RIGHTS)


23-1-44-1          "CORPORATION" DEFINED

         Sec. 1. As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44-2          "DISSENTER" DEFINED

         Sec. 2. As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

23-1-44-3          "FAIR VALUE" DEFINED

         Sec. 3. As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4          "INTEREST" DEFINED

         Sec. 4. As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5          "RECORD SHAREHOLDER" DEFINED

         Sec. 5. As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6          "BENEFICIAL SHAREHOLDER" DEFINED

         Sec. 6. As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7          "SHAREHOLDER" DEFINED

         Sec. 7. As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

23-1-44-8     RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

                   (1) Consummation of a plan of merger to which the corporation is a party if:

              (A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

              (B)  the shareholder is entitled to vote on the merger.

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

         (4) The approval of a control share acquisition under IC 23-1-42.

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

         (1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

         (2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets -- National Market Issues or a similar market.

         (c)  A shareholder:

         (1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

         (2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

23-1-44-9     DISSENTERS' RIGHTS OF BENEFICIAL SHAREHOLDER

         Sec. 9. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

         (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44-10    PROPOSED ACTION CREATING DISSENTERS' RIGHTS; NOTICE

         Sec. 10. (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

         (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

23-1-44-11    PROPOSED ACTION CREATING DISSENTERS' RIGHTS; ASSERTION OF
              DISSENTERS' RIGHTS


         Sec. 11. (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (1) must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

         (2) must not vote the shareholder's shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

23-1-44-12    DISSENTERS' NOTICE; CONTENTS

         Sec. 12. (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

         (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

         (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

         (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

         (5)  be accompanied by a copy of this chapter.


23-1-44-13    DEMAND FOR PAYMENT AND DEPOSIT OF SHARES BY SHAREHOLDER

         Sec. 13. (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

23-1-44-14    UNCERTIFICATED SHARES; RESTRICTION ON TRANSFER; DISSENTERS'
              RIGHTS

         Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

23-1-44-15    PAYMENT TO DISSENTER

         Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

         (b)  The payment must be accompanied by:

         (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) a statement of the corporation's estimate of the fair value of the shares; and

         (3)  a statement of the dissenter's right to demand payment under section 18 of this chapter.

23-1-44-16    FAILURE TO TAKE ACTION; RETURN OF CERTIFICATES; NEW ACTION BY
              CORPORATION

         Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

23-1-44-17    WITHHOLDING PAYMENT BY CORPORATION; CORPORATION'S ESTIMATE OF
              FAIR VALUE; AFTER-ACQUIRED SHARES

         Sec. 17.  (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

23-1-44-18    DISSENTERS' ESTIMATE OF FAIR VALUE; DEMAND FOR PAYMENT; WAIVER

         Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

         (1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

         (2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

         (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

23-1-44-19    COURT PROCEEDING TO DETERMINE FAIR VALUE; JUDICIAL APPRAISAL

         Sec. 19.  (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment:

         (1) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

         (2) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

23-1-44-20    COSTS; FEES; ATTORNEY FEES

         Sec. 20.  (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

         (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.